Exhibit 99(a)(1)

NEWATER TECHNOLOGY, INC.

                         , 2021

Shareholders of Newater Technology, Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Newater Technology, Inc. (the “Company”) to be held on               , 2021 at              (Beijing Time). The meeting will be held at 1 Ruida Road, Laishan District, Yantai City, Shandong Province, People’s Republic of China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

On September 29, 2020, the Company entered into an agreement and plan of merger (including the articles of merger) (the “merger agreement”) with Crouching Tiger Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Parent”), Green Forest Holding Limited, a company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by the Parent (the “Merger Sub”), pursuant to which the Merger Sub will merge with and into the Company (the “merger”) and cease to exist, with the Company continuing as the surviving company (the “surviving company”) and becoming a wholly owned subsidiary of the Parent. At the extraordinary general meeting, you will be asked to consider and vote upon a proposal to authorize and approve the merger agreement, and the transactions contemplated by the merger agreement, including the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

The Parent and the Merger Sub are formed solely for purposes of the merger. The Parent is currently beneficially owned by Mr. Yuebiao Li (through his wholly owned entity Pure Blue Holding Limited) and Ms. Zhuo Zhang (through her wholly owned entity Gooden Sunrise Holding Limited). Mr. Yuebiao Li (through his wholly owned entity Tigerwind Group Limited), Ms. Zhuo Zhang, and Mr. Xiangqian Sui (through his wholly owned entity Forwater Holdings Limited) (collectively, the “Rollover Shareholders”) have elected to roll-over all of their respective Shares in the Company in connection with the merger. The Rollover Shareholders will have their Rollover Shares cancelled in the merger and pursuant to the terms of the plan of merger no merger consideration will be paid to such shareholders and they will be issued newly issued shares of the Parent.

As of the date of this proxy statement, the Rollover Shareholders collectively beneficially own, in the aggregate, 5,200,000 common shares, par value $0.001 per share, of the Company (each, a “Share”, collectively, the “Shares”), representing approximately 48.1% of the Company’s outstanding Shares. If the merger is consummated, the Company will continue its operations as a privately held company. As a result of the merger, the Company’s common shares will no longer be listed on the NASDAQ Capital Market.

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If the merger is completed, at the effective time of the merger, except as described below, the holders of our Shares, will have the right to receive US$3.65 per Share in cash without interest and net of any applicable withholding taxes. The following Shares of the Company will not be converted into the right to receive the consideration described in the immediately preceding sentence: (a) Shares beneficially owned by the Rollover Shareholders (the “Rollover Shares”); (b) Shares (the “Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Business Companies Act, 2004, as amended (the “BVI Companies Act”) (the “Dissenting Shareholders”); and (c) Shares (if any) owned by the Company or any direct or indirect wholly-owned subsidiaries of the Company (or held in the Company’s treasury) ((a), (b) and (c) collectively, the “Excluded Shares”). Each Excluded Share (excluding the Dissenting Shares) issued and outstanding immediately prior to the effective time of the merger, will be cancelled and will cease to exist, and no merger consideration will be delivered with respect thereto. Each Dissenting Share will be cancelled at the effective time of the merger for the right to receive the fair value of such Shares as determined in accordance with the provisions of the BVI Companies Act.

Throughout this proxy statement, (i) Mr. Yuebiao Li (“Mr. Li”), Pure Blue Holding Limited (“Pure Blue”), and Tigerwind Group Limited (“Tigerwind”) are collectively referred to as “Mr. Li Filing Persons”; (ii) Ms. Zhuo Zhang (“Ms. Zhang”) and Gooden Sunrise Holding Limited (“Gooden Sunrise”) are collectively referred to as “Ms. Zhang Filing Persons”; (iii) Mr. Xiangqian Sui (“Mr. Sui”) and Forwater Holdings Limited (“Forwater”) are collectively referred to as “Mr. Sui Filing Persons”; and (iv) the Parent, the Merger Sub, Mr. Li Filing Persons, Ms. Zhang Filing Persons, following September 29, 2020, Mr. Sui Filing Persons, and, following December 2, 2020, Yancoal International (Holding) Co., Limited, a Hong Kong company (“Yancoal”) are collectively referred to as the “Buyer Group”.

The Buyer Group intends to fund the merger consideration through the cash proceeds from issuance by the Parent of ordinary shares of the Parent to Pure Blue, Gooden Sunrise, and Yancoal (each, a “Subscriber”, and together, the “Subscribers”), pursuant to that certain subscription agreements dated as of December 2, 2020, pursuant to which the Subscribers have agreed to provide the Parent with cash contributions in an aggregate amount of $20,472,850.5 for the purchase of an aggregate number of 5,609,000 ordinary shares of the Parent. On September 29, 2020, Mr. Li and Ms. Zhang entered into a limited guarantee with the Company (the “Original Limited Guarantee”) in favor of the Company to guarantee certain payment obligations of the Parent under the merger agreement. On December 2, 2020, Mr. Li, Ms. Zhang, and Yancoal entered into a limited guarantee with the Company (the “Limited Guarantee”) in favor of the Company to guarantee certain payment obligations of the Parent under the merger agreement. Concurrently, the Original Limited Guarantee was terminated pursuant to a release and termination of limited guarantee agreement dated as of December 2, 2020 by and among Mr. Li, Ms. Zhang and the Company (the “Guarantee Termination Agreement”).

An independent committee of the board of directors of the Company (the “independent committee”), composed solely of three independent and disinterested directors of the Company who are unaffiliated with any member of the Buyer Group, the Company or any of the management members of the Company, Ms. Zhicun Chen, Mr. Hengtong Li, and Mr. Yan Shen, has reviewed and considered the terms and conditions of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger. On September 29, 2020, the independent committee had unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders who are unaffiliated with the Buyer Group, (b) approved and declared it advisable for the Company to enter into the merger agreement, the plan of merger, the articles of merger, other transaction documents and the transactions contemplated thereby, including the merger, (c) recommended that the board of directors authorize and approve the entry into by the Company of the merger agreement, the plan of merger, the articles of merger, other transaction documents and the transactions contemplated thereby, including the merger, and (d) recommended that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a shareholders resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On September 29, 2020, the board of directors of the Company, upon the unanimous determination and recommendation of the independent committee, had (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders (including those shareholders who are unaffiliated with the Buyer Group), (b) approved the execution, delivery and performance by the Company of the merger agreement, the plan of merger, the articles of merger and the consummation of the transactions contemplated thereby, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the stockholders of the Company authorize and approve the merger agreement and the consummation of the transactions contemplated thereby, including the merger.

After careful consideration and upon the unanimous recommendation of the independent committee, and on behalf of the Company, the board of directors of the Company unanimously recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

In considering the recommendation of the independent committee and the board of directors, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of the merger agreement, the Rollover Shareholders have agreed with the Parent pursuant to a voting agreement to vote their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of the Shares you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, are approved and authorized by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders. As of the date of this proxy statement, the Rollover Shareholders, as a group, beneficially own 5,200,000 Shares, which represent approximately 48.1% of the total number of outstanding Shares. Accordingly, based on 10,809,000 Shares expected to be outstanding at the close of business in the British Virgin Islands on                     , 2021, the Share record date, assuming the Rollover Shareholders will attend the extraordinary general meeting, in person or by proxy, and vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, and all unaffiliated shareholders will be present and voting in person or by proxy at the extraordinary general meeting, 204,501 Shares owned by the unaffiliated shareholders (representing approximately 3.6% of the total outstanding Shares owned by the unaffiliated shareholders) must be voted in favor of the proposal to be approved. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is                , 2021 at ____________ (Beijing time). Voting at the extraordinary general meeting will take place by poll voting if so demanded by the chairman of the meeting, or by any shareholder present in person or by proxy entitled to vote who disputes the announcement by the chairman of the result of the vote.

If you hold Shares through a financial intermediary such as a broker, bank, or other nominee, you must rely on the procedures and timing of the financial intermediary through which you hold your Shares if you wish to vote at the extraordinary general meeting.

Shareholders who dissent from the merger will be entitled to seek appraisal and payment of the fair value of their Shares if the merger is completed, subject to the condition that they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, 2004, as amended regarding the exercise of appraisal rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

If you have any questions or need assistance in voting your Shares, you may contact Morrow Sodali LLC, the firm assisting us with this proxy solicitation, at (800)-662-5200 toll-free in North America or at +1 (203) 658-9400 collect.

On behalf of Newater Technology, Inc., we would like to thank all of our shareholders for their ongoing support as we prepare to take part in this important event in our history.

Sincerely,	Sincerely,

Zhicun Chen On behalf of the Independent Committee	Yuebiao Li Chairman of the Board

The accompanying proxy statement is dated                     , 2021, and is first being mailed to shareholders on or about                     , 2021.

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NEWATER TECHNOLOGY, INC.

1 Ruida Road, Laishan District, Yantai City

Shandong Province, People’s Republic of China

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON                      , 2021

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Newater Technology, Inc., referred to herein alternately as the “Company,” “us,” “our” or “we,” will be held on                      , 2021 beginning at                       (Beijing time), at 1 Ruida Road, Laishan District, Yantai City, Shandong Province, 264003, People’s Republic of China.

Only registered holders of common shares, par value US$0.001 per share, of the Company (each a “Share” and collectively, the “Shares”), at the close of business in the British Virgin Islands on                      , 2021, the Share record date, or their proxy holders are entitled to directly vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

THAT the Agreement and Plan of Merger (including the articles of merger) dated September 29, 2020 (the “merger agreement”) by and among Crouching Tiger Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Parent”), Green Forest Holding Limited, a company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by the Parent (the “Merger Sub”), and the Company, and the articles of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act for the purpose of the merger, substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) (copies of such merger agreement and plan of merger being in the form attached to the proxy statement accompanying this notice, which will also be produced and made available for inspection at the meeting), pursuant to which the Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving company, and the transactions contemplated by the merger agreement, including the merger, be approved and authorized by the Company; and

THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolutions to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive office at 1 Ruida Road, Laishan District, Yantai City, Shandong Province, People’s Republic of China, during ordinary business hours for the two (2) business days immediately prior to the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the independent committee of the board of directors of the Company (the “independent committee”) composed solely of independent and disinterested directors of the Company who are unaffiliated with any of the members of the Buyer Group, or any of the management members of the Company, the Company’s board of directors has approved the merger agreement and recommends that you vote FOR the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Certain existing shareholders of the Company (and/or entities affiliated with or related to them), consisting of Mr. Yuebiao Li (through Tigerwind Group Limited), Ms. Zhang Zhuo, and Mr. Xiangqian Sui (through Forwater Holdings Limited) (collectively, the “Rollover Shareholders”) have elected to roll-over all of their respective Shares in the Company in connection with the merger pursuant to a rollover agreement with the Parent and have entered into a voting agreement with the Parent pursuant to which each has agreed, among other things, to vote all of his, her or its Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Collectively, the Rollover Shareholders beneficially own approximately 48.1% of the total issued and outstanding Shares entitled to vote as of the date of this proxy statement. The Rollover Shareholders will beneficially own the Parent immediately following the consummation of the merger.

Regardless of the number of the Shares you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are approved and authorized by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders. Given the Rollover Shareholders’ ownership as described above, and assuming all Rollover Shareholders will attend the extraordinary general meeting, in person or by proxy, and vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, based on the number of 10,809,000 Shares expected to be outstanding on the Share record date, 204,501 Shares owned by the unaffiliated shareholders (shareholders of the Company, other than the Buyer Group and the directors and officers of the Company that are affiliated with the Buyer Group) representing approximately 3.6% of the total outstanding Shares owned by the unaffiliated shareholders must be voted in favor of the proposal to be approved, assuming all unaffiliated shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is                           , 2021 at                            (Beijing time). Voting at the extraordinary general meeting will take place by poll voting if so demanded by the chairman of the meeting or by any shareholder present in person or by proxy entitled to vote who disputes the announcement by the chairman of the result of the vote.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you hold Shares through a financial intermediary such as a broker, bank, or other nominee, you must rely on the procedures and timing of the financial intermediary through which you hold your Shares if you wish to vote at the extraordinary general meeting.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such holders, the Shares will be voted “FOR” the proposals as described above and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal.

Shareholders who dissent from the merger will be entitled to seek appraisal and payment of the fair value of their Shares if the merger is completed, subject to the condition that they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, 2004, as amended regarding the exercise of appraisal rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

Please do not send your share certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your share certificates.

If you have any questions or need assistance in voting your Shares, you may contact you may contact Morrow Sodali LLC, the firm assisting us with this proxy solicitation, at (800)-662-5200 toll-free in North America or at +1 (203) 658-9400 collect.

The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. Copies of the merger agreement and the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy should be accepted to the exclusion of the votes of the joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company.

2.	The proxy card should be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5.	A vote given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the proxy card or of the authority under which it was executed, provided that no notice in writing of such death, insanity or revocation shall have been received by the Company at its principal executive office before the commencement of the meeting or adjourned meeting at which the proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Yuebiao Li Chairman of the Board

Registered Office:

NovaSage Chambers

P.O. Box 4389

Road Town, Tortola

British Virgin Islands

Principal Executive Office Address:

1 Ruida Road, Laishan District, Yantai City

Shandong Province

People’s Republic of China

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Table of Content

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER	20
SPECIAL FACTORS	27
MARKET PRICE OF THE COMPANY’S SHARES, DIVIDENDS AND OTHER MATTERS	83
THE EXTRAORDINARY GENERAL MEETING	84
THE MERGER AGREEMENT AND PLAN OF MERGER	89
PROVISIONS FOR UNAFFILIATED SHAREHOLDERS	112
APPRAISAL RIGHTS	113
FINANCIAL INFORMATION	116
TRANSACTIONS IN THE SHARES	120
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY	121
FUTURE SHAREHOLDER PROPOSALS	122
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	123
WHERE YOU CAN FIND MORE INFORMATION	125
ANNEX A: AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B: OPINION OF DUFF & PHELPS, LLC AS FINANCIAL ADVISOR	B-1
ANNEX C: BVI BUSINESS COMPANIES ACT, 2004 - SECTION 179	C-1
ANNEX D: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON	D-1
ANNEX E: ROLLOVER AGREEMENT	E-1
ANNEX F: VOTING AGREEMENT	F-1
ANNEX G: LIMITED GUARANTEE	G-1
ANNEX H: SHARE SUBSCRIPTION AGREEMENT	H-1
ANNEX I: FORM OF PROXY CARD	I-1

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 125. In this proxy statement, the terms “we,” “us,” “our,” the “Company” refer to Newater Technology, Inc. and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

We are a wastewater purification treatment company that focuses on the development, manufacture and sale of DTRO and DTNF membrane filtration products that are used in the treatment, recycling and discharge of wastewater. We also supply hardware and engineered systems necessary to implement integrated solutions. We provide engineering support and installation, technical advice and service, and other project-related solutions to filter wastewater into valuable, clean water. In addition, we act as a solution provider and purify wastewater for customers, such as landfill leachate treatment and purification service. Our DTRO expertise enables us to develop an array of core materials and technologies that can be applied in a variety of ways to solve complex filtration, separation and purification challenges related to wastewater treatment. We also offer traditional wastewater treatment solutions, such as activated carbon and resins. Our products can be used across a wide spectrum of industries that include a wastewater treatment component and applications to treat wastewater for discharge or filtration into high quality, re-useable clean water, including:

■	Treatment of leachate from landfills;

■	Treatment of power plant wastewater;

■	Treatment of wastewater from oilfields;

■	Treatment of wastewater from gas production;

■	Treatment of high acid wastewater;

■	Treatment of high alkali wastewater; and

■	Desalination.

We currently primarily serve the energy, refuse (garbage and waste), and chemical industries. Our deep customer process knowledge, scientific expertise, and related engineering know-how enable us to provide cost-effective solutions for our customers, with products that are specifically targeted to meet their needs.

We are actively pursuing additional markets and applications for our products and services, such as industrial parks, city sewage, and seawater desalination. Virtually all of the raw materials, process fluids and waste streams resulting from industrial applications are candidates for multiple stages of filtration, separation and purification.

We seek to establish long-term, strategic relationships with our clients by delivering specific filtration products and/or systems that help reduce our clients’ operating costs and increase water filtration efficiencies. To achieve these objectives, we work closely with our clients to understand their specific water filtration needs. We enter into individualized contracts containing pricing terms tailored to the client’s operation, with pricing driven by the value we create for the client, rather than a pricing model focused solely on being able to deliver the least expensive product or system offering. We believe we can enhance our ability to withstand competitive pricing pressure and obtain new and retain existing clients by offering tailored products and customized water treatment solutions.

Our principal executive offices are located at 1 Ruida Road, Laishan District, Yantai City, Shandong Province, People’s Republic of China. Our telephone number at this address is (+86) 535-8012911 and our email is market@newater.cc. Our registered office in the British Virgin Islands is at the offices of NovaSage Chambers, P.O. Box 4389, Road Town, Tortola, British Virgin Islands, British Virgin Islands. Our agent for service of process in the United States is Vcorp Agent Services, Inc. located at 25 Robert Pitt Dr., Suite 204, Monsey, New York 10952. Our corporate website is www.dtnewa.com.

For a description of our history, development, business and organizational structure, see our annual report on Form 20-F for the year ended December 31, 2019, as amended, originally filed on June 8, 2020, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 125 for a description of how to obtain a copy of our annual report.

The Parent

Crouching Tiger Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Parent”), which is beneficially owned by Mr. Yuebiao Li (through his wholly owned entity, Pure Blue Holding Limited) and Ms. Zhuo Zhang (through her wholly owned entity, Gooden Sunrise Holding Limited) and was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. The Parent does not currently hold any Shares of the Company. The registered office of the Parent is located at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands. The telephone number of the Parent is (+86) 535-8012911.

The Merger Sub

Green Forest Holding Limited, a company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by the Parent and a wholly owned subsidiary of the Parent (the “Merger Sub”), was formed by the Parent solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. The Merger Sub does not currently hold any Shares of the Company. The registered office of the Merger Sub is located at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands. The telephone number of the Merger Sub is (+86) 535-8012911.

Mr. Li Filing Persons

Mr. Yuebiao Li (“Mr. Li”), a citizen of the People’s Republic of China, has served as the chief executive officer of the Company and chairman of board of directors of the Company since June 2016. Mr. Li is the founder of the Company. The business address of Mr. Li is c/o Yantai Jinzheng Eco-Technology Co., Ltd., 1 Ruida Road, Laishan District, Yantai City, Shandong Province, People’s Republic of China. The telephone number of Mr. Li is (+86) 535-8012911.

Tigerwind Group Limited (“Tigerwind”), an investment holding company wholly owned and controlled by Mr. Li, is organized under the laws of the British Virgin Islands with its principal business address at c/o Yantai Jinzheng Eco-Technology Co., Ltd., 1 Ruida Road, Laishan District, Yantai City, Shandong Province 264000, People’s Republic of China. The telephone number of Tigerwind is (+86) 535-8012911.

Pure Blue Holding Limited (“Pure Blue”, together with Mr. Li and Tigerwind, collectively, “Mr. Li Filing Persons”), an investment holding company wholly owned and controlled by Mr. Li, is organized under the laws of the British Virgin Islands with its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands. The telephone number of Pure Blue is (+86) 535-8012911.

Ms. Zhang Filing Persons

Ms. Zhuo Zhang (“Ms. Zhang”), a citizen of the People’s Republic of China, has served as the chief financial officer of the Company and vice chairman of board of directors of the Company since June 2016. The business address of Ms. Zhang is c/o Yantai Jinzheng Eco-Technology Co., Ltd., 1 Ruida Road, Laishan District, Yantai City, Shandong Province, People’s Republic of China. The telephone number of Ms. Zhang is (+86) 535-8012911.

Gooden Sunrise Holding Limited (“Gooden Sunrise”, together with Ms. Zhang, collectively, “Ms. Zhang Filing Persons”), an investment holding company wholly owned and controlled by Ms. Zhang, is organized under the laws of the British Virgin Islands with its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands. The telephone number of Gooden Sunrise is (+86) 535-8012911.

Mr. Sui Filing Persons

Mr. Xiangqian Sui (“Mr. Sui”) is a citizen of the People’s Republic of China and his principal occupation is an employee of Shanghai Chenyi Environmental Technology Co., Ltd. The business address of Mr. Sui is No.10, No.137 Sanma Road, Zhifu District, Yantai City, Shandong Province, People’s Republic of China. The telephone number of Mr. Sui is (+86) 135-7350-9377.

Forwater Holdings Limited (“Forwater”, together with Mr. Sui, collectively, “Mr. Sui Filing Persons”), an investment holding company wholly owned and controlled by Mr. Xiangqian Sui, is organized under the laws of the British Virgin Islands with its registered address at NovaSage Chambers, Wickham’s Cay II, Road Town, Tortola, British Virgin Islands. The telephone number of Forwater is (+86) 135-7350-9377.

Yancoal

Yancoal is a private company limited by shares organized under the laws of the Hong Kong Special Administration Region. As a wholly-owned subsidiary of Yanzhou Coal Mining Company Limited, a joint stock limited company with limited liability incorporated in the PRC and listed on the Hong Kong stock exchange (“Yanzhou Mining”), Yancoal acts as a holding platform for Yanzhou Mining’s certain overseas assets and also engages in business management for the Yanzhou Mining group of companies. The Yanzhou Mining group of companies’ primary business activities include coal production, coal chemical, railway transportation, power and heat generation, manufacturing of electrical and mechanical equipment, and equity investments. The principal business address of Yancoal is located at 14/F One Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong S.A.R. The telephone number of Yancoal is +86-537-5384231.

Throughout this proxy statement, the Parent, the Merger Sub, Mr. Li Filing Persons, Ms. Zhang Filing Persons, following September 29, 2020, Mr. Sui Filing Persons, and, following December 2, 2020, Yancoal are collectively referred to as the “Buyer Group.”

The Merger (Page 89)

You are being asked to vote to authorize and approve the agreement and plan of merger dated as of September 29, 2020 (the “merger agreement”) by and among the Company, the Parent and the Merger Sub, the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands, substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger (the “merger”). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, the Merger Sub will merge with and into the Company, with the Company continuing as the surviving company. The Company, as the surviving company, will continue to do business under the name “Newater Technology, Inc.” following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 90)

Under the terms of the merger agreement, at the effective time of the merger, each of our outstanding common shares, par value $0.001 per share (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the effective time of the merger, other than the following excluded Shares (the “Excluded Shares”): (a) Shares beneficially owned by the Rollover Shareholders (the “Rollover Shares”); (b) Shares (the “Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Business Companies Act, 2004, as amended (the “BVI Companies Act”) (the “Dissenting Shareholders”) and (c) Shares (if any) owned by the Company or any direct or indirect wholly-owned subsidiaries of the Company (or held in the Company’s treasury), will be cancelled in exchange for the right to receive $3.65 in cash without interest, net of any applicable withholding taxes. Each Excluded Share issued and outstanding immediately prior to the effective time of the merger, will be cancelled and will cease to exist, and no consideration will be delivered with respect thereto, provided however, each Dissenting Shareholder will be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. Please see “Appraisal Rights” beginning on page 113 for additional information.

Voting Agreement (Page 72)

Concurrently with the execution and delivery of the merger agreement, each of the Rollover Shareholders entered into a voting agreement with the Parent (the “Voting Agreement”), pursuant to which, among other matters, (a) during the period commencing on the date of the Voting Agreement and continuing until termination of the Voting Agreement in accordance with its terms, each Rollover Shareholder and each of his, her or its affiliates that acquires beneficial ownership of any Share will appear at the shareholders’ meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Shares in favor of the approval of the merger agreement, the approval of other actions contemplated by the merger agreement and any actions required in furtherance thereof, and any matters necessary for the consummation of the transactions contemplated by the merger agreement; and (b) each Rollover Shareholder irrevocably appoints the Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares at the extraordinary shareholders’ meeting in favor of the approval of the merger agreement and the approval of other actions contemplated by the merger agreement and any actions required in furtherance thereof. Each Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such shareholder prior to the execution of the merger agreement in respect of the voting of such shareholder’s Shares, if any, are not irrevocable and such shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Rollover Shareholder’s Shares. Each Rollover Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy statement.

The Voting Agreement will terminate on the earliest to occur of: (a) termination of the merger agreement in accordance with its terms; (b) delivery of a written agreement of the Parent and the Company (at the direction of the independent committee) to terminate the Voting Agreement; and (c) the effective time of merger. The Voting Agreement is attached as Annex F to this proxy statement.

Record Date and Voting (Page 85)

You are entitled to attend and directly vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the British Virgin Islands on ______, 2021, the Share record date for voting at the extraordinary general meeting. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be 10,809,000 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is ______, 2021 at ____________ (Beijing Time). See “Summary Term Sheet – Voting Information” below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 86)

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders. The authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are not subject to the authorization and approval of holders of a majority of the Shares unaffiliated with the Buyer Group.

Based on the number of Shares we expect to be issued and outstanding and entitled to vote on the record date, approximately 5,404,501 Shares must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

As of the date of this proxy statement, the Rollover Shareholders as a group beneficially owned in the aggregate 5,200,000 Shares, which represents 48.1% of the total outstanding voting Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 121 for additional information. Pursuant to the terms of the Voting Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger at the extraordinary general meeting of the Company. Based on the number of Shares expected to be outstanding on the record date, 204,501 Shares owned by the unaffiliated shareholders (representing approximately 3.6% of the total outstanding Shares owned by the unaffiliated shareholders) must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 86)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is ______, 2021 at ____________ (Beijing Time).

Appraisal Rights of Shareholders (Page 113)

Shareholders who dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, on the condition that they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act regarding the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive according to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

We encourage you to review carefully the section of this proxy statement entitled “Appraisal Rights” as well as Annex C to this proxy statement and to consult your British Virgin Islands legal counsel if you consider exercising your appraisal rights.

Purposes and Effects of the Merger (Page 62)

The purpose of the merger is to enable the Parent to acquire 100% control of the Company in a transaction in which the Company’s shareholders other than the holders of Excluded Shares will be cashed out in exchange for $3.65 per Share without interest and net of any applicable withholding taxes, so that the Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors – Purpose of and Reasons for the Merger” beginning on page 62 for additional information.

The Shares are currently listed on the NASDAQ Capital Market (“NASDAQ”) (under the symbol “NEWA”). It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company directly owned by the Parent. Following the completion of the merger, the Shares will cease to be listed on any securities exchange or quotation system, including the NASDAQ, and price quotations with respect to sales of the Shares in the public market will no longer be available. In addition, registration of the Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Following the completion of the merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide to shareholders of public companies, including reporting obligations for directors, officers and principal securities holders of the Company. Please see “Special Factors – Effect of the Merger on the Company” beginning on page 64 for additional information.

Plans for the Company after the Merger (Page 68)

After the effective time of the merger, the Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be an independent public company and will instead be a wholly owned subsidiary of the Parent, and through the Parent, beneficially owned by the Buyer Group.

Recommendations of the Independent Committee and the Board of Directors (Page 37)

The independent committee has unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and shareholders who are unaffiliated with the Buyer Group, (b) approve and declared it advisable for the Company to enter into the merger agreement, the plan of merger, other transaction documents and the transactions contemplated thereby, including the merger, (c) recommended that the board of directors authorize and approve the entry into by the Company of the merger agreement, the plan of merger, other transaction documents and the transactions contemplated thereby, including the merger, and (d) recommended that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger substantively in the form contained in Appendix 1 to the merger agreement (the “plan of merger”), and the transactions contemplated under the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors of the Company that the shareholders of the Company authorize and approve by way of a shareholders resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SHAREHOLDERS RESOLUTION DURING THE EXTRAORDINARY GENERAL MEETING.

Position of the Buyer Group as to the Fairness of the Merger (Page 45)

Each member of the Buyer Group believes that the merger is fair (both substantively and procedurally) to the Company’s unaffiliated security holders. Their belief is based upon the factors discussed under the caption “Special Factors – Position of the Buyer Group as to the Fairness of the Merger” beginning on page 45.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each aforementioned person as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 70)

The Parent estimates that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our unaffiliated shareholders pursuant to the merger agreement, is anticipated to be approximately $20.5 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be cancelled for no consideration pursuant to the merger agreement.

The Buyer Group expects to fund this amount through the cash proceeds from issuance by the Parent of ordinary shares of the Parent to Pure Blue, Gooden Sunrise, and Yancoal (each, a “Subscriber”, and together, the “Subscribers”), pursuant to that certain subscription agreements dated as of December 2, 2020, pursuant to which the Subscribers have agreed to provide the Parent with cash contributions in an aggregate amount of $20,472,850.5 for the purchase of an aggregate number of 5,609,000 ordinary shares of the Parent.

Limited Guarantee (Page 72)

Concurrently with the execution of the merger agreement, Mr. Li and Ms. Zhang have entered into a limited guarantee (the “Original Limited Guarantee”) with the Company to guarantee a portion of the Parent’s obligation to pay a “Tier I Parent Termination Fee” in the amount of $550,000, a “Tier II Parent Termination Fee” (together with Tier I Parent Termination Fee, collectively, the “Parent Termination Fee”) in the amount of $275,000, and certain other payment obligations of the Parent in relation to the collection of the Parent Termination Fee, if and as required pursuant to the terms of the merger agreement.

On December 2, 2020, Mr. Li, Ms. Zhang, and the Company entered into a release and termination of limited guarantee agreement (the “Guarantee Termination Agreement”), pursuant to which the Original Limited Guarantee was terminated. Concurrently with the execution of the Guarantee Termination Agreement, Mr. Li, Ms. Zhang and Yancoal entered into a limited guarantee with the Company in favor of the Company (the “Limited Guarantee”), the terms and conditions of which are materially similar to those of the Original Limited Guarantee, to guarantee the Parent’s obligation to pay the Parent Termination Fee, and certain other payment obligations of the Parent in relation to the payment of the Parent Termination Fee, if and as required pursuant to the terms of the merger agreement.

Rollover Agreement (Page 71)

Concurrently with the execution of the merger agreement, each of the Rollover Shareholders entered into a rollover agreement with the Parent (the “Rollover Agreement”). Subject to the conditions set forth in the Rollover Agreement, immediately prior to the effective time of the merger and without further action by the Rollover Shareholders, all Rollover Shares will be cancelled without receiving any merger consideration, and the Parent will issue ordinary shares of the Parent in the name of each Rollover Shareholder or a designee of the Rollover Shareholder in the amount equal to the amount of the Rollover Shares. Each Rollover Shareholder acknowledges and agrees that (a) delivery of such the Parent shares will constitute complete satisfaction of all obligations towards or sums due such Rollover Shareholder by the Parent with respect to the cancellation of applicable Rollover Shares; and (b) on receipt of such the Parent shares, such Rollover Shareholder will have no right to any merger consideration with respect to the Rollover Shares contributed to the Parent by such Rollover Shareholder.

Share Subscription Agreement (Page 71)

Concurrently with the execution of the merger agreement, each of Pure Blue and Gooden Sunrise respectively entered into a share subscription agreement with the Parent (the “Original Share Subscription Agreement”). Pursuant to the terms and conditions thereof, Pure Blue and Gooden Sunrise have agreed to provide the Parent with cash contributions in an aggregate amount of $742,856 in exchange for the Parent’s issuance of 203,522 shares of the Parent.

On December 2, 2020, Yancoal entered into a share subscription agreement with the Parent, pursuant to which Yancoal agreed to provide the Parent with cash contributions in an amount of $17,753,783 in exchange for the Parent’s issuance of 4,864,050 shares of the Parent. On the same date, each of Pure Blue and Gooden Sunrise entered into an amended and restated share subscription agreement to amend and restate the Original Share Subscription Agreement, pursuant to which Pure Blue and Gooden Sunrise committed to provide the Parent with cash contributions in a total amount of $2,719,067.5 in exchange for the purchase of 744,950 shares of the Parent. The proceeds thereof will be used by the Parent to fund the merger consideration or other amounts payable by the Parent and the Merger Sub at the closing of the merger to consummate the merger pursuant to and in accordance with the merger agreement.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 121)

As of the record date, we expect that the Buyer Group will beneficially own approximately 48.1% of our issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 121 for additional information.

Pursuant to the Voting Agreement, the Rollover Shareholders have agreed to irrevocably approve the Parent and its designees as its proxy and attorney-in-fact and vote all in favor of the merger agreement and consummation of the transactions contemplated thereby, including the merger. If completed, the merger will result in the Company becoming a privately held company and its Shares will no longer be listed on the NASDAQ.

Opinion of the Independent Committee’s Financial Advisor (Page 50)

The independent committee contacted and received proposals from Duff & Phelps, LLC (“Duff & Phelps”) and another investment banking firm to select its independent financial advisor. After having conducted an interview with Duff & Phelps, the independent committee retained Duff & Phelps on June 3, 2020. Among the reasons for Duff & Phelps’ selection were its qualifications, expertise, significant experience dealing with China-based companies, strong reputation, and its knowledge of the business and the relevant industry.

On September 29, 2020, Duff & Phelps, LLC (“Duff & Phelps”) rendered its oral opinion, subsequently confirmed in writing, to the independent committee that, as of September 29, 2020 and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the $3.65 per Share merger consideration, to be received by the holders of the Shares (other than the Excluded Shares), in the merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of the Shares other than in their capacity as a holder of Shares).

The opinion of Duff & Phelps was addressed to the independent committee and only addressed the fairness from a financial point of view of the consideration to be received by holders of the Shares (other than the Excluded Shares) in the merger, and does not address any other aspect or implication of the merger. The summary of the opinion of Duff & Phelps in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion. We encourage holders of the Shares to read carefully the full text of the written opinion of Duff & Phelps. However, the opinion of Duff & Phelps and the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to any holder of the Shares as to how to act or vote with respect to the merger or any other matter. Please see “Special Factors – Opinion of the Independent Committee’s Financial Advisor” beginning on page 50 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 73)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

●	the beneficial ownership of equity interests in the Parent by Mr. Li and Ms. Zhang and the prospective beneficial ownership of equity interests in the Parent by Mr. Li and Ms. Zhang at and after the effective time of the merger;

●	the potential enhancement or decline of share value for the Parent, of which Mr. Li and Ms. Zhang will beneficially own, as a result of the merger and future performance of the surviving company;

●	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

●	the monthly compensation of Five Thousand RMB (¥5,000) of Ms. Zhicun Chen, Mr. Yan Shen and Mr. Hengtong Li, each of which is a member of the independent committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the independent committee’s or the board’s recommendation of the merger);

●	cancellation of Rollover Shares by Mr. Li and Ms. Zhang in exchange for newly issued shares of the Parent; and

●	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The independent committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 73 for additional information.

Conditions to the Merger (Page 105)

The obligations of each party to complete the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:

●	the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, being authorized and approved by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting (or any adjournment or postponement thereof) of the Company’s shareholders; and

●	no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the merger.

The obligations of the Parent and the Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by the Parent, of the following conditions:

●	the representations and warranties of the Company in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date), except where the failure of such representations and warranties to be so true and correct has not had any material adverse effect;

●	the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

●	since the date of the merger agreement, there having been no effect that has had, individually or in the aggregate, a material adverse effect and is ongoing;

●	the Parent having received a certificate signed by an executive officer of the Company certifying as to the fulfillment of the above conditions; and

●	all regulatory filings, permits, authorizations, consents and approvals that are required by applicable laws of the People’s Republic of China to be made or obtained in connection with the merger and the other transactions contemplated by the merger agreement prior to the closing should have been duly made or obtained, or the statutory clearance or non-objection period in respect of any such regulatory filing or notification has expired and no objection has been raised with respect to the merger and the other transactions contemplated by the merger agreement, in each case, in accordance with applicable laws of the People’s Republic of China.

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

●	the representations and warranties of the Parent and the Merger Sub in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date), except where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, prevented or materially adversely affected the ability of the Parent or the Merger Sub to consummate the merger;

●	each of the Parent and the Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

●	the Company having received a certificate signed by an officer or director of each of the Parent and the Merger Sub certifying as to the fulfillment of the above conditions.

Acquisition Proposals (Page 98)

From the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, neither the Company nor any of its subsidiaries nor any of the officers and directors of it or any of its subsidiaries will: (a) solicit, initiate or encourage the submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, any acquisition proposal or any inquiries that may lead to any such proposal or offer; (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries to facilitate, induce, or encourage any acquisition proposal; or (c) enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal.

Notwithstanding the foregoing, prior to the receipt of the required shareholder authorization and approval of the merger agreement, if the Company has otherwise complied in all material respects with its obligations set forth in the preceding paragraph,

●	following receipt by the Company of an unsolicited bona fide acquisition proposal, the Company and its representatives may contact such person solely in order to (a) clarify and understand the terms and conditions of any acquisition proposal made by such person so as to determine whether such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal and (b) notify such person of the non-solicitation restrictions as set forth under the merger agreement;

●	(a) if the independent committee has determined in good faith that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal, the Company may (x) provide information in response to a request therefor by a person (other than any affiliate of the Company) who has made such an acquisition proposal that the independent committee believes in good faith to be bona fide and if the Company receives from the person so requesting such information an executed confidentiality agreement containing terms at least as restrictive as those contained in the merger agreement; and promptly discloses (and, if applicable, provides copies of) any such information to the Parent and the Merger Sub to the extent not previously provided to the Parent and the Merger Sub; and (y) engage or participate in any discussions or negotiations with any person who has made such an acquisition proposal; or (b) if the independent committee determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal;

●	the Company agrees that it will promptly (and, in any event, within 48 hours) notify the Parent of any acquisition proposal (including, without limitation, all material terms and conditions thereof and the identity of the person making it) after its receipt thereof, and provide the Parent with a copy of any written acquisition proposal or amendments or supplements thereto, and thereafter inform the Parent on a reasonably current basis of the status of any inquiries, discussions or negotiations with such third party, and any material changes to the terms and conditions of such acquisition proposal.

Change of Recommendation (Page 100)

The board of directors of the Company and the independent committee will not:

●	subject to certain exceptions and conditions, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) in a manner adverse to the Parent or the Merger Sub the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; or

●	subject to certain exceptions and conditions, cause or permit the Company to enter into any alternative acquisition agreement, including letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement relating to any acquisition proposal).

However, prior to, but not after, obtaining the required shareholder authorization and approval of the merger agreement, the board of directors of the Company, based on the recommendation of the independent committee, may (x) withhold, withdraw, qualify or modify the company recommendation in a manner adverse to the Parent or the Merger Sub, and/or authorize the Company to terminate the merger agreement, or (y) approve, recommend or otherwise declare advisable any superior proposal not solicited, entered into or agreed to in breach of obligations under the merger agreement, and/or authorize the Company to terminate the merger agreement or enter into an alternative acquisition agreement with respect to such superior proposal, in each case, if the board of directors of the Company (acting through the independent committee) determines in good faith, after consultation with outside legal counsel to the independent committee, that failing to do so is inconsistent with its fiduciary obligations under applicable laws; provided, however, that prior to making any such adverse recommendation:

●	the Company and the independent committee will give the Parent and the Merger Sub at least five (5) business days written notice advising that the Company (acting through the independent committee) currently intends to take such action and the basis therefor;

●	during the five (5) business day period following the Parent’s and the Merger Sub’s receipt of such notice of superior proposal, the Company will, and will cause its representatives to, negotiate with the Parent and the Merger Sub in good faith (to the extent the Parent and the Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal; and

●	following the end of the five (5) business day period, the Company will have determined in good faith, taking into account any changes to the merger agreement proposed in writing by the Parent and the Merger Sub, that the acquisition proposal continues to constitute a superior proposal. Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal and will require a new notice of superior proposal to the Parent and the Merger Sub and the Company will be required to comply with the requirements under the merger agreement fully with respect to such amended acquisition proposal.

Termination of the Merger Agreement (Page 107)

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

●	by mutual written consent of the Company and the Parent;

●	by either the Parent or the Company, if:

o	the merger is not consummated on or before the date falling twelve (12) months from the date of the merger agreement (the “Termination Date”); provided that on or before the Termination Date, the condition that all regulatory filings, permits, authorizations, consents and approvals that are required by applicable laws of the People’s Republic of China to be made or obtained in connection with the merger and the other transactions contemplated by the merger agreement prior to the closing have been duly made or obtained, or the statutory clearance or non-objection period in respect of any such regulatory filing or notification has expired and no objection has been raised with respect to the merger and the other transactions contemplated by the merger agreement, in each case, in accordance with applicable laws of the People’s Republic of China (such condition, “PRC Regulatory Condition”), has been satisfied or waived; provided, however, that the right to terminate the merger agreement is not available to a party if the failure of the merger to have been consummated on or before the Termination Date was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement;

o	(x) the merger has not been consummated on or before the Termination Date solely due to the PRC Regulatory Condition failing to be satisfied or waived, and (y) the PRC Regulatory Condition has not been satisfied on or before the date falling three (3) months from the Termination Date;

o	any injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and non-appealable; provided, however, that this termination right will not be available to a party if the issuance of such injunction was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement; or

o	the shareholders’ meeting has been held and completed and the requisite shareholders’ approval has not been obtained at the extraordinary general meeting duly convened therefor or at any adjournment or postponement thereof;

●	by the Company, if:

o	the Parent or the Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by the Parent or the Merger Sub under the merger agreement is not true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Termination Date, or if curable, is not cured within thirty (30) business days following receipt by the Parent or the Merger Sub of written notice from the Company; provided that this termination right is not available to the Company if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the corresponding conditions to closing would not be satisfied;

o	prior to the receipt of the shareholders’ approval, the board of directors of the Company, based on recommendation of the independent committee, has effected a Company adverse recommendation; or

o	(a) all of the closing conditions that are the obligation of the Parent and the Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); (b) the Parent and the Merger Sub fail to complete the closing within ten (10) business days following the date the closing should have occurred according to the merger agreement; and (c) the Company stands ready, willing and able to consummate the transactions contemplated hereby during such period; or

●	by the Parent, if:

o	the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by the Company under the merger agreement is not true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Termination Date, or if curable, is not cured within thirty (30) business days following receipt by the Company of written notice from the Parent; provided that this termination right is not available to the Parent if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the corresponding conditions to closing would not be satisfied; or

o	prior to the receipt of the requisite shareholders’ approval, (a) the board of directors of the Company has effected a company adverse recommendation, or has resolved to take any such action; or (b) the Company or the board of directors of the Company has publicly announced its intention to do any of the foregoing.

Termination Fee (Page 109)

The Company is required to pay the Parent a termination fee of $275,000, if:

●	(a) a bona fide acquisition proposal has been made, proposed or communicated (and not withdrawn) by a third party after the date of the merger agreement and prior to the extraordinary shareholders’ meeting (or prior to the termination of the agreement if there has been such extraordinary shareholders’ meeting); (b) following the occurrence of an event described in the preceding sentence (a), the merger agreement is terminated by the Company or the Parent pursuant to the merger agreement, because (i) the merger has not been consummated on or before the Termination Date, or (ii) the requisite shareholders’ approval has not been obtained at the shareholders’ meeting; and (c) within twelve (12) months of the termination of the merger agreement, any acquisition proposal by such third party is entered into or consummated by the Company;

●	the merger agreement is terminated by the Company, if prior to the receipt of the requisite shareholders’ approval, the board of directors of the Company (upon recommendation of the independent committee) has effected a Company adverse recommendation in order to enter into an alternative acquisition agreement relating to a superior proposal; or

●	the merger agreement is terminated by the Parent due to a breach by the Company of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied.

The Parent is required to pay the Company a termination fee of $550,000, if:

●	the merger agreement is terminated by the Company due to a breach by the Parent or the Merger Sub of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

●	the merger agreement is terminated by the Company in the event that (a) all of the closing conditions that are the obligation of the Parent and the Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); (b) the Parent and the Merger Sub fail to complete the closing within ten (10) business days following the date the closing should have occurred according to the merger agreement; and (c) the Company stands ready, willing and able to consummate the transactions contemplated hereby during such period.

The Parent is required to pay the Company a termination fee of $275,000, if:

●	the merger agreement is terminated by the Company or the Parent in the event that (a) the merger has not been consummated on or before the Termination Date solely due to the PRC Regulatory Condition failing to be satisfied or waived; and (b) the PRC Regulatory Condition has not been satisfied on or before the date falling three (3) months from the Termination Date.

Fees and Expenses (Page 77)

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense. Please see “Special Factors – Fees and Expenses” beginning on page 77 for additional information.

Material U.S. Federal Income Tax Consequences (Page 78)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors – Material U.S. Federal Income Tax Consequences” beginning on page 78 for additional information. The tax consequences of the merger to you will depend upon your personal circumstances. Because we may be or have been a passive foreign investment company, or PFIC, for U.S. federal income tax purposes during a U.S. Holder’s holding period for Shares, any gain recognized by a U.S. Holder on the receipt of cash in exchange for such U.S. Holder’s Shares may be taxed under special U.S. federal income tax rules, as described under “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Material PRC Income Tax Consequences (Page 82)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such Shares that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares pursuant to the merger by our shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares is subject to PRC tax if the holders of such Shares are PRC resident individuals.

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material British Virgin Islands Tax Consequences (Page 82)

The British Virgin Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. Please see “Special Factors – Material British Virgin Islands Tax Consequences” beginning on page 82 for additional information.

Regulatory Matters (Page 78)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the BVI Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar”) and if he is satisfied that the requirements under the British Virgin Islands laws in respect of the merger have been complied with, the Registrar will issue a certificate of merger in the approved form.

Accounting Treatment of the Merger (Page 78)

Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Market Price of the Shares (Page 83)

The closing price of the Shares on NASDAQ on May 11, 2020, the last trading date immediately prior to the Company’s announcement on May 12, 2020 that it had received “a going private” proposal, was $2.12 per Share. The merger consideration of $3.65 per Share, to be paid in the merger represents a premium of approximately 72.1% to that closing price.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the merger?

A:	The merger is a going private transaction pursuant to which the Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, the Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will be a privately held company beneficially owned by the Buyer Group, and as a result of the merger, the Shares will no longer be listed on NASDAQ, the Company will cease to be a publicly traded company.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $3.65 in cash, without interest and net of any applicable withholding taxes, for each Share you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your appraisal rights under Section 179 of the BVI Companies Act, with respect to the merger, in which event you will be entitled to the fair value of each Share pursuant to the BVI Companies Act).

Please see “Special Factors – Material U.S. Federal Income Tax Consequences,” “Special Factors – Material PRC Income Tax Consequences” and “Special Factors – Material British Virgin Islands Tax Consequences” beginning on page 78 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within three business days after the effective time of the merger), a paying agent appointed by the Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $3.65 in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of your Shares.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on _______, 2021, at ______________ (Beijing Time), at 1 Ruida Road, Laishan District, Yantai City, Shandong Province, People’s Republic of China.

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

●	to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

●	to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

Q:	What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:	In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger must, be authorized and approved by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders. At the close of business in the British Virgin Islands on _______, 2021, the record date for the extraordinary general meeting, we expect that there will be 10,809,000 Shares issued and outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the Voting Agreement, the Rollover Shareholders have agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Rollover Shareholders beneficially owned 5,200,000 Shares, approximately 48.1% of the total issued and outstanding Shares entitled to vote. Based on the number of Shares expected to be outstanding on the record date, 204,501 Shares, approximately 3.6% of the total outstanding Shares entitled to vote owned by the unaffiliated shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Q:	How does the Company board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the independent committee, our board of directors by a unanimous vote (with Mr. Li and Ms. Zhang abstaining) recommends that you vote:

●	FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

●	FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The share record date is _______, 2021 (British Virgin Islands time). Only shareholders entered in the register of members of the Company at the close of business in the British Virgin Islands on the share record date or their proxy holders are entitled to directly vote at the extraordinary general meeting or any adjournment thereof.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	At the commencement of the meeting, the presence, in person or by proxy, of shareholders holding not less than one-third (1/3) of the votes of the issued and outstanding Shares that are entitled to vote on the record date will constitute a quorum for the extraordinary general meeting.

Q:	What effects will the merger have on the Company?

A:	As a result of the merger, the Company will cease to be a publicly traded company and will be indirectly wholly owned by the Buyer Group. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and our reporting obligations with respect to our Shares under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our Shares will no longer be listed or traded on any stock exchange, including the NASDAQ.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the first or second quarter of 2021. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:	If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The Shares will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay the Parent a termination fee, or the Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 109.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name as of the record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 72 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	If my Shares are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds on your behalf, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

●	first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to 1 Ruida Road, Laishan District, Yantai City, Shandong Province, People’s Republic of China 264003;

●	second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

●	third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares. If you are a holder of record and your Shares are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares, should I send in my share certificates now?

A:	No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now.

All holders of uncertificated Shares (i.e., holders whose Shares are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates in exchange for the merger consideration.

Q:	As a Shareholder, am I entitled to appraisal rights?

A:	Yes. Shareholders who dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, as amended, for the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own British Virgin Islands legal counsel if you desire to exercise your appraisal rights. Please see “Appraisal Rights” beginning on page 113 as well as “Annex C – BVI Business Companies Act, 2004 – Section 179” to this proxy statement for additional information.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Morrow Sodali LLC as its proxy solicitor.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders, including:

●	the beneficial ownership of equity interests in the Parent by Mr. Yuebiao Li, the chairman of the board of the directors of the Company and chief executive officer of the Company, and Ms. Zhuo Zhang, vice chairman of the board of the directors of the Company and chief financial officer of the Company;

●	the potential enhancement or decline of share value for the Parent, of which Mr. Li and Ms. Zhang will beneficially own, as a result of the merger and future performance of the surviving company;

●	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

●	the monthly compensation of Five Thousand RMB (¥5,000) of Ms. Zhicun Chen, Mr. Hengtong Li, and Mr. Yan Shen, each of which is a member of the independent committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the independent committee’s or the board’s recommendation of the merger);

●	Cancellation of Rollover Shares by each of Mr. Li and Ms. Zhang in exchange for newly issued shares of the Parent; and

●	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 73 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:	Pursuant to the Voting Agreement, all of the Rollover Shareholders (including certain officers and directors of the Company, such as Mr. Yuebiao Li, the chairman of the board of the directors of the Company and chief executive officer of the Company, and Ms. Zhuo Zhang, vice chairman of the board of the directors of the Company and chief financial officer of the Company) have agreed to vote, or cause to be voted, all of the Shares they beneficially own, representing an aggregate of approximately 48.1% of the total issued and outstanding Shares entitled to vote as of , 2021, plus any Shares that they may acquire after , 2021 in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance in voting your Shares, you may contact Morrow Sodali LLC, the firm assisting us with this proxy solicitation, at (800)-662-5200 toll-free in North America or at +1 (203) 658-9400 collect.

SPECIAL FACTORS

Background of the Merger

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

In late 2019, Mr. Yuebiao Li (“Mr. Li”) began to consider and evaluate a going private transaction as one of the potential alternatives relating to his stake in the Company. Mr. Li considered a going private transaction for multiple reasons. The Company faces costs and administrative burdens associated with its operation as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements. By taking the Company private, such costs can be reduced and the Company will be able to turn its focus away from meeting the short-term expectations of its shareholders to undertaking long-term strategic planning and investments. Mr. Li began to consider a going private transaction after studying the feasibility of going private transactions and learning about the successful completion of going private transactions involving a number of U.S.-listed China-based issuers. Around the same time, Mr. Li discussed his preliminary thoughts on a potential going private transaction with attorneys at DLA Piper (“DLA”), which later served as his U.S. legal counsel in connection with a potential transaction.

On May 12, 2020, the board of directors of the Company received a preliminary, non-binding proposal letter from Mr. Li and Ms. Zhuo Zhang (“Ms. Zhang”, together with Mr. Li, the “Founders”), to acquire all of the outstanding shares of the Company not currently owned by each of them and their respective affiliates and other management members of the Company who may choose to roll over their shares in a potential going private transaction, at a price of US$3.1 per Share in cash. At that time, no other member of management of the Company had agreed to roll over their shares.

On May 12, 2020, the board of directors held a telephonic meeting to discuss the proposal of Mr. Li and Ms. Zhang and determined that it was in the best interests of the Company and its shareholders to form an independent committee, consisting of the board’s three independent and disinterested directors, Ms. Zhicun Chen (to serve as chairman of the independent committee), Mr. Hengtong Li and Mr. Yan Shen, to evaluate the proposal submitted by Mr. Li and Ms. Zhang and other strategic alternatives for the Company. At the meeting, all members of the board of directors (except for Mr. Yuebiao Li and Ms. Zhuo Zhang who recused themselves from the meeting) approved the establishment of the independent committee by means of the unanimous vote. The board of directors delegated full power and authority to the independent committee in connection with its evaluation of the proposal from Mr. Li and Ms. Zhang, including, among other things, the power and authority to: (a) explore, review and determine the best course or courses of action for the Company in order to maximize the Company’s value in the best interests of the Company and its shareholders; (b) review and evaluate the terms and conditions and determine the advisability of the terms of the proposal from the Founders or any alternative transaction, determine whether the proposal from the Founders or other alternatives to the Potential Transaction (including the possibility of remaining as an independent company) can be recommended to the board of directors, including negotiating the price, structure, form, terms and conditions of the proposal from the Founders or any alternative transaction; (c) advise the board of directors whether the proposal from the Founders or any alternative transaction was advisable and fair to, and in the best interests of, the Company and its unaffiliated shareholders; (d) reject or approve the proposal from the Founders or any alternative transaction, or recommend such rejection or approval to the board of directors; and (e) engage legal, financial and other advisors and obtain any professional opinions from such advisors. The board of directors agreed that it would not recommend the proposed transaction or any alternative transaction for approval by the Company’s shareholders or otherwise approve the proposed transaction or any alternative transaction without a prior favorable recommendation by the independent committee.

The Founders, after submitting the proposal to the Company’s board of directors, restricted their involvement as directors of the Company in the board of directors’ consideration of the proposal or any alternative transaction and recused themselves from the meeting of the board in which the board considered the proposal or any alternative transaction.

On May 12, 2020, the Company issued a press release disclosing its receipt of the proposal letter, the proposed transaction and the formation of the independent committee. Following a video meeting with MagStone Law, LLP on May 18, 2020 and discussion with MagStone the qualifications of MagStone’s attorneys and their experiences on similar transactions, the independent committee retained MagStone Law, LLP (“MagStone”) as its independent legal counsel on June 1, 2020. Other than a discrete corporate assignment for which MagStone was engaged in 2019 unrelated to the merger, MagStone had not performed any work for the Founders, affiliates of members of the Founders or the Company prior to its engagement by the independent committee. The independent committee determined that the prior engagement of MagStone by the Company would not raise any conflicts of interest concern or limit MagStone’s ability to represent the independent committee.

On May 14, 2020, Mr. Li, Tigerwind Group Limited, an investment holding company wholly owned and controlled by Mr. Li (“Tigerwind”), and Ms. Zhang filed with the Securities and Exchange Commission (the “SEC”) a Schedule 13D, in connection with the submission of the non-binding proposal for the acquisition of Shares not currently owned by Mr. Li, Ms. Zhang, and their respective affiliates.

Between May 12, 2020 and May 28, 2020, the independent committee contacted and received proposals from Duff & Phelps, LLC (“Duff & Phelps”) and another investment banking firm that had expressed interest in being considered for the roles of the independent financial advisor to the independent committee. After having conducted an interview with Duff & Phelps and deliberation on the experience, qualifications and reputation of financial advisor candidate, on May 28, 2020, the independent committee approved the engagement of Duff & Phelps as its independent financial advisor. Among the reasons for Duff & Phelps’ selection were its extensive experience in M&A transactions, including representing special committees in going private transactions, its strong reputation, its significant experience dealing with China-based companies, its lack of existing material relationships with the Company or the Founders and its ability to interact in both English and Chinese. The independent committee subsequently entered into an engagement letter with Duff & Phelps on June 3, 2020.

On June 1, 2020, the independent committee held a telephonic meeting with MagStone. At the meeting, MagStone discussed with the independent committee, among other things, the general process and timeline of a going private transaction, the independent committee’s role and responsibilities in such a transaction, best practices for an independent committee in the context of a going private transaction, and outside advisors’ respective roles in assisting the independent committee in its work. MagStone also reviewed with the independent committee a written presentation on the independent committee’s fiduciary duty to the shareholders of the Company unaffiliated with the Founders in connection with the proposed transaction. MagStone then interviewed each member of the independent committee as to whether he or she was aware of any conflict that would prevent him or her from objectively evaluating the proposed going private transaction initiated by the Founders. Each member of the independent committee stated that he or she was not aware of any such conflict and confirmed that he or she was comfortable serving as a member of the independent committee.

On June 1, 2020, MagStone provided DLA with a draft form of confidentiality agreement to be entered into by and between each Founder and the Company. DLA sent to MagStone its comments on the draft confidentiality agreement on June 3, 2020.

On June 3, 2020, the Company issued a press release announcing the retention of MagStone and Duff & Phelps, respectively, as independent legal and financial advisors to the independent committee to assist in the proposed transaction.

On June 5, 2020, the independent committee held a telephonic meeting with MagStone and Duff & Phelps. During the meeting, representatives of Duff & Phelps discussed with the independent committee the principal areas of work that they plan to undertake and explained to the independent committee the need for Duff & Phelps to conduct financial due diligence on the Company in order to evaluate the fairness of the proposed transaction from a financial point of view. After the discussion, the independent committee instructed Duff & Phelps to proceed with the financial due diligence on the Company.

On June 16, 2020, Zhicun Chen, the chairman of the independent committee, on behalf of the Company, entered into a confidentiality agreement with each Founder.

On July 23, 2020, Duff & Phelps provided the independent committee with the financial projections of the Company that Duff & Phelps received from the Company’s management members. Later on the same date, the independent committee held a telephonic meeting with MagStone and Duff & Phelps. During the meeting, Duff & Phelps walked the independent committee through the financial projections of the Company. Members of the independent committee asked questions regarding the financial projections to which representatives of Duff & Phelps answered. Members of the independent committee also discussed the financial projections extensively among themselves. After these discussions, the independent committee approved the financial projections provided and instructed Duff & Phelps to perform the valuation analysis of the Company based on the financial projects provided and other information that Duff & Phelps deems appropriate and relevant.

On August 5, 2020, DLA circulated an initial draft of a merger agreement and an initial draft of a share subscription agreement to MagStone.

On August 9, 2020, MagStone provided the independent committee with its suggested revisions and a preliminary list of key issues with respect to the initial drafts of the merger agreement and the subscription agreement, which include, among others, (a) the lack of guarantee provided by the Founders for the Parent’s performance of certain of its obligations under the merger agreement, (b) the limitations on the Company’s ability to terminate the merger agreement, (c) the funding of the merger consideration; (d) the lack of termination fee on the part of the Parent, (e) the proposed use of available cash of the Company (“Available Company Cash”) by Parent and Merger Sub as a source of funds to pay the aggregate merger consideration and the fees and expenses payable by them in connection with the merger; (f) the funding obligation in the event of a shortfall in the Available Company Cash, and (g) the lack of express contractual provisions enabling the Company to enforce the subscription agreement.

On August 10, 2020, DLA circulated an initial draft of a rollover agreement and an initial draft of a voting agreement to MagStone.

On August 13, 2020, the independent committee held a telephonic meeting with MagStone and Duff & Phelps. During the meeting, the independent committee discussed with its advisors whether to conduct a pre-signing “market check”. At the request of the independent committee, Duff & Phelps orally briefed to the independent committee the use of a pre-signing “market check” and/or a “go shop” in similar prior “going private” transactions. The independent committee asked various questions regarding potential benefits, advantages, limitations, disadvantages of the use of a pre-signing “market check” and/or “go-shop” in a “going private” transaction, which Duff & Phelps and MagStone answered. Members of the independent committee also discussed these topics extensively among themselves. After extensive discussion of various related considerations, which include, among other things, the fact that no potential buyer has approached the Company since the Company’s announcement of the proposal by the Founders on May 12, 2020 and the size of the equity stake directly or indirectly held by the Founders in the Company, the independent committee unanimously concluded that conducting a pre-signing “market check” would likely be futile.

MagStone then discussed with the independent committee the key issues raised in the initial draft merger agreement, share subscription agreement, rollover agreement and voting agreement received from DLA, and offered recommendations on the positions to be taken by the independent committee. Among other things, the independent committee and MagStone discussed (a) the need for additional representations and warranties by the Parent, (b) the necessity for certain members of the Buyer Group to guarantee certain of the Parent’s obligations under the merger agreement, (c) the exceptions to the restrictions on the Company’s solicitation of alternative proposals, (d) the approach to be taken with respect to any third-party acquisition proposals during the period between signing and the required shareholders’ approval, (e) the ability of the Company to terminate the merger agreement in the absence of a superior proposal from a third party, (f) the payment by the Parent of a termination fee under appropriate circumstances, (g) the party responsible for providing additional fund in the event of a shortfall in Available Company Cash, and (h) the need to add obtaining certain PRC regulatory approvals as a closing condition to the proposed transaction. After its discussion with MagStone, the independent committee instructed MagStone to revise the merger agreement and other transaction documents and negotiate with DLA based on the following positions: (i) the Parent and the Merger Sub should provide additional representations, warranties and covenants under the merger agreement; (ii) the Company should have a “go shop” right, pursuant to which the Company may actively solicit alternative acquisition proposals from other potential buyers during a specified period after the signing of the merger agreement; (iii) the Company should have the right to terminate the merger agreement in the event of “intervening events” in the absence of any superior proposal; (iv) the Company should be entitled to receive from the Parent the termination fee if the merger agreement is terminated because the Parent materially breaches its representations, warranties or covenants, or because the closing fails to occur when all closing conditions are satisfied or waived; (v) the Parent is obligated to seek alternative backup financing when Available Company Cash is not sufficient; (vi) certain members of the Buyer Group should guarantee certain of the Parent’s obligations under the Merger Agreement; and (vii) the Company should be made a third-party beneficiary entitled to enforce the performance of the obligations of the parties to each of the subscription agreements, rollover agreement and voting agreement.

On August 17, 2020, at the instruction of the independent committee, MagStone sent DLA an initial draft of a limited guarantee and the revised drafts of the merger agreement, share subscription agreement, rollover agreement and voting agreement reflecting the independent committee’s positions formulated at the meeting on August 13, 2020.

On August 19, 2020, the independent committee held a telephonic meeting with MagStone and Duff & Phelps. During the meeting, the independent committee conducted an interview with Ogier, the BVI legal counsel. Representatives from Ogier presented the firm’s practice, qualifications and deal experiences. After the interview, the representatives from Ogier excused from the meeting. The independent committee upon deliberation unanimously agreed to engage Ogier as its BVI legal counsel. At the request of the independent committee, Duff & Phelps orally updated the independent committee on the status of its financial due diligence on the Company, and answered related questions from the independent committee. The independent committee then had an extensive discussion with its advisors with respect to requesting the Buyer Group to increase its proposed purchase price. Based on these discussions, the independent committee authorized Duff & Phelps to reach out to the Buyer Group to request a purchase price increase from the Buyer Group.

On August 20, 2020, Duff & Phelps, at the direction of the independent committee, sent to the Buyer Group the independent committee’s request that the Buyer Group increase the proposed purchase price.

On August 21, 2020, DLA circulated a revised merger agreement to MagStone.

On August 24, 2020, the independent committee held a telephonic meeting with MagStone, Duff & Phelps and Ogier. During the meeting, Ogier (a) gave a presentation to the independent committee on the fiduciary duty of the members of the independent committee to the Company’s shareholders unaffiliated with the Buyer Group in connection with the proposed going-private transaction under the laws of the British Virgin Islands, and (b) reviewed with the independent committee ways that the independent committee can better ensure that it fulfills its obligations under the laws of the British Virgin Islands, including without limitation, the importance of the members of the independent committee to be familiar with the responsibilities and other provisions set forth in the charter of the independent committee, to review the terms and conditions of proposed transactions carefully, to act honestly in good faith with duty of care and not violate the applicable laws or articles of association, to not be in the personal conflict, to act independently and not just to follow the opinion of the buyer party, and to act for the best interest of the Company and the shareholders of the Company.

MagStone then discussed with the independent committee certain key issues presented in the revised draft merger agreement from DLA. In particular, MagStone drew the independent committee’s attention to the following positions taken by the Buyer Group: (a) the board of directors may not make a change in its recommendation upon occurrence of an “intervening event” in the absence of a superior proposal from a third party; (b) the Company may not have a post-signing “go shop” right; (c) the Company, not the Parent, should be obligated to cover the funding gap in the event of a shortfall in the Available Company Cash; (d) the Company should bear the risk of failure to obtain any PRC regulatory approvals necessary for the consummation of the merger (including those related to foreign exchange control); (e) that each of the Company and the Parent may terminate the merger agreement if the merger is not consummated on or before the date (the “Outside Date”) that is twelve months from the date of the merger agreement; and (f) the amount of termination fee payable by the Parent should be decreased. After discussing with MagStone and Duff & Phelps, the independent committee concluded that, in light of the ability of the board of directors of the Company to terminate the merger agreement in the event of a more favorable proposal and the lack of any alternative proposal from a third party in competition with the proposed merger, it is acceptable for the Company not to condition its entering into the merger agreement upon having a post-signing “go shop” right. The independent committee instructed MagStone to continue to negotiate with the Buyer Group and DLA on the other key issues raised in the revised merger agreement from DLA. On the same date, at the instruction of the independent committee, MagStone circulated a revised merger agreement to DLA.

On August 26, 2020, MagStone circulated Ogier’s comments on the transaction documents to DLA and held a telephonic meeting with DLA to discuss the merger agreement.

On August 27, 2020, the independent committee held a telephonic meeting with MagStone and Duff & Phelps. During the meeting, Duff & Phelps updated the independent committee on the progress of its financial analysis on the Company, and answered related questions from the independent committee. MagStone provided the independent committee with a status update on the merger agreement negotiation with the Buyer Group. In particular, MagStone noted the following positions taken by the Buyer Group: (a) agreeing to make the Parent responsible for providing alternative backup financing in the event of a shortfall in the Available Company Cash to be used to fund a part of the merger consideration, (b) agreeing to make the Outside Date ten months from the date of the merger agreement, (c) agreeing to increase by a percentage the termination fee payable by the Parent and suggesting that the amount of termination fee payable by each party be reduced on a proportional basis, (d) rejecting payment by the Parent of a termination fee in the event of failure to timely obtain PRC regulatory approvals necessary for the consummation of the merger, and (e) rejecting giving the Company the right to terminate the merger agreement upon occurrence of an intervening event in the absence of a superior proposal from a third party. After discussion with MagStone and Duff & Phelps, the independent committee instructed MagStone to continue to negotiate with DLA, and among others, convey to DLA that the Buyer Group should bear the risk of PRC regulatory approvals and the Parent should be obligated to pay a termination fee to the Company in the event that the merger is not consummated due to a failure to obtain any applicable PRC regulatory approvals.

On August 28, 2020, MagStone held a telephonic meeting with DLA to covey the position of the independent committee and discuss the outstanding issues in the transaction documents.

On September 6, 2020, MagStone circulated the revised merger agreement to DLA.

From September 8, 2020 to September 29, 2020, MagStone and DLA, through an exchange of drafts and telephonic meetings, continued to negotiate the terms of the merger agreement and other transaction documents, including the share subscription agreement, the limited guarantee, the rollover agreement, and the voting agreement. During this period, Mr. Sui indicated his intention to participate in the going private transaction as a Rollover Shareholder. DLA circulated the revised merger agreement to MagStone on September 24, 2020, and MagStone, at the direction of the independent committee, circulated further comments on the revised merger agreement to DLA on September 25, 2020.

On September 26, 2020, the independent committee held a telephonic meeting with MagStone and Duff & Phelps. During the meeting, Duff & Phelps provided an update to the independent committee on the progress of its financial analysis on the Company. MagStone provided an update to the independent committee regarding the status of the negotiation of the merger agreement and the other transaction documents. Among other things, MagStone noted to the independent committee that (a) the Buyer Group’s increase of the proposed purchase price from $3.1 per Share to $3.15 per Share, (b) the Buyer Group’s agreement that the Parent bear the risk of a shortfall in the Available Company Cash to be used to finance a portion of the merger consideration, (c) the right of the Parent to make alternative financing arrangement to replace all or a portion of the Available Company Cash, (d) the Parent’s agreement to a pay a termination fee payable in the event of a failure to obtain requisite PRC regulatory approvals necessary for the consummation of the merger which amount is half of the termination fee payable by Parent under other circumstances under which it is required to pay a termination fee, (e) the change of the Outside Date to twelve months after the date of the merger agreement, (f) a proposed right to extend the Outside Date for an additional three month if the failure to consummate the merger results solely from the failure to obtain necessary PRC regulatory approvals, and (g) the rejection to give the Company the right to terminate the merger agreement upon occurrence of an intervening event in the absence of a superior proposal from a third party.

The independent committee then discussed extensively with MagStone and Duff & Phelps on these issues. During the discussions, Duff & Phelps suggested the independent committee to ask the Buyer Group to raise the proposed purchase price based on its analysis. After these discussions, the independent committee determined that (i) based on Duff & Phelps’ suggestion, there is room for the Buyer Group to increase the proposed purchase price; (ii) the Parent should have the ability to seek alternative financing to replace a portion or all of Available Company Cash required for funding the transaction; and (iii) the reduction of the termination fee payable by the Parent is justifiable given regulatory risk relating to governmental approval is beyond either party’s control. The independent committee also concluded that it is acceptable for the Company not to have the right to terminate the merger agreement upon the occurrence of an intervening event in the absence of a superior proposal from a third party in exchange for a higher merger consideration after taking into account that the possibility of the occurrence of an intervening event is relatively remote. The independent committee directed MagStone to continue to negotiate with DLA and request an increase in the proposed purchase price. On the same date, MagStone circulated the revised transaction documents to DLA and, on behalf of the independent committee, requested an increase in the proposed purchase price.

On September 28, 2020, DLA circulated the revised merger agreement. MagStone presented the key developments in the revised merger agreement to the independent committee, noting that the proposed purchase price was increased from $3.15 to $3.56 per Share. On the same date, Ogier provided its further comments on the transaction documents.

On September 28, 2020, the independent committee held a telephonic meeting with MagStone and Duff & Phelps. During the meeting, the independent committee discussed with MagStone and Duff & Phelps opening issues such as the merger consideration and the financing arrangements. At the meeting, Duff & Phelps suggested the independent committee to ask the Buyer Group to further raise the proposed purchase price based on its analysis. Based on these discussions, the independent committee directed MagStone to inform DLA of the independent committee’s determination to request for a further increase of the proposed purchase price from the Buyer Group.

On September 29, 2020, DLA circulated the further revised transaction documents to MagStone, in which the Buyer Group increased the proposed purchase price from $3.56 per Share to $3.65 per Share. The Buyer Group stated that this represents their best and final offer.

On September 29, 2020, all independent committee members and the representatives of MagStone, Duff & Phelps, and Ogier held a telephonic meeting. During the meeting, representatives from Duff & Phelps presented to the independent committee its financial analysis with respect to the Company and the transaction proposed by the Buyer Group to acquire the Shares (other than the Excluded Shares) at a purchase price of $3.65 per Share. Duff & Phelps then rendered its oral opinion, which was subsequently confirmed in writing by delivery of its written opinion dated the same date, to the independent committee that, as of September 29, 2020, the $3.65 per Share merger consideration to be received by the holders of Shares (other than the Excluded Shares) in the proposed transaction was fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of Shares other than in its capacity as a holder of Shares), based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion. The full text of the written opinion of Duff & Phelps is attached as Annex B to this proxy statement. For additional information regarding the financial analyses performed by and the opinion rendered by Duff & Phelps, please refer to “Special Factors - Opinion of the independent committee’s Financial Advisor” beginning on page 50. Representatives from MagStone then gave the independent committee an overview of the material terms reflected in the final draft merger agreement and other transaction documents.

Thereafter, the independent committee members discussed Duff & Phelps’ financial analyses and fairness opinion, following which the independent committee unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders who are unaffiliated with the Buyer Group, (b) approved and declared it advisable for the Company to enter into the merger agreement, the plan of merger, other transaction documents and the transactions contemplated thereby, including the merger, (c) recommended that the board of directors authorize and approve the entry into by the Company of the merger agreement, the plan of merger, other transaction documents and the transactions contemplated thereby, including the merger, and (d) recommended that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a shareholders resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger. See “Special Factors - Reasons for the Merger and Recommendation of the Independent Committee and the Board” beginning on page 37 for a description of the resolutions of the independent committee at this meeting.

On the same date following the meeting of the independent committee, the board of directors of the Company convened a meeting. During the meeting, upon the unanimous determination and recommendation of the independent committee and acting through the independent committee, the board of directors had (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders (including those shareholders who are unaffiliated with the Buyer Group), (b) approved the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the stockholders of the Company authorize and approve the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Mr. Yuebiao Li, the chairman of the board and Ms. Zhuo Zhang, the vice chairman of the board, did not participate in the vote due to their interests in the proposed transaction (which interests are described under the heading titled “Special Factors – Interests of Certain Persons in the Merger”).

Later on September 29, 2020, (i) the Company, the Parent, and the Merger Sub executed the merger agreement, (ii) the Company, Mr. Li, and Ms. Zhang executed the limited guarantee, (iii) the Parent and each Rollover Shareholder executed the voting agreement, (iv) the Parent and each Rollover Shareholder executed the rollover agreement, and (v) the Parent and each of Pure Blue and Gooden Sunrise executed the share subscription agreement. The Company then issued press release announcing the execution of the merger agreement and the ancillary documents and furnished the press release and the executed merger agreement to the SEC as exhibits to its current report on Form 6-K.

On October 2, 2020, Mr. Li, Tigerwind, Ms. Zhang, Mr. Sui, and Forwater filed with the SEC an Amendment No. 1 to the Schedule 13D filed with SEC on May 14, 2020.

Beginning in June 2020, the Founders began to engage in conversations with Yanzhou Coal Mining Company Limited, a joint stock limited company with limited liability incorporated in the PRC and listed on the Hong Kong stock exchange (“Yanzhou Mining”) to discuss potential commercial collaboration between the Company and Yanzhou Mining. At that time, the parties did not anticipate Yanzhou Mining or any of its affiliates would become equity sponsor of the going private transaction of the Company. Later on, in August 2020, through Yanzhou Mining’s introduction, Yancoal International (Holding) Co., Limited, a Hong Kong company and a wholly-owned subsidiary of Yanzhou Mining (“Yancoal”) entered into the conversation with the Founders, and indicated to the Founders that while it was possible that it may wish to participate in the going private transaction, it had not made any decision with respect to it. Then, in second half of October 2020, Yancoal started to seriously consider entering into the going private transaction. In or around November 2020, the Buyer Group began to correspond with Yanzhou Mining with respect to Yancoal’s potential involvement in the take private transaction through providing cash contributions to the Parent in exchange for the Parent’s issuance of shares of the Parent. Yancoal’s participation in the take private transaction would serve to reduce or remove the Buyer Group’s need to utilize Company cash to purchase any issued and outstanding shares held by public shareholders. Yancoal would also benefit by becoming an industry investor and shareholder in an operative PRC business with which Yanzhou Mining and its affiliate entities could potentially vertically integrate with. As a result of the Buyer Group’s negotiations with Yancoal, the parties agreed that (i) Yancoal would provide the Parent with certain amount of cash contributions in exchange for Parent’s issuance of shares of Parent; and (ii) Yancoal would become a party to the limited guarantee by executing a replacement limited guarantee whereby Yancoal, Mr. Li, and Ms. Zhang, would severally but not jointly guarantee certain payment obligations of the Parent under the merger agreement.

In consideration of the above, on November 26, 2020, DLA circulated certain amended share subscription agreements, limited guarantee and other agreement to MagStone, notifying that the Buyer Group has sought alternative financing from Yancoal to replace the use of a portion of the Available Company Cash (the “Company Cash Alternative Financing”). Among other things, (i) Yancoal would enter into a share subscription agreement with the Parent, pursuant to which Yancoal would subscribe 4,864,050 ordinary shares of the Parent in an aggregate amount US$17,753,783, (ii) Yancoal would enter into a limited guarantee with Mr. Yuebiao Li, Ms. Zhuo Zhang and the Company in favor of the Company to guarantee certain payment obligations of the Parent under the merger agreement and the original limited guarantee entered by and among Mr. Yuebiao Li, Ms. Zhuo Zhang, and the Company dated as of September 29, 2020 (the “Original Limited Guarantee”) would be terminated through a termination agreement, and (iii) each of Pure Blue and Gooden Sunrise would enter into an amended and restated share subscription agreement amending the share subscription agreement dated as of September 29, 2020, pursuant to which Pure Blue and Gooden Sunrise would subscribe 744,950 shares of the Parent in an aggregate amount of $2,719,067.5.

From November 30, 2020 to December 2, 2020, MagStone, through an exchange of drafts and telephonic meetings, provided the comments to, and discussed with DLA on the share subscription agreements, the limited guarantee, the termination agreement and other documents in connection with the Company Cash Alternative Financing.

On December 1, 2020, the independent committee held a telephonic meeting with MagStone and Duff & Phelps. During the meeting, MagStone provided an update to the independent committee on the proposed Company Cash Alternative Financing.

The independent committee then discussed such Company Cash Alternative Financing with Duff & Phelps and MagStone. Following discussion, the members of the independent committee unanimously approved (i) the proposed Company Cash Alternative Financing, (ii) the Company to enter into a release and termination of limited guarantee and a limited guarantee, and (iii) Parent to enter into an amended and restated share subscription agreement with each of Pure Blue and Gooden Sunrise.

On December 2, 2020, (i) the Company, Yancoal, Mr. Li, and Ms. Zhang executed a limited guarantee, (ii) the Company, Mr. Li and Ms. Zhang executed the release and termination of limited guarantee agreement terminating the Original Limited Guarantee, (iii) the Parent and Yancoal executed a share subscription agreement, (iv) the Parent and Pure Blue executed an amended and restated share subscription agreement, and (v) the Parent and Gooden Sunrise executed an amended and restated share subscription agreement.

On December 7, 2020, Mr. Li, Tigerwind, Ms. Zhang, Mr. Sui, and Forwater filed with the SEC an Amendment No. 2 to the Schedule 13D filed with SEC on May 14, 2020.

Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the independent committee, which independent committee acted with the advice and assistance of its independent financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on September 29, 2020, after careful deliberation and consultation with its financial advisor and legal counsel, the independent committee unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders who are unaffiliated with the Buyer Group, (b) approved and declared it advisable for the Company to enter into the merger agreement, the plan of merger, other transaction documents and the transactions contemplated thereby, including the merger, (c) recommended that the board of directors authorize and approve the entry into by the Company of the merger agreement, the plan of merger, other transaction documents and the transactions contemplated thereby, including the merger, and (d) recommended that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a shareholders resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On the same date following the independent committee meeting, the board of directors of the Company convened a meeting. Upon the unanimous determination and recommendation of the independent committee and acting through the independent committee, the board of directors of the Company had (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders (including those shareholders who are unaffiliated with the Buyer Group), (b) approved the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the stockholders of the Company authorize and approve the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Mr. Yuebiao Li, the chairman of the board and Ms. Zhuo Zhang, the vice chairman of the board, abstained from voting on the adoption of the resolutions due to their interests in the proposed transaction (which interests are described under the heading titled “Special Factors – Interests of Certain Persons in the Merger”).

In the course of reaching their respective determinations, the independent committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the independent committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

●	the current and historical market prices of the Shares, including the fact that the per Share merger consideration of $3.65 offered to the unaffiliated shareholders represents (a) a 72.1% premium to the closing price of our Shares on May 11, 2020, the last trading day immediately prior to the Company’s announcement on May 12, 2020 that it had received “a going private” proposal and (b) 64.2% and 56.6% premium over the volume-weighted average closing price of the Shares during the 30 and 60 trading days, respectively, prior to the Company’s announcement on May 12, 2020 that it had received a “going private” proposal;

●	the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain a per Share price equal to or greater than the per Share merger consideration of $3.65, as adjusted for present value, particularly in light of (i) the trading price of the Company’s Shares prior to announcing the receipt of the going-private proposal, (ii) the board of directors’ recognition of the challenges involved in increasing stockholder value as an independent publicly traded company; (iii) the material adverse impact on the Company’s performance and operations caused by the outbreak of COVID-19 which is expected to continue throughout 2020; and (iv) the recent statement given by the chairman of the SEC and the chairman of the Public Company Accounting Oversight Board warning the disclosure, financial reporting and other risks of Chinese listed companies, as well as the evolving trade tension between the U.S. and China, which are expected to lead to lower valuation of China-based companies by the U.S. stock markets;

●	the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded company and the possibility of a sale of the company to another buyer), the perceived potential benefits and risks of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the independent committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account (i) the likelihood of being consummated, given the size of and required funding for any potential alternative transaction, the percentage ownership held by the Buyer Group and their expressed unwillingness to sell their shares in any other transaction involving the Company, and general timing consideration, (ii) the business, competitive, industry and market risks, and (iii) the absence of any proposals made by any unsolicited potential buyers since the announcement of the proposed transaction on May 12, 2020;

●	the all-cash merger consideration, which will allow the unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their shares;

●	the negotiations with respect to the merger consideration and the independent committee’s determination that, following negotiations with the Buyer Group, $3.65 per Share was the highest price that the Buyer Group would agree to pay, with the independent committee basing its belief on a number of factors, including the process of negotiations and the experience of the independent committee’s advisors;

●	the lack of interested bidders, considering the fact that there was 0 proposal submitted to the independent committee and that there were no party other than the members of the Buyer Group had contacted the Company or the independent committee expressing an interest in exploring an alternative transaction with the Company following the Company’s announcement on May 12, 2020 that it has received a “going private” proposal;

●	the financial analysis reviewed and discussed with the independent committee by representatives of Duff & Phelps, as well as the oral opinion of Duff & Phelps to the independent committee on September 29, 2020 (which was subsequently confirmed by delivery of a written opinion of Duff & Phelps dated the same date) with respect to the fairness, from a financial point of view, of the $3.65 per Share merger consideration to be received by the holders of Company’s Shares (other than holders of Excluded Shares) (without giving effect to any impact of the merger on any particular holder of Shares other than in its capacity as a holder of Shares), pursuant to the merger agreement, as of September 29, 2020, based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion;

●	potential adverse effects on the Company’s business, financial condition and results of operations caused by recent economic conditions in the PRC, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing, the current coronavirus outbreak and reduced market confidence;

●	the global economic downturn induced by the Covid-19 pandemic;

●	increased costs of regulatory compliance for public companies;

●	the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of any newly enacted law or regulation similar in substance to the proposed Holding Foreign Companies Accountable Act;

●	the trends in the Company’s industry, including competition;

●	the recognition that, as a privately-held entity, the management of the Company may have greater flexibility to focus on improving the Company’s long term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance;

●	the recognition that, as an SEC-reporting company, the management of the Company and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance;

●	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

●	the belief of the independent committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

●	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

o	the absence of a financing condition in the merger agreement;

o	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion;

o	the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, the Parent will pay the Company a $550,000 or $275,000 termination fee and the guarantee of such payment obligation by certain members of the Buyer Group pursuant to a limited guarantee; and

●	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the independent committee, which consists of three independent and disinterested directors, each of whom is an outside, non-employee director, and that no limitations were placed on the independent committee’s authority

In addition, the independent committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated security holders and to permit the independent committee and our board of directors to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

●	in considering the merger with the Buyer Group, the independent committee, which consists of three independent and disinterested directors, acted solely to represent the interests of the unaffiliated security holders, and the independent committee had independent control of the negotiations with the Buyer Group and its legal advisor on behalf of such unaffiliated security holders;

●	all of the directors serving on the independent committee during the entire process were and are independent and disinterested directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors ’ receipt of board compensation in the ordinary course, (ii) independent committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the independent committee’s or the board of directors’ recommendation of the merger), and (iii) the director’s indemnification and liability insurance rights under the merger agreement;

●	following its formation, the independent committee had independent control over the sale process with the advice and assistance of Duff & Phelps as its financial advisor, MagStone Law, LLP as its US legal advisor and Ogier as its BVI legal counsel, each reporting solely to the independent committee;

●	the independent committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the independent committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the board of directors for authorization and approval unless the independent committee had recommended such action to the board of directors;

●	there are no limitations placed on the independent committee’s authority, including the authority to reject the terms of any strategic transaction, including the merger;

●	the recognition by the independent committee and the board of directors that it had no obligation to recommend the authorization and approval of the proposal from the Buyer Group or any other transaction;

●	the independent committee had the freedom to recommend for or against the merger or any alternative transaction and the authority to “just say no” to any such extraordinary transaction if the independent committee would consider that course of action to be in the best interests of the Company and the unaffiliated stockholders;

●	the recognition by the independent committee and the board of directors that, under the terms of the merger agreement, it has the ability to consider any proposal regarding a competing transaction that is reasonably likely to lead to a “superior proposal” (as defined in the merger agreement) until the date the Company’s stockholders vote upon and authorize and approve the merger agreement;

●	the ability of the Company to terminate the merger agreement in connection with a “superior proposal” subject to compliance with the terms and conditions of the merger agreement;

●	the independent committee held regular meetings to consider and review the terms of the merger agreement and the merger;

●	the terms and conditions of the merger agreement were the product of vigorous negotiations between the independent committee and its financial advisor and legal advisor, on the one hand, and the Buyer Group and its counsel, on the other hand; and

●	the availability of appraisal rights to the unaffiliated shareholders who comply with all of the required procedures under the BVI Business Companies Act for exercising dissenters’ and appraisal rights, which allow such holders to seek appraisal of the fair value of their shares as determined by independent appraisers.

The independent committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

●	the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer Group;

●	the fact that the Company’s stockholders, other than the Rollover Stockholders, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to stockholders;

●	the restrictions on the conduct of the Company’s business prior to the completion of the merger;

●	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

●	the Company will be required to, under certain circumstances, pay the Parent a termination fee of US$275,000 in connection with the termination of the merger agreement;

●	the fact that the Parent and the Merger Sub are newly formed corporations with essentially no assets and that the Company’s legal remedy in the event of breach of the merger agreement by the Parent or the Merger Sub under certain circumstances may be limited to receipt of a termination fee of US$550,000 or US$275,000, and that under certain circumstances the Company may not be entitled to a termination fee;

●	the merger agreement precludes the Company from actively soliciting alternative transaction proposals;

●	the terms of the Buyer Group’s participation in the merger and the fact that the Buyer Group may have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders, as well as the other interests of the Company’s directors and officers in the merger;

●	that while the independent committee expects to complete the merger, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied and, as a result, it is possible that the merger may not be completed even if Company stockholders approve it;

●	the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and

●	the taxability of an all-cash transaction to our unaffiliated security holders that are U.S. holders as defined below in “Special Factors - Material U.S. Federal Income Tax Consequences” beginning on page 78.

The forgoing discussion of information and factors considered by the independent committee and our board of directors is not intended to be exhaustive, but includes the material factors considered by the independent committee and our board of directors. In view of the wide variety of factors considered by the independent committee and our board of directors, neither the independent committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the independent committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The independent committee recommended that our board of directors authorize and approve, and our board of directors authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the independent committee considered financial analyses presented by Duff & Phelps as an indication of the going concern value of the Company. These analyses included, among others, discounted cash flow analysis, selected public company analysis, and selected transactions analysis. All of the material analyses as presented to the independent committee on September 29, 2020 are summarized below under the caption “Special Factors - Opinion of the Independent Committee’s Financial Advisor” beginning on page 50. The independent committee expressly adopted these analyses and the opinion of Duff & Phelps, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.  No specific going concern value was calculated or considered by our board of the directors or the independent committee on behalf of the Company.

Neither the independent committee nor our board of directors considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the independent committee and the board of directors believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. In addition, the independent committee and the board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value on the following grounds: (i) the realization of value in a liquidation would involve selling many distinct operating entities and such a process would likely be complex and time consuming, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize, (iii) the tax implications and lay-off costs in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern and (iv) neither the independent committee nor the board were aware of any precedents of U.S.-listed PRC companies liquidating their entire business and returning the proceeds to stockholders. Each of the independent committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the independent committee and board of directors also considered the historical market prices of our Shares as described under the caption “Market Price of the Company’s Shares, Dividends and Other Matters - Market Price of the Shares” beginning on page 83. Each of the independent committee and the board of directors considered the purchase prices paid in previous purchases as described under the caption “Transactions in the Shares.”

Neither the independent committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The independent committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of December 31, 2019 was $2.8659, which is based on the 10,809,000 issued and outstanding Shares as of December 31, 2019. Net book value does not take into account the future prospects of the Company, market conditions, trends in the water treatment industry or the business risks inherent in competing with larger companies in that industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and our unaffiliated security holders and its decision to authorize and approve the merger agreement and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by our shareholders, our board of directors, on behalf of the Company, considered the analysis and recommendation of the independent committee and the factors examined by the independent committee as described above under this section and adopted such recommendations and analysis.

For the foregoing reasons, each of the Company and our board of directors believes that the merger agreement, the plan of merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and our unaffiliated security holders.

Except as discussed in “Special Factors - Background of the Merger,” “Special Factors - Reasons for the Merger and Recommendation of the Independent Committee and our Board of Directors,” and “Special Factors - Opinion of the Independent Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, each member of the Buyer Group may be deemed to be an affiliate of the Company, and therefore, required to express his, her or its belief as to the fairness of the merger to the Company’s unaffiliated shareholders. Each member of Buyer Group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the merger are not intended and should be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. Please see “Special Factors - Interests of Certain Persons in the Merger” beginning on page 73 for additional information. The Buyer Group believes the proposed merger is fair for the Company’s unaffiliated shareholders on the basis of the factors described in “Special Factors - Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 37 and the additional factors described below.

The Buyer Group believes the interests of the Company’s unaffiliated shareholders were represented by the independent committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them, and not to the Company’s unaffiliated shareholders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The Buyer Group did not participate in the deliberations of the independent committee regarding, and did not receive any advice from the independent committee’s independent legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated shareholders. Furthermore, the Buyer Group did not perform, or engage a financial advisor to perform, any independent valuation or other analysis to assist them in assessing the fairness of the merger consideration to the Company’s unaffiliated security holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the independent committee and the Company’s board of directors discussed in “Special Factors - Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 37, the Buyer Group believes the merger is substantively and procedurally fair to the Company’s unaffiliated security holders. In particular, the Buyer Group believes that the proposed merger is both procedurally and substantively fair to the unaffiliated security holders of the Company based on their consideration of the following factors, which are not listed in any relative order of importance, among others:

●	the fact that the independent committee and, acting upon the unanimous recommendation of the independent committee, the Company’s board of directors (including a majority of the directors who were not employees of the Company) unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company’s unaffiliated security holders;

●	the fact that the independent committee, consisting entirely (and constituting a majority) of directors who are not officers or employees of the Company and who are not affiliated with any member of Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Company’s board of directors what action should be taken by the Company, including not to engage in the merger;

●	the fact that the members of the independent committee do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated security holders, other than (i) the directors’ receipt of board compensation in the ordinary course; (ii) independent committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the independent committee’s or board’s recommendation of the merger); and (iii) the directors’ indemnification and liability insurance rights under the merger agreement;

●	the fact that the independent committee retained and was advised by its independent legal and financial advisors who are experienced in advising committees such as the independent committee in similar transactions;

●	the fact that the independent committee and the Company’s board of directors had no obligation to recommend the authorization and approval of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction;

●	the current and historical market prices of our Shares, including the fact that the merger consideration offered to our unaffiliated shareholders represents (a) a 72.1% premium to the closing price of our Shares on May 11, 2020, the last trading day immediately prior to the Company’s announcement on May 12, 2020 that it had received “a going private” proposal and (b) 64.2% and 56.6% premium over the volume-weighted average closing price of the Shares during the 30 and 60 days, respectively, prior to the Company’s announcement on May 12, 2020 that it had received a “going private” proposal;

●	the fact that the merger consideration is all cash, which provides a specific amount of cash consideration for Shares held by, and liquidity to, unaffiliated security holders and allows the unaffiliated security holders not to be exposed to risks and uncertainties relating to the prospects of the Company;

●	the fact that the merger consideration, other terms and conditions of the merger agreement and the transactions contemplated thereby were the result of extensive negotiations over an extended period of time between the independent committee, its advisors and the Buyer Group;

●	the fact that the Parent and the Merger Sub obtained financing commitment for the transaction against which the Company possesses third-party rights to enforce, the limited number and nature of the conditions to the financings, and the obligation of the Parent to use its reasonable best efforts to obtain the financing;

●	the fact that the independent committee received from its independent financial advisor, Duff & Phelps, an opinion, dated September 29, 2020, as to the fairness, from a financial point of view, of the $3.65 per Share merger consideration to be received by holders of the Shares (other than the Excluded Shares) in the merger, as of September 29, 2020, based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion;

●	the fact that the Company and the independent committee is able to, subject to compliance with the terms and conditions of the merger agreement, terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger - Acquisition Proposals” beginning on page 98);

●	the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the merger agreement;

●	the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the BVI Business Companies Act for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the courts of the British Virgin Islands;

●	the fact that approval of the merger agreement, the plan of merger and the merger are not structured to require the approval of a majority of unaffiliated shareholders; however, the merger agreement, the plan of merger and the merger are subject to approval by the affirmative vote of at least a majority of the shareholders present and voting in person or by proxy in accordance with the BVI Business Companies Act and the Company’s memorandum and articles of association;

●	that the board of directors was fully informed about the extent to which the interests of the Rollover Shareholders in the merger differed from those of the Company’s other shareholders; and

●	the fact that none of the members of the Buyer Group, or any of their advisors participated in or sought to influence the deliberative process of the independent committee.

The Buyer Group did not consider pre-merger going concern value for the Company as a public company to determine the fairness of the merger consideration to the unaffiliated shareholders of the Company because following the merger the Company will have a significant different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s Shares, the merger consideration represented a premium to the going concern value of the Company.

The Buyer Group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company. The Buyer Group believes that net book value is not a material indicator of the value of the Company as a going concern. Net book value does not take into account the future prospects of the Company, market conditions, trends in the water treatment industry or the business risks inherent in competing with larger companies in that industry.

The Buyer Group did not consider the liquidation value of Company’s assets because the Buyer Group considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. The Buyer Group believes the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value.

The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the merger to the Company’s unaffiliated security holders is not intended to be exhaustive, but is believed to include all material factors considered. The Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the merger to the Company’s unaffiliated security holders. Rather, the Buyer Group made the fairness determinations after considering all of the foregoing as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company’s unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company to approve the merger agreement. The Buyer Group does not make any recommendation as to how such shareholders should vote relating to the proposal to approve the merger agreement and the merger at the extraordinary general meeting.

None of the members of the Buyer Group performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the proposed merger to the Company’s unaffiliated security holders.

Certain Financial Projections

The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending 2020 through the fiscal year ending 2025 for the independent committee and Duff & Phelps in connection with the financial analysis of the merger. These financial projections, which were based on Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding net revenue, gross profit, operating expenses, income from operations and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

Neither our independent registered public accounting firm, MaloneBailey, LLP, nor any other independent accountants have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the independent committee and Duff & Phelps, and are not included in this proxy statement in order to induce any holder of Shares to vote in favor of approval of the merger agreement or to elect not to seek appraisal for his or her Shares.

The following table summarizes the financial projections prepared by our management and considered by the independent committee and Duff & Phelps in connection with their analysis of the proposed transaction:

	Company Financial Projections
	Fiscal Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E
	(in RMB million except percentage)

Revenues	286	311	334	355	374	390

Gross Profit (1)	119	133	143	152	159	166
% Margin	41.6%	42.9%	42.8%	42.6%	42.6%	42.5%

Operating Expenses (1)	76	82	88	93	96	100

Income from Operations	30	35	38	41	45	47
% Margin	10.6%	11.3%	11.2%	11.5%	12.1%	12.2%

Depreciation and Amortization	12	16	17	18	18	18

EBITDA (2)	43	51	55	59	63	66
% Margin	15.0%	16.4%	16.4%	16.5%	16.9%	16.9%

Net Income	24	24	23	25	31	34
% Margin	8.3%	7.4%	6.8%	7.2%	8.3%	8.6%

(1) Management projected gross profit and operating expenses exclude depreciation and amortization.

(2) “EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

Opinion of the Independent Committee’s Financial Advisor

Between May 12, 2020 and May 28, 2020, the independent committee contacted and received proposals from Duff & Phelps and another investment banking firm that had expressed interest in being considered for the roles of the independent financial advisor to the independent committee. After having conducted an interview with Duff & Phelps, the independent committee retained Duff & Phelps as its independent financial advisor to deliver a fairness opinion in connection with the merger pursuant to an engagement letter dated June 3, 2020. The independent committee selected Duff & Phelps to act as its financial advisor in connection with the going private transaction because Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services, and because of Duff & Phelps’ extensive experience in representing special committees in going private transactions, its significant experience dealing with China-based companies, its lack of existing material relationships with the Company or the Founders and its ability to interact in both English and Chinese.

At the meeting of the independent committee on September 29, 2020, Duff & Phelps rendered its oral opinion, which was subsequently confirmed in writing by delivery of its written opinion dated the same date, to the independent committee that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion, the per Share merger consideration to be received by the holders of Shares (other than the Excluded Shares) in the merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of Shares other than in its capacity as a holder of Shares). No limitations were imposed by the independent committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of Duff & Phelps dated September 29, 2020, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the independent committee (in its capacity as such), is directed only to the per Share merger consideration to be paid in the merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the merger or any other matter.

Duff & Phelps’ written opinion and its presentation to the independent committee will be available for any interested shareholder of the Company (or any representative of a shareholder who has been so designated in writing) to inspect and copy at the Company’s principal executive offices during regular business hours. Copies of such materials will be transmitted by the Company to any interested shareholder of the Company (or any representative of a shareholder who has been so designated in writing) upon written request and at the expense of the requesting shareholder. Shareholders of the Company may consider these materials in connection with their evaluation of the merger. However, neither Duff & Phelps’ opinion nor its presentation to the independent committee was intended to nor does it constitute a recommendation to any shareholder as to how the shareholder should vote or act with respect to the merger or any matter relating thereto.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

●	reviewed the Company’s audited financial statements for the years ended December 31, 2015 and December 31, 2016 included in the Company’s Form F-1 filed with the Securities and Exchange Commission (“SEC”), the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended December 31, 2017 through December 31, 2019 and the Company’s unaudited interim financial statements for the six months ended June 30, 2018 and June 30, 2019 included in the Company’s Form 6-K filed with the SEC;

●	reviewed the Company’s unaudited interim financial statements for the five months ended May 31, 2019 and May 31, 2020, provided by the management of the Company and its principal operating company, Yantai Jinzheng Eco-Technology Co., Ltd. (the “Management of the Company”);

●	reviewed unaudited segment financial information for the Company for the years ended December 31, 2015 through December 31, 2019, for the six months ended June 30, 2018 and June 30, 2019, and for the five months ended May 31, 2019 and May 31, 2020, provided by the Management of the Company;

●	reviewed a detailed financial projection model for the Company for the years ended December 31, 2020 through December 31, 2025, prepared and provided to Duff & Phelps by the Management of the Company, upon which Duff & Phelps has relied, with the Company’s and the independent committee’s consent, in performing its analysis (collectively, the “Management Projections”);

●	reviewed other internal documents relating to the history, past and current operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps by the Management of the Company;

●	reviewed letters dated September 28, 2020 from the Management of the Company which made certain representations as to the historical financial statements of the Company and the Management Projections and the underlying assumptions of such projections (the “Management Representation Letters”);

●	reviewed documents related to the merger, including a draft of the merger agreement dated September 29, 2020;

●	discussed the information referred to above and the background and other elements of the merger with the Management of the Company;

●	discussed with the Management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

●	reviewed the historical trading price and trading volume of the Shares, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

●	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

●	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the merger, Duff & Phelps, with the Company’s and the independent committee’s consent:

●	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Management of the Company, and did not independently verify such information;

●	relied upon the fact that the independent committee, the board of directors and the Company have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken;

●	assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions;

●	assumed that information supplied and representations made by the Management of the Company are accurate in all material respects and do not omit to state a material fact in respect of the Company and the merger;

●	assumed that the representations and warranties made in the merger agreement and the Management Representation Letters are accurate in all material respects;

●	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

●	assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

●	assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement, without any amendments thereto or any waivers of any terms or conditions thereof; and

●	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the merger.

To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion is based prove to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon. In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger.

Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. The credit, financial and stock markets have been experiencing unusual volatility and Duff & Phelps expresses no opinion or view as to any potential effects of such volatility on the Company or the merger.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of the Company, or any alternatives to the merger, (ii) negotiate the terms of the merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the merger agreement and the merger, or (iii) advise the independent committee or any other party with respect to alternatives to the merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares (or anything else) after the announcement or the consummation of the merger (or any other time). Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation.

Duff & Phelps’ opinion was prepared by Duff & Phelps for the use and benefit of the independent committee in connection with its consideration of the merger. Subject to the assumptions and qualifications set forth thereof, the unaffiliated security holders may rely upon the information disclosed in the Duff & Phelps’ opinion. Duff & Phelps has consented to the inclusion of its opinion in its entirety as an annex to this proxy statement. Duff & Phelps’ opinion (i) does not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the merger; (iii) is not a recommendation as to how the independent committee, the board of directors or any other person, including security holders of the Company, should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction, and (iv) does not indicate that the merger consideration is the best possibly attainable under any circumstances; instead, it merely states whether the merger consideration is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’ opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Duff & Phelps’ opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with its opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, the Company and the independent committee dated May 26, 2020. Duff & Phelps’ opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in such engagement letter.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the independent committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex B. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the independent committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows of the Company for the fiscal years ending December 31, 2020 through December 31, 2025, with “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors - Certain Financial Projections” beginning on page 49. The costs associated with the Company being a publicly listed company, as provided by the Management of the Company, were excluded from the financial projections because such costs would likely be eliminated as a result of the merger.

Duff & Phelps estimated the net present value of all cash flows of the Company after fiscal year 2025 (the “Terminal Value”) using a perpetuity growth formula assuming a 4% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 14% to 16%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB255.00 million to RMB305.00 million and a range of implied values of the Company’s Shares of US$2.70 to US$3.38 per Share.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the water treatment industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The seventeen companies included in the selected public company analysis in the water treatment industry were:

Global Water Treatment Companies

●    Xylem Inc.

●    Pentair plc

●    Evoqua Water Technologies Corp.

●    Kurita Water Industries Ltd.

●    KSB SE & Co. KGaA

●    METAWATER Co., Ltd.

●    Organo Corporation

●    Tsukishima Kikai Co., Ltd.

●    Tsurumi Manufacturing Co., Ltd.

●    Nomura Micro Science Co., Ltd.

●    Ion Exchange (India) Limited

China Water Treatment Companies

●    Beijing Enterprises Water Group Limited

●    Yunnan Water Investment Co., Limited

●    China Everbright Water Limited

●    Kunming Dianchi Water Treatment Co., Ltd.

●    Luzhou Xinglu Water (Group) Co., Ltd.

●    China Water Industry Group Limited

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2020, 2021 and 2022 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

COMPANY INFORMATION	REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN
Company Name	3-YR CAGR	YTD	2020	2021	2022	3-YR CAGR	YTD	2020	2021	2022	3-YR CAGR	YTD	2020	2021	2022
Global Water Treatment Companies
Xylem Inc.	4.4%	-11.6%	-9.7%	6.8%	5.5%	5.3%	-34.4%	-28.1%	23.7%	12.0%	18.7%	16.9%	15.1%	17.5%	18.6%
Pentair plc	2.1	-4.4	-4.8	5.6	5.5	5.0	-5.7	-7.6	14.2	8.2	17.9	17.7	17.3	18.7	19.2
Evoqua Water Technologies Corp.	8.3	1.3	-5.8	7.3	4.9	10.8	10.0	-9.6	13.5	9.9	15.5	15.7	14.5	15.3	16.0
Kurita Water Industries Ltd.	7.3	-5.2	-0.8	6.7	3.2	7.2	-21.9	-12.9	9.4	6.5	16.4	15.5	16.9	17.3	17.9
KSB SE & Co. KGaA	3.4	-8.1	-11.6	9.2	6.0	11.6	-27.9	-23.8	50.0	18.9	6.7	6.7	6.3	8.7	9.7
METAWATER Co., Ltd.	4.8	-4.5	4.2	3.3	2.9	7.8	NM	9.9	9.6	6.9	7.5	6.8	8.0	8.5	8.9
Organo Corporation	6.0	-2.8	3.0	2.7	0.7	30.2	-62.6	-7.6	-21.8	16.5	8.5	10.5	10.9	8.3	9.6
Tsukishima Kikai Co., Ltd.	12.8	-15.9	-5.6	4.1	-1.2	25.0	NM	-12.7	12.6	9.9	9.7	8.9	9.0	9.7	10.8
Tsurumi Manufacturing Co., Ltd.	5.3	1.5	NA	NA	NA	6.5	-10.4	NA	NA	NA	12.9	12.7	NA	NA	NA
Nomura Micro Science Co., Ltd.	8.6	11.4	8.9	9.9	8.0	26.8	NM	4.9	17.5	NA	7.3	10.6	7.0	7.5	NA
Ion Exchange (India) Limited	13.6	-19.3	NA	NA	NA	21.1	-6.7	NA	NA	NA	8.6	9.5	NA	NA	NA
Group Median	6.0%	-4.5%	-4.8%	6.7%	4.9%	10.8%	-16.2%	-9.6%	13.5%	9.9%	9.7%	10.6%	10.9%	9.7%	13.4%
China Water Treatment Company
Beijing Enterprises Water Group Limited	17.6%	-2.9%	0.8%	6.7%	9.8%	18.9%	-8.1%	10.4%	8.0%	8.7%	30.0%	30.3%	34.1%	34.5%	34.2%
Yunnan Water Investment Co., Limited	31.6	-1.8	NA	NA	NA	32.0	-20.9	NA	NA	NA	29.4	28.9	NA	NA	NA
China Everbright Water Limited	30.6	-14.7	9.8	9.8	1.3	25.1	-1.8	11.8	12.3	6.6	30.9	31.5	30.2	30.9	32.5
Kunming Dianchi Water Treatment Co., Ltd.	26.1	11.6	5.6	5.1	5.7	11.6	14.1	27.0	6.2	7.8	46.0	42.7	50.3	50.8	51.8
Luzhou Xinglu Water (Group) Co., Ltd.	34.0	13.7	NA	NA	NA	17.4	28.7	NA	NA	NA	21.5	20.4	NA	NA	NA
China Water Industry Group Limited	29.3	4.6	NA	NA	NA	38.7	0.9	NA	NA	NA	33.0	33.8	NA	NA	NA
Group Median	29.9%	1.4%	5.6%	6.7%	5.7%	22.0%	-0.4%	11.8%	8.0%	7.8%	30.5%	30.9%	34.1%	34.5%	34.2%
Aggregate Mean	14.5%	-2.8%	-0.5%	6.4%	4.4%	17.7%	-10.5%	-3.2%	12.9%	10.2%	18.9%	18.8%	18.3%	19.0%	20.8%
Aggregate Median	8.6%	-2.9%	0.0%	6.7%	5.2%	17.4%	-7.4%	-7.6%	12.5%	8.7%	16.4%	15.7%	14.8%	16.3%	17.9%

Newater Technology, Inc.	47.1%	5.1%	10.1%	8.8%	7.6%	40.8%	NM	-14.6%	10.7%	4.8%	20.9%	22.0%	18.5%	18.8%	18.3%

Note: The Company’s financial performance metrics presented are adjusted to exclude public company costs and non-recurring income and expenses.

YTD = Year to Date

LTM = Latest Twelve Months

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

EBIT = Earnings Before Interest and Taxes

The companies utilized for comparative purposes in Duff & Phelps’ analysis were not identical to the Company. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies, but also requires complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of the Company.

Selected M&A Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the merger and the availability of public information related to the transaction. The selected water treatment industry transactions indicated enterprise value to Latest Twelve Months (“LTM”) EBITDA multiples ranging from 3.0x to 11.4x with a median of 8.5x, enterprise value to LTM EBIT multiples ranging from 3.1x to 17.5x with a median of 11.2x, and enterprise value to LTM revenue multiples ranging from 0.54x to 2.52x with a median of 1.12x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business, industry comparability, and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

China Water Treatment Companies ($ in millions)

Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / Revenue		EV / EBITDA		EV / EBIT
4/23/2020	Beijing Innogreen Technology Co., Ltd	Beijing Gerrytone Environmental Technology Co., Ltd	$16	$27	NA	NA	NA	0.60	x	NA		NA
11/6/2019	Shandong Shifang Environmental Protection& Bio-Energy Co., Ltd.	Sichuan Jinyu Automobile City (Group) Co., Ltd. (nka:BECE Legend Group Co., Ltd.)	$77	$30	$14	$9	45.9%	2.52	x	5.5	x	8.5	x
12/10/2017	Jiangsu Jinshan Environmental Protection Technology Co., Ltd	Jiangsu Jinshan Environmental Protection Engineering Group Co., Ltd.	$289	$124	$44	$42	35.8%	2.34	x	6.5	x	6.9	x
9/29/2016	Gansu Golden Bridge Group Co.,Ltd.	Tianjin MOTIMO Membrane Technology Co.,Ltd	$55	$23	$5	$5	21.8%	2.37	x	10.9	x	11.2	x
11/1/2015	Beijing TDR Enviro-Tech Co., Ltd.	Shanghai Luran Investment Management Co., Ltd.; Shanghai Jianxin Investment Co., Ltd.; Shanghai Fuji Investment Co., Ltd	$103	$47	NA	NA	NA	2.17	x	NA		NA

Mean	2.00x	7.6x	8.8x
Median	2.34x	6.5x	8.5x

Global Water Treatment Companies ($ in millions)

Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / Revenue		EV / EBITDA		EV / EBIT
8/1/2019	First Sales, LLC	Franklin Electric Co., Inc.	$16	$14	NA	NA	NA	1.11	x	NA		NA
2/8/2019	U.S. Water Services, Inc.	Kurita Water Industries Ltd.	$270	$172	NA	NA	NA	1.57	x	NA		NA
3/8/2017	GE Osmonics, Inc. (nka:SUEZ Water Technologies & Solutions)	Caisse de dépôt et placement du Québec; Suez SA	$3,375	$2,102	$337	NA	16.1%	1.61	x	10.0	x	NA
7/13/2016	Ovivo Inc.	SKion Water International GmbH	$138	$258	$12	$8	4.7%	0.54	x	11.4	x	17.5	x
6/17/2016	Hydro International plc (nka:Hydro International Limited)	Hanover Investors Management LLP; Hanover Active Equity Fund LP	$37	$54	$4	$3	7.3%	0.68	x	9.3	x	11.7	x
3/4/2016	Fomento de Construcciones y Contratas, S.A.	Control Empresarial de Capitales, S.A. de C.V.	$7,914	$7,041	$1,026	$543	14.6%	1.12	x	7.7	x	14.6	x
2/16/2016	Aerex Industries Inc.	Consolidated Water U.S. Holdings, Inc.	$13	$19	$4	$4	21.9%	0.66	x	3.0	x	3.1	x
2/6/2016	Bilfinger Water Technologies GmbH	mertus 243.GmbH	$228	$334	NA	NA	NA	0.68	x	NA		NA

Mean	1.00x	8.3x	11.7x
Median	0.90x	9.3x	13.1x

Aggregate Mean	1.38x	8.0x	10.5x
Aggregate Median	1.12x	8.5x	11.2x

Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s LTM EBITDA ending May 31, 2020 and projected EBITDA for the fiscal year ending December 31, 2020. The LTM EBITDA and projected EBITDA were adjusted for the purpose of this analysis to exclude public company costs and non-recurring income (expenses) and include government grants. Duff & Phelps’ selected valuation multiples were as follows: LTM EBITDA multiple ranged from 4.50x to 5.50x, and projected fiscal 2020 EBITDA multiple ranged from 5.00x to 6.00x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that, in its judgment, reflected the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the comparable group. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above.

Summary of Discounted Cash Flow Analysis and Selected Public Companies / M&A Transactions Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was RMB255.00 million to RMB305.00 million, and the range of estimated enterprise values that Duff & Phelps derived from its selected public companies / M&A transactions analyses was RMB262.00 million to RMB317.00 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of RMB259.00 million to RMB311.00 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB203.49 million to RMB255.49 million by:

●    adding cash and restricted cash of RMB76.09 million;

●    subtracting working capital deficit of RMB86.00 million;

●    adding due from related parties of RMB0.02 million;

●    adding deposit on loan agreement of RMB5.10 million;

●    adding long term investments of RMB40.88 million;

●    subtracting loans due within one year of RMB79.95 million;

●    subtracting long term loans of RMB0.93 million;

●    subtracting other payables of RMB10.72 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each Share to range from US$2.76 to US$3.46 per Share. Duff & Phelps noted that the merger consideration to be received by the holders of Shares (other than the Excluded Shares) in the merger was above the range of the per Share value indicated in its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the independent committee in its evaluation of the merger and should not be viewed as determinative of the views of the independent committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the independent committee, the Company agreed to pay Duff & Phelps $250,000 due and payable as follows: $100,000 payable upon execution of the engagement letter with Duff & Phelps; $100,000 payable upon Duff & Phelps’ delivery to the independent committee of its opinion in writing; and $50,000 payable upon closing of the proposed transaction. No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed $30,000.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the independent committee and the Company’s board of directors are aware of these fee arrangements.

Other than the Duff & Phelps engagement to render its opinion to the independent committee, during the two years preceding the date of the opinion, Duff & Phelps and its affiliates have not had any material relationship with any party to the merger agreement for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Purpose of and Reasons for the Merger

The Buyer Group

Under the rules governing “going private” transactions, each member of Buyer Group may be deemed to be engaged in a “going private” transaction and, therefore, required to express their reasons for the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act.

For the Buyer Group, the primary purpose of the merger is to benefit from any future earnings and growth of the Company after the merger of the Merger Sub with and into the Company, making the Company privately held and wholly owned by the Parent. The Buyer Group believes that structuring the transaction in such manner is preferable to other transaction structures because it will enable the Parent to acquire 100% control of the Company, it represents an opportunity for the Company’s unaffiliated security holders to receive $3.65 per Share in cash, without interest and net of any applicable withholding taxes, for their Shares, and it also allows the Buyer Group to maintain a significant portion of their investment in the Company through their respective commitments to subscribe for equity interests of the Parent.

The Buyer Group also believes that the merger will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to pursue business initiatives without focusing on the short-term market reaction of the Company’s public shareholders with respect to such initiatives or the collective risk tolerance of such public shareholders as it relates to such initiatives. Further, as a privately held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to unaffiliated security holders’ concerns and to engage in an ongoing dialogue with unaffiliated security holders can at times distract management’s time and attention from the effective operation and improvement of the business. The Buyer Group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company’s being a privately held company as described above. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures.

The Company

The Company’s purpose for engaging in the merger is to enable its shareholders to receive $3.65 per Share in cash, without interest and net of any applicable withholding taxes. The Company has determined to undertake the merger at this time based on the analyses, determinations and conclusions of the independent committee and the board of the directors described in detail under the caption “Special Factors – Reasons for the Merger and Recommendation of the Independent Committee and the Board.”

Effect of the Merger on the Company

Private Ownership

The Company’s Shares of are currently listed on NASDAQ under the symbol “NEWA.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company directly owned by the Parent. Following the completion of the merger, the Shares will cease to be listed on NASDAQ, and price quotations with respect to sales of the Shares in the public market will no longer be available. In addition, registration of the Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each outstanding Shares will be cancelled in exchange for the right to receive $3.65 per Share in cash, without interest and net of any applicable withholding taxes, except for the following excluded Shares (the “Excluded Shares”): (a) Shares beneficially owned by the Rollover Shareholders (the “Rollover Shares”); (b) Shares (the “Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Business Companies Act, 2004, as amended (the “BVI Companies Act”) (the “Dissenting Shareholders”) and (c) Shares (if any) owned by the Company or any direct or indirect wholly-owned subsidiaries of the Company (or held in the Company’s treasury). Each Excluded Share (excluding the Dissenting Shares) issued and outstanding immediately prior to the effective time, will be cancelled and will cease to exist, and no consideration will be delivered with respect thereto. Each Dissenting Shareholder will be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. As a result, current shareholders of the Company, other than the Rollover Shareholders, will no longer have any equity interest in, or be shareholders of, the Company upon completion of the merger. As a result, our shareholders, other than the Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders, other than the Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

Directors and Management of the Surviving Company

As of the effective time of the merger, without any further action on the part of the parties, the memorandum and articles of association of the Merger Sub then in effect will be the memorandum and articles of association of the surviving company, except that, at the effective time of the merger, references therein to the name and the authorized capital of the Merger Sub will be amended to describe correctly the name and authorized capital of the surviving company, as provided in the plan of merger, until thereafter changed or amended as provided therein or by applicable law.

In addition, unless otherwise determined by the Parent prior to the effective time, the directors of the Merger Sub at the effective time (identified below in Annex D - “Directors and Executive Officers of Each Filing Person”) will become the directors of the surviving company and the officers (other than those officers who also were directors) of the Company immediately prior to the effective time will become the officers of the surviving company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s unaffiliated security holders include, without limitation, the following:

●	the receipt by such security holders of $3.65 per Share in cash, representing a premium of 64.2% over the Company’s 30 trading day volume-weighted average closing price as quoted by NASDAQ on May 11, 2020, the last trading day prior to the Company’s announcement on May 12, 2020 that it had received a “going private” proposal; and

●	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger.

The primary detriments of the merger to the Company’s unaffiliated security holders include, without limitation, the following:

●	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

●	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors - Material U.S. Federal Income Tax Consequences”) of the Shares who receives cash in exchange for all of such U.S. Holder’s Shares in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares. Because we may be or have been a PFIC for U.S. federal income tax purposes during a U.S. Holder’s holding period for Shares, any gain recognized by a U.S. Holder on the receipt of cash in exchange for such U.S. Holder’s Shares may be taxed under special U.S. federal income tax rules, as described under “Material U.S. Federal Income Tax Consequences.”

The primary benefits of the merger to the Company’s directors and executive officers (other than the Buyer Group) include, without limitation, the following:

●	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

●	the monthly compensation of five thousand RMB (¥5,000) of Ms. Zhicun Chen, Mr. Yan Shen and Mr. Hengtong Li, each of which is a member of the independent committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the independent committee’s or the board’s recommendation of the merger); and

●	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The primary detriments of the merger to the Company’s directors and executive officers (other than the Buyer Group) include, without limitation, that they will resign from the company and will no longer receive income from the Company.

The primary benefits of the merger to the Buyer Group include the following:

●	if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Parent;

●	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

●	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

●	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

●	the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and

●	there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements. The Company has estimated that no longer being subject to such filings and compliance requirements will result in a saving of direct costs of approximately US$490,000 per year on a recurring basis. The Buyer Group will be able to enjoy the benefit of such cost savings, while the unaffiliated security holders do not and will not share the benefit of any such cost savings.

The primary detriments of the merger to the Buyer Group include the following:

●	all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer Group;

●	risks associated with pending legal and regulatory proceedings against the Company will be borne by the Buyer Group;

●	the business risks facing the Company, will be borne by the Buyer Group;

●	an equity investment in the surviving company by the Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

●	following the merger, there will be no trading market for the surviving company’s equity securities.

Effect of the Merger on the Company’s Net Book Value and Net Earnings

The Parent does not currently own any interest in the Company. Immediately after the closing of the merger, The Parent will own 100% of the outstanding Shares. The Company’s net earnings attributable to the Company’s shareholders for the year ended December 31, 2019 was approximately $4,311,547 and net book value attributable to the Company’s shareholders as of December 31, 2019 was approximately $30,977,111.

The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for the Parent, Mr. Li, Ms. Zhang, Mr. Sui and Yancoal before and immediately after the merger, based on the historical net book value as of December 31, 2019 and the net earnings of the Company for the fiscal year 2019.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Earnings		Net Book Value		Net Earnings		Net Book Value
Name	$	%	$	%	$	%	$	%
The Parent	-	-	-	-	4,311,546.99	100%	30,977,111.03	100%
Yuebiao Li(2)	1,156,766.24	26.83%	8,311,002.12	26.83%	1,327,078.13	30.78%	9,534,639.56	30.78%
Zhuo Zhang(3)	757,881.33	17.58%	5,445,139.32	17.58%	884,718.75	20.52%	6,356,426.37	20.52%
Xiangqian Sui(4)	159,553.96	3.7%	1,146,345.12	3.7%	159,553.96	3.7%	1,146,345.1	3.7%
Yancoal	-	-	-	-	1,940,196.15	45%	13,939,700	45%

(1)	Ownership percentages are based on 10,809,000 common shares issued and outstanding as of the date of this proxy statement.

(2)	All of Mr. Li’s shares in the Company are owned through his wholly owned and controlled entity, Tigerwind Group Limited, prior to the merger. The indirect ownership percentage of Mr. Li after the merger reflects the addition of the Parent’s shares held by Pure Blue Holding Limited, an entity wholly owned and controlled Mr. Li.

(3)	Ownership percentage after the merger reflects the inclusion of the Parent’s shares owned by Gooden Sunrise Holding Limited, an entity wholly owned and controlled by Ms. Zhang.

(4)	All of Ms. Sui’s shares are owned through Forwater Holdings Limited, an entity wholly owned and controlled by Mr. Sui.

Plans for the Company after the Merger

After the effective time of the merger, the Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be an independent public company and will instead be a wholly owned subsidiary of the Parent, and through the Parent, beneficially owned by the Buyer Group.

Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange.

Subsequent to the completion of the merger and the termination of registration of the Company’s Shares under the Exchange Act, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Alternatives to the Merger

The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The independent committee was formed on May 12, 2020, in response to the receipt of the going private proposal letter from Mr. Li and Ms. Zhang on May 12, 2020. The independent committee discussed with its advisors other potential alternatives available to the Company, including the possibility of remaining as an independent company, and reviewed and discussed the proposed process to conduct a pre-signing market check through a third-party solicitation process.

In light of  (i) the express intention of the members of the Buyer Group not to sell the Shares they own to any third party, the beneficial ownership of the Buyer Group of approximately 48.1% of the entire issued and outstanding Shares (as of the date of this proxy statement), and (ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the merger agreement, no party other than the members of the Buyer Group has contacted the Company or the independent committee expressing an interest in exploring an alternative transaction with the Company, the independent committee determined that (1) there were no other interested buyers and (2) no viable alternative to the proposed sale of the Company to the Buyer Group.

The independent committee also took into account that the Company can terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, prior to obtaining required shareholder approval of the merger agreement, subject to the payment to the Parent of a termination fee of $275,000. In this regard, the independent committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

In addition, the independent committee also considered, as an alternative available to the Company to enhance shareholder value, that the Company remain as a public company. However, the independent committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management unaffiliated with the Buyer Group, the offer premium implied by the merger consideration, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.

Considering the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent entity and the perceived risks of that alternative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, the independent committee determined that none of these alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the proposed sale of the Company to the Buyer Group, taking into account risks of execution as well as business, financing, regulatory approval, competitive, industry and market risks.

Effects on the Company if the Merger is not Completed

If the merger agreement and the plan of merger are not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares in connection with the merger. Instead, the Company will remain a publicly traded company, the Shares will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares, including the risk that the market price of the Shares may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay the Parent a termination fee of $275,000, or the Parent may be required to pay the Company a termination fee of $550,000 or $275,000, in each case, as described under the caption “The Merger Agreement and Plan of Merger - Termination Fee” beginning on page 109.

If the merger is not completed, from time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Parent estimates that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our unaffiliated security holders pursuant to the merger agreement, is anticipated to be approximately $20.5 million. In calculating this amount, the Parent did not consider the value of the Rollover Shares, which will be contributed to the Parent in exchange for shares of its ordinary shares and will be cancelled for no consideration pursuant to the merger agreement. This amount includes (i) the cash to be paid to the Company’s unaffiliated security holders, and (ii) the related costs and expenses, in connection with the merger and related transactions.

Concurrently with the execution of the merger agreement, each of Pure Blue and Gooden Sunrise respectively entered into a share subscription agreement with the Parent, pursuant to which Pure Blue and Gooden Sunrise agreed to provide the Parent with cash contributions in an aggregate amount of $742,856, subject to the terms and conditions therein. The proceeds thereof together with the available offshore cash in the Company and its subsidiaries would be used to fund the merger consideration, provided that, the Parent may (x) seek alternative funding to replace the use of such Company cash prior to the closing, and (y) is obligated to use reasonable best efforts to obtain alternative financing from alternative sources for any shortfall in the event that the Company does not have sufficient cash for use as merger consideration.

As of the date of this proxy statement, the Parent has sought Company Cash Alternative Financing from Yancoal to replace the use of the portion of Available Company Cash, which was approved by the independent committee on December 1, 2020. Under the arrangement of the Company Cash Alternative Financing, on December 2, 2020, (i) Yancoal entered into a share subscription agreement with the Parent pursuant to which Yancoal committed to provide cash contributions to the Parent in an amount of $17,753,783, and (ii) each of Pure Blue and Gooden Sunrise entered into an amended and restated share subscription agreements pursuant to which Pure Blue and Gooden Sunrise committed to provide cash contributions to the Parent in a total amount of $2,719,067.5 .

As a result of such Company Cash Alternative Financing, the merger and the related transactions are expected to be funded through the cash proceeds from issuance by the Parent of ordinary shares of the Parent to Pure Blue, Gooden Sunrise, and Yancoal in an aggregate amount of $20,472,850.5.

Share Subscription Agreement

Concurrently with the execution of the merger agreement, each of Pure Blue and Gooden Sunrise respectively entered into a share subscription agreement with the Parent (the “Original Share Subscription Agreement”), pursuant to which Pure Blue and Gooden Sunrise agreed to provide the Parent with cash contributions in an aggregate amount of $742,856, subject to the terms and conditions therein.

On December 2, 2020, (i) Yancoal entered into a share subscription agreement with the Parent, pursuant to which Yancoal agreed to provide the Parent with cash contributions in an amount of $17,753,783 (the “Share Subscription Agreement”); and (ii) each of Pure Blue and Gooden Sunrise (together with Yancoal, collectively, the “Subscribers”, each, a “Subscriber”) entered into an amended share subscription agreements amending the Original Share Subscription Agreement, pursuant to which Pure Blue and Gooden Sunrise agreed to provide the Parent with cash contributions in an aggregate amount of $2,719,067.5 (the “Amended Subscription Agreement”), in each case, subject to the terms and conditions therein and attached hereto as Annex H. The proceeds thereof will be used by the Parent to fund the merger consideration or other amounts payable by the Parent and the Merger Sub at the closing of the merger to consummate the merger pursuant to and in accordance with the merger agreement.

The Company is an express third-party beneficiary of each of the Share Subscription Agreement and the Amended Subscription Agreements to cause each Subscriber to perform its obligations (including the funding obligations) under such Share Subscription Agreement.

Each of the Share Subscription Agreement and the Amended Subscription Agreements will terminate upon the valid termination of the merger agreement in accordance with its terms.

Rollover Agreement

Concurrently with the execution of the merger agreement, the Parent entered into the Rollover Agreement with Rollover Shareholders, attached hereto as Annex E. Subject to the conditions set forth in the Rollover Agreement, immediately prior to the effective time of the merger and without further action by the Rollover Shareholders, all Rollover Shares will be cancelled without receiving any merger consideration, and as consideration for such cancellation of Rollover Shares, the Parent will issue the Parent shares in the name of each Rollover Shareholder or a designee of the Rollover Shareholder in the number equal to the number of the Rollover Shares. Each Rollover Shareholder acknowledges and agrees that (a) delivery of such the Parent shares will constitute complete satisfaction of all obligations towards or sums due such Rollover Shareholder by the Parent with respect to the applicable Rollover Shares; and (b) on receipt of such the Parent shares, such Rollover Shareholder will have no right to any merger consideration with respect to the Rollover Shares so cancelled.

The Company is an express third-party beneficiary of the Rollover Agreement and is entitled to seek specific performance of the Rollover Agreement.

The Rollover Agreement will terminate upon the valid termination of the merger agreement in accordance with its terms.

Voting Agreement

Concurrently with the execution of the merger agreement, the Parent entered into the Voting Agreement with Rollover Shareholders, attached hereto as Annex F. Pursuant to the Voting Agreement, the Rollover Shareholders agreed with the Parent that (i) when a meeting of the shareholders of the Company is held, to appear at such meeting or otherwise cause its Shares to be counted as present for purposes of calculating a quorum, and (ii) to vote or otherwise cause to be voted at such meeting all the Rollover Shares (A) in favor of the approval of the merger agreement, the plan of merger and the transactions contemplated thereunder, including the merger, (B) against the approval of any alternative transaction or the approval of any other action contemplated by an acquisition proposal, (C) against any other action, agreement or transaction that that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the merger agreement or the transactions contemplated by, (D) against any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of such Rollover Shareholder contained in the Voting Agreement, and (E) in favor of any other matter necessary to the consummation of the transactions contemplated under the merger agreement, including the merger.

The Company is an express third-party beneficiary of the Voting Agreement and is entitled to seek specific performance of the Voting Agreement.

The Voting Agreement will terminate on the earlier of (a) the termination of the merger agreement in accordance with its terms, (b) delivery of a written agreement of the Parent and the Company (at the direction of the independent committee), and (c) the effective time of the merger.

Limited Guarantee

Concurrently with the execution of the merger agreement, Mr. Li and Ms. Zhang have entered into a limited guarantee in favor of the Company (the “Original Limited Guarantee”), pursuant to which, each of Mr. Li and Ms. Zhang absolutely, unconditionally and irrevocably guarantees to the Company, severally but not jointly, as a primary obligor and not merely as a surety, the due and punctual payment, performance and discharge as and when due of the payment obligations of the Parent with respect to the payment of (i) the total termination fee for which the Parent is obligated to pay under the merger agreement; and (ii) the total reimbursable expenses for which the Parent is obligated to pay under the merger agreement; provided that in no event will the aggregate liability of each of Mr. Li and Ms. Zhang under the limited guarantee (exclusive of reimbursement of expenses) exceed such person’s pro rata percentages of the guaranteed obligations.

In connection with the Company Cash Alternative Financing, Mr. Li, Ms. Zhang, and the Company entered into a release and termination of limited guarantee agreement dated as of December 2, 2020 (the “Guarantee Termination Agreement”), pursuant to which the Original Limited Guarantee is terminated. Concurrently with the execution of the Guarantee Termination Agreement, Mr. Li, Ms. Zhang and Yancoal have entered into a Limited Guarantee with the Company (which is attached hereto as Annex G), the terms and conditions of which are materially similar to those of the Original Limited Guarantee and pursuant to which, each of Mr. Li, Ms. Zhang and Yancoal absolutely, unconditionally and irrevocably guarantees to the Company, severally but not jointly, as a primary obligor and not merely as a surety, the due and punctual payment, performance and discharge as and when due of the payment obligations of the Parent with respect to the payment of (i) the total termination fee for which the Parent is obligated to pay under the merger agreement; and (ii) the total reimbursable expenses for which the Parent is obligated to pay under the merger agreement; provided that in no event will the aggregate liability of each of Mr. Li, Ms. Zhang, and Yancoal under the limited guarantee (exclusive of reimbursement of expenses) exceed such person’s pro rata percentages of the guaranteed obligations.

Remedies and Limitations on Liability

The parties to the merger agreement will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of competent jurisdiction, pursuant to the merger agreement, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity. Each party to the merger agreement accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. While the Company, the Parent and the Merger Sub may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and monetary damages.

Interests of Certain Persons in the Merger

In considering the recommendation of the independent committee and our board of directors with respect to the merger, you should be aware that the Buyer Group, have interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and independent committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

As a result of the merger, Parent will own 100% of the equity interest in the surviving company and the Buyer Group will own, directly or indirectly, 100% of the equity interest in Parent immediately following the completion of the merger. Concurrent with the execution of the merger agreement, the Rollover Shareholders entered into a rollover agreement and a voting agreement with the Parent, pursuant to which, subject to the terms and conditions set forth therein, the Rollover Shareholders have agreed to the subscription of newly issued shares in the Parent in exchange for the cancellation of Rollover Shares of such Rollover Shareholders and vote in favor of the approval of the merger agreement, the plan of merger and the transactions contemplated thereunder, including the merger. Immediately following the completion of the merger, Mr. Li Filing Persons, Ms. Zhang Filing Persons, Mr. Sui Filing Persons, and Yancoal will beneficially own approximately 30.78%, 20.52%, 3.7% and 45% of the equity interest in Parent, respectively.

Because of Parent’s equity interest in the surviving company, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of its original investment in the Company. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The investment by the Buyer Group in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover its investment.

The merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with the reporting and compliance obligations of a publicly traded company, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Shares and Options Held by Officers and Directors

As of the date of this proxy statement, our directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 121), as a group beneficially own an aggregate of 4,800,000 Shares.

The following table summarizes, the number of issued and outstanding Shares beneficially held by our directors and executive officers as of the date of this proxy statement.

	Beneficial Ownership (1)
Name of Beneficial Owner	Common Shares	Percentage
Yuebiao Li (2) (3) (5)	2,900,000	26.8%
Zhuo Zhang (4) (5)	1,900,000	17.6%
Hengtong Li (5)	0	*
Zhicun Chen (5)	0	*
Yan Shen (5)	0	*
All directors and executive officers as a group	4,800,000	44.4%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common shares or the power to receive the economic benefit of the common shares.
(2)	Chairman and Chief Executive Officer
(3)	Represents 2,900,000 shares held directly by Tigerwind Group Limited, a British Virgin Islands limited liability company controlled by Yuebiao Li. Mr. Li holds voting and investment power over the shares held.
(4)	Chief Financial Officer
(5)	Director

Indemnification and Insurance

Pursuant to the merger agreement, the Parent and the Merger Sub have agreed that:

●	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time of the merger will survive the merger and will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time of the merger in any manner that would adversely affect the rights thereunder of individuals who are current or former directors, officers or employees of the Company or any person who becomes a director or officer of the Company or any of its subsidiaries prior to the effective time of the merger (the “Indemnified Parties”).

●	The memorandum and articles of association of the surviving company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, except to the extent prohibited by the applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time of the merger in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

●	From and after the effective time of the merger until the sixth (6th) anniversary of the effective time of the merger, the surviving company will comply with all of the Company’s obligations, and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director or officer of the Company or any of its subsidiaries, (B) any acts or omissions occurring or alleged to occur prior to or at the effective time of the merger to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the BVI Companies Act or any other applicable law, including (x) the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement, and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification will be subject to any limitation imposed from time to time under applicable law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

●	If the Parent, the surviving company or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then the obligations of the Parent or the surviving company, as the case may be, that are described in the foregoing paragraph will survive, and to the extent necessary, proper provision will be made so that the successors and assigns of the Parent or the surviving company, as the case may be, will assume such obligations.

The Independent Committee

On May 12, 2020, our board of director established an independent committee of directors to consider the proposal from Mr. Li and Ms. Zhang and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The independent committee is composed of independent and disinterested directors: Ms. Zhicun Chen (who serves as the chairman), Mr. Yan Shen and Mr. Hengtong Li. All such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) independent committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the independent committee’s or board’s recommendation of the merger), and (iii) the director’s indemnification and liability insurance rights under the merger agreement. Our board of directors did not place any limitations on the authority of the independent committee regarding its investigation and evaluation of the merger.

The Company has compensated the members of the independent committee in exchange for their service in such capacity. The monthly compensation is five thousand RMB (¥5,000) for each of Ms. Zhicun Chen, Mr. Yan Shen and Mr. Hengtong Li, the payment of which is not contingent upon the completion of the merger or the independent committee’s or the board’s recommendation of the merger.

Position with the Surviving Company

After completion of the merger, the Chairman expects to continue to serve as chairman of the board of directors of the surviving company and chief executive officer of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions on an ongoing basis. For a description of our related party transactions, please see “Item 7. Major Shareholders and Related Party Transactions” included in our annual report on Form 20-F for the fiscal year ended December 31, 2019, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 125 for a description of how to obtain a copy of our annual report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount
Legal fees and expenses	$790,000
Financial advisory fees and expenses	$280,000
Independent committee fees	$16,000
Printing, proxy solicitation and mailing costs	$3,000
Filing fees	$2,233.59
Total	$1,091,233.59

These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the Voting Agreement, the Rollover Shareholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of the record date, we expect that the Rollover Shareholders as a group will beneficially own, in the aggregate, 5,200,000 outstanding Shares, which represents 48.1% of the total issued and outstanding Shares entitled to vote.

Accounting Treatment of the Merger

Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the registration of the plan of merger (and supporting documentation as specified in the BVI Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar”) and, if the Registrar is satisfied that the requirements under the British Virgin Islands law in respect of the merger have been complied with, the Registrar will issue a certificate of merger in the approved form.

Appraisal Rights

Please see “Appraisal Rights” beginning on page 113.

Material U.S. Federal Income Tax Consequences

The following is a discussion of certain material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of the Shares who exchange Shares solely for cash pursuant to the merger agreement or receive cash as a result of exercising their Appraisal Rights. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the “Code”, final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service, or the “IRS”, and the IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax, consequences of the merger. This discussion is for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including holders that are (i) banks, financial institutions, or insurance companies; (ii) regulated investment companies, mutual funds, or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark–to–market accounting method; (iv) tax-exempt organizations; (v) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (vi) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services; (vii) U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar; (viii) retirement plans, individual retirement accounts, or other tax-deferred accounts; (ix) U.S. expatriates; (x) persons subject to alternative minimum tax; (xi) U.S. Holders that actually or constructively own 10% more of our voting stock; (xii) holders that are related under certain attribution rules to the Parent; or (xiii) holders that are not U.S. Holders. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) a citizen or individual resident of the United States for U.S. federal income tax purposes; (ii) a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia (or other entity treated as a domestic corporation for U.S. federal income tax purposes); (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

PFIC Considerations

In general, we will be a PFIC for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. The determination of whether we are a PFIC is made annually. Our actual PFIC status for the current taxable year will not be determinable until the close of the current taxable year. As described below, the U.S. federal income tax treatment of a U.S. Holder’s disposition of Shares pursuant to the merger or exercise of Appraisal Rights will depend on whether we have been a PFIC in any taxable year in which the U.S. Holder held Shares.

Disposition of Shares Pursuant to the Merger or Exercise of Appraisal Rights

The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Appraisal Rights, in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder will be taxed in the same manner as with respect to any other sale or taxable disposition of Shares, including a sale on a securities exchange. A U.S. Holder that receives cash, either as consideration in the merger or as a result of the U.S. Holder exercising its Appraisal Rights, will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

If we are a PFIC and the U.S. Holder has not made a valid mark-to-market election, as discussed below, or we were a PFIC in a prior taxable year during which a U.S. Holder held Shares and the U.S. Holder did not make a deemed sale election when we ceased to be a PFIC, any gain recognized by a U.S. Holder on the disposition of Shares pursuant to the merger or the exercise of Appraisal Rights would be allocated ratably over such U.S. Holder’s holding period for the Shares. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. The tax liability for amounts allocated to years prior to the year of disposition cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Shares cannot be treated as capital gains, even if a U.S. Holders holds the Shares as capital assets.

If a U.S. Holder has made a valid mark-to-market election with respect to its Shares, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. Our Shares are traded on the NASDAQ Capital Market, or NASDAQ, which should be a qualified exchange for purposes of the applicable U.S. Treasury Regulations. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder would have continued to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as equity interest in a PFIC for U.S. federal income tax purposes even if it had made a valid mark-to-market election. A timely mark-to-market election is made by filing IRS Form 8621 with an original or amended U.S. federal income tax return for the first taxable year in which a non-U.S. corporation is a PFIC and a U.S. Holder holds an equity interest in the PFIC by the due date of the return (including extensions). A U.S. Holder who directly holds our Shares, should consult its tax advisors as to the availability of a mark-to-market election and the application of the mark-to-market election to a disposition of shares pursuant to the merger or an exercise of Appraisal Rights.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder would be required to file IRS Form 8621 (or any other form specified by the U.S. Department of the Treasury) with respect to the disposition of Shares, generally with the U.S. Holder’s federal income tax return for the year of merger. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the applicable consequences of the merger to it if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Subject to certain limitations, a U.S. person may make a “qualified electing fund” election (“QEF Election”), which serves as a further alternative to the foregoing rules, with respect to such person’s investment in a PFIC in which such person owns shares (directly or indirectly) of the PFIC. Because we did not and do not intend to provide U.S. Holders with the information needed to make such an election, the QEF election has not been and will not be available to U.S. Holders.

If we are not a PFIC for the current taxable year and have not been a PFIC in any previous taxable year in a U.S. Holder’s holding period for its Shares, any gain or loss recognized will be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the effective time of the merger. Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code.

Any gain or loss recognized by a U.S. Holder generally should be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes. As discussed under “Special Factors - Material PRC Income Tax Consequences” beginning on page 82, we do not believe that we should be considered a PRC “resident enterprise” under the EIT Law. However, in the event that we are deemed to be a PRC resident enterprise and gain from the disposition of the Shares is subject to tax in the PRC, a U.S Holder may be eligible to treat such gain as PRC-source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, or the “Treaty”). If a U.S. Holder is not eligible for the benefits of the Treaty, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Information Reporting and Backup Withholding

A U.S. Holder will generally be subject to information reporting with respect to the amount of cash received in the merger, unless such U.S. Holder is a corporation or other exempt recipient. A U.S. Holder may also be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W–9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on the disposition of their Shares pursuant to the merger.

Material PRC Income Tax Consequences

The Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such Shares that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares pursuant to the merger by our shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares is subject to PRC tax if the holders of such Shares are PRC resident individuals.

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material British Virgin Islands Tax Consequences

The British Virgin Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that registration fees will be payable to the Registrar of Corporate Affairs of the British Virgin Islands to register the plan of merger.

MARKET PRICE OF THE COMPANY’S SHARES, DIVIDENDS AND OTHER MATTERS

Market Price of the Shares

The following table provides the high and low sales prices for our Shares on the NASDAQ under the symbol “NEWA,” for the period indicated:

	Sale Price per Share (in $)
	High	Low
Quarterly:
2018
First quarter	$21.50	$8.66
Second quarter	$28.20	$11.17
Third quarter	$29.69	$8.61
Fourth quarter	$10.38	$5.26
2019
First quarter	$8.10	$5.01
Second quarter	$9.10	$5.16
Third quarter	$6.95	$5.26
Fourth quarter	$6.45	$3.00
2020
First quarter	$5.10	$1.32
Second quarter	$4.66	$2.00
Third quarter	$4.17	$3.00
Fourth quarter	$3.94	$3.26

The merger consideration of $3.65 per Share, to be paid in the merger represents (a) a premium of approximately 72.1% to the Company’s closing price of $2.12 per Share on May 11, 2020, the last trading date immediately prior to the Company’s announcement that it had received “a going private” proposal on May 12, 2020, and (b) 64.2% and 56.6% premium over the volume-weighted average closing price of the Shares during the 30 and 60 trading days, respectively, prior to the Company’s announcement on May 12, 2020 that it had received a “going private” proposal. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

Since our inception, we have not declared or paid any dividends on our ordinary shares. We do not anticipate paying any cash dividends in the foreseeable future and the merger agreement prohibits us from paying dividends without the prior written consent of the Parent.

Cash dividends on our Shares, if any, will be paid in U.S. dollars.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on ______, 2021, at (Beijing Time) at the Company principal executive office located at 1 Ruida Road, Laishan District, Yantai City, Shandong Province, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

THAT the agreement and plan of merger dated as of September 29, 2020 (the “merger agreement”) among the Parent, the Merger Sub and the Company (such merger agreement being in the form attached as Annex A to this proxy statement, which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among the Merger Sub and the Company required to be registered with the Registrar of Corporate Affairs of the British Virgin Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger, be and are hereby authorized and approved; and

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolution to be proposed at the extraordinary general meeting.

If the merger is completed, at the effective time of the merger, each outstanding Share, other than the Excluded Shares, will be cancelled in exchange for the right to receive $3.65 in cash without interest, net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. At the effective time of the merger, all of the Shares will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the BVI Companies Act. Each Excluded Share other than Dissenting Share will be cancelled for no consideration. At the effective time of the merger, each ordinary share, par value US$1.00 per share, of the Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share, par value US$0.001 per share, of the surviving company.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the independent committee of our board of directors:

●	determined that it is fair to and in the best interests of the Company and its shareholders (other than holders of Excluded Shares), and declared that it is advisable, to enter into the merger agreement;

●	authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

●	resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of shareholders holding not less than one-third (1/3) of the votes of Shares that are entitled to vote on the record date. We expect, as of the record date, there will be 10,809,000 Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the adoption of the merger agreement.

Record Date; Shares Entitled to Vote

You are entitled to attend and directly vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the British Virgin Islands on                    , 2021, the Share record date for voting at the extraordinary general meeting. Each outstanding Share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the share record date, there will be 10,809,000 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the share record date, the deadline for you to lodge your proxy card and vote is on                       , 2021 at                (Beijing Time). Please see “The Extraordinary General Meeting - Procedures for Voting” below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company’s Shares would continue to be listed on NASDAQ.

Vote Required

Under the BVI Companies Act and the merger agreement, we cannot complete the merger unless the merger agreement, the transactions contemplated by the merger agreement, including the merger, are adopted by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders. As of the date of this proxy statement, the Rollover Shareholders as a group beneficially owned, in the aggregate, 5,200,000 Shares, which represents 48.1% of the total issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 121 for additional information. Pursuant to the terms of the Voting Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. Based on the number of Shares expected to be outstanding on the record date, 204,501 Shares owned by the unaffiliated shareholders (representing approximately 3.6% of the total outstanding Shares owned by the unaffiliated shareholders) must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Shareholders Entitled to Vote; Voting Materials

Only holders of Shares entered in the register of members of the Company at the close of business on ______, 2021 (British Virgin Islands time), the share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than ____________ (Beijing Time) on ______, 2021.

Persons who have acquired Shares and whose names are entered in the Company’s register of members before the close of business on ______, 2021(British Virgin Islands time) will receive the proxy form (including the voting material) before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business on ______, 2021 (British Virgin Islands time) may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each holder has one vote for each Share.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the share record date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the merger according to the recommendation of the board of directors of the Company. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the board of directors of the Company.

Voting of Proxies and Failure to Vote; Discretionary Proxy of the Company under the Deposit Agreement

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

●	first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Newater Technology, Inc., 1 Ruida Road, Laishan District, Yantai City, Shandong Province, People’s Republic of China 264003;

●	second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

●	third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the completion of the merger will have the right to dissent from the merger and receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, which is attached as Annex C to this proxy statement, for the exercise of Appraisal Rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise Appraisal Rights with respect to your Shares.

Whom to Call for Assistance

If you have any questions or need assistance in voting your Shares, you may contact Morrow Sodali LLC, the firm assisting us with this proxy solicitation, at (800)-662-5200 toll-free in North America or at +1 (203) 658-9400 collect.

Solicitation of Proxies

We have engaged Morrow Sodali LLC to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for the extraordinary general meeting. We expect that Morrow Sodali LLC’s fees for its services will be approximately $10,500 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement and the plan of merger but does not purport to describe all of the terms of the merger agreement and the plan of merger. The following summary is qualified in its entirety by reference to the complete text of the merger agreement and the plan of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger. This description of the merger agreement and the plan of merger have been included to provide you with information regarding their terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of the Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company as the surviving entity of the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur no later than the tenth (10th) business day immediately following the day on which all of the closing conditions have been satisfied or waived or another date agreed in writing by the Parent and the Company. At the closing, the Merger Sub and the Company will execute the plan of merger and register the plan of merger and other related documents with the Registrar of Corporate Affairs of the British Virgin Islands. The merger will become effective at the time when the plan of merger has been registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date (not exceeding 30 days after the date the plan of merger is registered) as the Merger Sub and the Company may agree and specify in the plan of merger in accordance with the BVI Companies Act.

We expect that the merger will be completed in the first or second quarter of 2021, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

As of the effective time of the merger, without any further action on the part of the parties, the memorandum and articles of association of the Merger Sub then in effect will be the memorandum and articles of association of the surviving company, except that, at the effective time of the merger, references therein to the name and the authorized capital of the Merger Sub will be amended to describe correctly the name and authorized capital of the surviving company, as provided in the plan of merger, until thereafter changed or amended as provided therein or by applicable Law.

In addition, unless otherwise determined by the Parent prior to the effective time of the merger, the directors of the Merger Sub at the effective time of the merger (identified below in Annex D - “Directors and Executive Officers of Each Filing Person”) will become the directors of the surviving company and the officers (other than those officers who also were directors) of the Company immediately prior to the effective time of the merger will become the officers of the surviving company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association.

Merger Consideration

At the effective time of the merger, each outstanding Share will be cancelled in exchange for the right to receive $3.65 per Share in cash, without interest and net of any applicable withholding taxes, except for the Excluded Shares.

Each Excluded Share (other than the Dissenting Shares) issued and outstanding immediately prior to the effective time of the merger, will be cancelled and will cease to exist, and no consideration will be delivered with respect thereto. Each Dissenting Shareholder will be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. Please see “Appraisal Rights” beginning on page 113 for additional information.

At the effective time of the merger, each ordinary share, par value US$1.00 per share, of the Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one fully paid and non-assessable ordinary share, par value US$0.001 per share, of the surviving company.

Exchange Procedures

Prior to the effective time of the merger, the Parent will designate a paying agent for making the payments required to be made pursuant to the merger agreement, and will enter into an agreement with the paying agent. At or prior to the effective time of the merger, the Parent will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of Shares, a cash amount in immediately available funds sufficient for the paying agent to make payments under the merger agreement.

Promptly after the effective time of the merger (and in any event within five (5) business days following the closing date), the Parent and the surviving company will cause the paying agent to mail (or, in the case of the depository trust company, to deliver), to each person who was, at the effective time of the merger, a registered holder of Shares entitled to receive the merger consideration pursuant to the merger agreement: (i) a letter of transmittal (which will be in customary form for a company listed on the NASDAQ reasonably acceptable to the Parent and the Company (at the direction of the independent committee), and will specify how the delivery of the merger consideration to registered holders of the Shares will be effected and contain such other provisions as the Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates and book-entry shares and/or such other documents as may be required in exchange for the per Share merger consideration, as applicable.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to the Parent and the Merger Sub and representations and warranties made by the Parent and the Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure schedule delivered by the Company in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to, and for the matters that members of the Buyer Group had knowledge of as of, the date of the merger agreement.

The representations and warranties made by the Company to the Parent and the Merger Sub include representations and warranties relating to, among other things:

●	due organization, existence, good standing and authority to carry on the Company’s businesses;

●	the Company’s capitalization, the absence of preemptive or other rights with respect to securities of the Company, or any securities that give their holders the right to vote with the Company’s shareholders;

●	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

●	the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement and the merger by the independent committee and by the board of directors of the Company, and the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger by the board of directors of the Company;

●	the required vote of the Company’s shareholders to adopt the merger agreement;

●	the absence of violations of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

●	the Company’s SEC filings since July 27, 2017 and the financial statements included therein;

●	the Company’s disclosure controls and procedures and internal controls over financial reporting;

●	the absence of any “Material Adverse Effect” (as defined below) on the Company or certain other changes or events since January 1, 2020 ;

●	the absence of any legal proceedings against the Company;

●	compliance with applicable laws and licenses;

●	labor and employment matters;

●	material contracts and the absence of any default under, or breach or violation of, any material contract;

●	real property;

●	tax matters;

●	intellectual property;

●	insurance matters;

●	the receipt of opinion from Duff & Phelps;

●	the absence of affiliated transactions;

●	the absence of any undisclosed broker’s or finder’s fees; and

●	acknowledgement by the Parent and the Merger Sub as to the absence of any other representations and warranties by the Company, other than the representations and warranties made by the Company contained in the merger agreement and the disclosure schedules delivered by the Company.

Many of the representations and warranties made by the Company are qualified as to “knowledge”, “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any change, effect, event, circumstance, occurrence, development or fact, that is, or would reasonably be expected to be, either individually or in the aggregate with all other effects, materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole. However, none of the following events will constitute a Material Adverse Effect or will be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may, or would occur:

(i)	effects attributable to the execution, delivery or performance of the merger agreement, pendency or consummation of the transactions contemplated by the merger agreement or the announcement of any of the foregoing, or the identity of, or any facts or circumstances relating to, the Parent, its shareholders or any of their respective affiliates;

(ii)	any change in the price of the Shares or trading volume (it being understood that the underlying cause contributing to such change in stock price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(iii)	actions or omissions of the Company or any of its subsidiaries taken (x) with the written consent or at the written request of the Parent or the Merger Sub, or (y) that are permitted by the merger agreement;

(iv)	any breach of the merger agreement by the Parent or the Merger Sub;

(v)	effects that generally affect the industries or segments thereof in which the Company and its subsidiaries operate (including legal and regulatory changes);

(vi)	general business, economic or political conditions (or changes therein);

(vii)	effects affecting the financial, credit or securities markets in the United States, the People’s Republic of China or any other country or region in the world in which the Company or any of its subsidiaries has material business operations, including changes in interest rates or foreign exchange rates;

(viii)	effects caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof;

(ix)	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather conditions, explosions or fires or other force majeure events;

(x)	changes or modifications in (x) the generally accepted accounting principles applicable to the Company and its subsidiaries occurring after the date of the merger agreement, or (y) applicable law or the interpretation or enforcement thereof; or

(xi)	the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause contributing to such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur)

provided, however, that events, circumstances, changes or effects set forth in clauses (v), (vi), (vii) will be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur if and to the extent such effects individually or in the aggregate have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the industries and geographic markets in which the Company and its subsidiaries conduct their businesses (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not a Material Adverse Effect has occurred or would reasonably be expected to occur).

The representations and warranties made by the Parent and the Merger Sub to the Company include representations and warranties relating to, among other things:

●	their due organization, existence and good standing;

●	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

●	capitalization of the Parent and the Merger Sub, the Parent ownership of the Merger Sub and the operations of the Parent and the Merger Sub;

●	sufficiency of funds in the financing for the merger, subject to certain conditions;

●	the absence of violations of, or conflict with, the governing documents of the Parent or the Merger Sub, laws applicable to the Parent or the Merger Sub and certain agreements of the Parent or the Merger Sub as a result of the Parent and the Merger Sub entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

●	governmental consents and approvals;

●	the execution and validity of the limited guarantees provided by the Buyer Group and the lack of any default thereunder;

●	the absence of legal proceedings against the Parent and the Merger Sub;

●	the absence of any other agreements (except for the transaction documents as specified in the merger agreement and any documents or agreements with respect to the shareholder arrangements of the Parent (or any equity holder of the Parent), including, the rollover agreement, the voting agreement, the limited guarantee, the share subscription agreement) (i) between the Parent, the Merger Sub or any of their affiliates (excluding the Company and its subsidiaries), on one hand, and any of the Company’s or its subsidiaries’ directors, officers, employees or shareholders, on the other, that relate to the transactions contemplated by the merger agreement, or (ii) pursuant to which any holder of Shares would be entitled to receive consideration different than the merger consideration or pursuant to which a shareholder agreed to vote to approve the merger agreement or against any acquisition proposal;

●	the absence of any undisclosed broker’s or finder’s fees;

●	the absence of secured or unsecured creditors for the Merger Sub;

●	independent investigation conducted by the Parent and the Merger Sub and non-reliance on the Company’s estimates; and

●	acknowledgement by the Company as to the absence of any other representations and warranties by the Parent or the Merger Sub, other than the representations and warranties made by the Parent and/or the Merger Sub contained in the merger agreement and the disclosure schedules delivered by the Parent and the Merger Sub.

Conduct of Business Prior to Closing

The Company has agreed that from the date of the merger agreement until the effective time (or the termination of the merger agreement) (a) the business of the Company and its subsidiaries will be conducted in the ordinary course in all material respects and (b) the Company and its subsidiaries will use their respective reasonable efforts to preserve their business organizations substantially intact and maintain its existing relations and goodwill with governmental entities, key customers, suppliers, and other persons with whom the Company or any subsidiary of the company has material business relations.

From the date of the merger agreement until the effective time (or the termination of the merger Agreement), without the prior written consent of the Parent or otherwise expressly required or permitted by the merger Agreement or as required by law, the Company will not and will not permit any of its subsidiaries to, among other things:

●	adopt or propose any change in the memorandum and articles of association or equivalent organizational documents of the Company or any of its subsidiaries;

●	effect any scheme of arrangement, merge or consolidate the Company or any of its subsidiaries with any other person, restructure, or reorganize or completely or partially liquidate or otherwise enter into any contracts imposing material changes or material restrictions on assets, operations or businesses of the Company and its subsidiaries;

●	acquire, whether by purchase, merger, consolidation, scheme of arrangement or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (A) in the ordinary course of business, (it being understood and agreed that the acquisition of all or substantially all of the assets or outstanding shares or other equity securities of any person is not in the ordinary course of business), or (B) if not in the ordinary course of business, with a value or purchase price (including the value of assumed liabilities) not in excess of US$500,000 (or an equivalent amount in RMB) individually or US$500,000 (or an equivalent amount in RMB) in the aggregate for all such transactions by the Company and its subsidiaries;

●	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, or redeem, purchase or otherwise acquire, any share capital of the Company or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any share capital, or any options, warrants or other rights of any kind to acquire any share capital or such convertible or exchangeable securities, other than pursuant to existing contracts or commitments;

●	create or incur (A) any lien on any intellectual property owned by the Company or any of its subsidiaries outside the ordinary course of business or (B) any Lien on any other assets of the Company or any of its subsidiaries, which assets have a value in excess of US$500,000, in each case, other than permitted liens;

●	make any loans or capital contributions to or investments in any person (other than the Company or any direct or indirect wholly owned subsidiary of the Company) in excess of US$500,000, except pursuant to contracts in effect as of the date of the merger agreement which have been filed as exhibits to the Company reports filed with the SEC;

●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital (except for dividends paid by any subsidiary to the Company or to any other subsidiary and periodic dividends and other periodic distributions by non-wholly owned subsidiaries in the ordinary course consistent with past practices), or enter into any contract with respect to the voting of its share capital;

●	reclassify, split, combine, subdivide, directly or indirectly, any of its share capital or securities convertible or exchangeable into or exercisable for any of its share capital;

●	incur, alter, amend or modify, any indebtedness for borrowed money or guarantee such indebtedness of another person, or permit any subsidiary of the Company to guarantee any indebtedness of the Company, other than the incurrence or guarantee of indebtedness in the ordinary course of business not to exceed US$1,000,000 in the aggregate, including any borrowings under the existing credit facilities of the Company and its subsidiaries to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice;

●	make or authorize any capital expenditure in excess of US$500,000 per project or related series of projects of US$500,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

●	make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in applicable generally accepted accounting principles or law;

●	settle any action before a governmental entity by or against the Company or any of its subsidiaries or relating to any of their business, properties or assets, other than settlements (A) requiring of the Company and its subsidiaries only the payment of monetary damages not exceeding US$500,000 and (B) not involving the admission of any wrongdoing by the Company or any of its subsidiaries;

●	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

●	enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any material contract (or contract that would be a material contract if such contract had been entered into prior to the date of the merger agreement);

●	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

●	(a) with regard to material intellectual property owned by the Company or any of its subsidiaries, transfer, sell, license, mortgage, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any such material intellectual property, other than licenses or other contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such intellectual property that is no longer used or useful in any of the Company’s or its subsidiaries’ respective businesses or pursuant to contracts in effect prior to the date of the merger agreement; and (b) with regard to other assets, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its subsidiaries, including capital stock of any of its subsidiaries, except in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of US$500,000 in the aggregate, in each case, other than pursuant to contracts in effect as of the date of the merger agreement;

●	except as required pursuant to existing written plans or contracts in effect as of the date of the merger agreement, as otherwise required by applicable law or in the ordinary course of business consistent with past practice, (a) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any employee, consultant or director of the Company or any of its subsidiaries except employment agreements with newly hired employees in the ordinary course of business consistent with past practice and not providing any severance, (b) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its subsidiaries, (c) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its subsidiaries, in each case, except increases in compensation and bonus in the ordinary course of business consistent with past practice, (d) establish, adopt, materially amend or terminate any Company benefit plan (except as required by law) or amend the terms of any outstanding equity-based awards, (e) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company benefit plan, to the extent not already required in any such Company benefit plan, (f) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (g) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries; or

●	agree, authorize or commit to do any of the foregoing.

Shareholders’ Meeting

The Company will cause an extraordinary general meeting of its shareholders to be duly called and held promptly after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement. The Company may adjourn or postpone the shareholders’ meeting to the extent necessary to ensure that any supplement or amendment to the proxy statement is provided to its shareholders within a reasonable number of days prior to the shareholders’ meeting, and the Company may adjourn or postpone the shareholders’ meeting if as of the time for which the shareholders’ meeting is originally scheduled there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the shareholders’ meeting or if the Company deems necessary to solicit more proxies.

In the event that the board of directors of the Company changes, withholds, withdraws, qualifies or modifies its recommendation to the shareholders of the Company, the Company will hold shareholders’ meeting and submit the merger agreement to the holders of Shares for the approval at the shareholders’ meeting unless the merger agreement shall have been terminated in accordance with the merger agreement prior to shareholders’ meeting.

Acquisition Proposals

The Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any representative of the Company or any of its subsidiaries to, directly or indirectly (a) solicit, initiate or encourage the submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, any acquisition proposal or any inquiries that may lead to any such proposal; (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries to facilitate, induce, or encourage any acquisition proposal; or (c) enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal. Immediately after the execution and delivery of the merger agreement, the Company will, and will cause its subsidiaries and affiliates and their respective representatives to, cease and terminate any existing activities, discussions or negotiations with any person conducted heretofore with respect to any possible acquisition proposal and will use reasonable efforts to require such person to promptly return or destroy any confidential information previously furnished by the Company, any of its subsidiaries or any of their respective representatives.

Prior to the receipt of the required shareholder authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, if the Company has otherwise complied in all material respects with its obligations set forth in the immediately preceding paragraph, (a) following receipt by the Company of an unsolicited bona fide acquisition proposal from any person, the Company and its representatives may contact such person solely in order to (i) clarify and understand the terms and conditions of any acquisition proposal made by such person so as to determine whether such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal and (ii) notify such person of the restrictions as set forth under the merger agreement; and (b) the Company may (i) provide information in response to a request therefor by a person (other than any affiliate of the Company) who has made such an acquisition proposal that the independent committee believes in good faith to be bona fide and if the Company receives from the person so requesting such information an executed confidentiality agreement containing terms at least as restrictive as those contained in the merger agreement; and promptly discloses (and, if applicable, provides copies of) any such information to the Parent and the Merger Sub to the extent not previously provided to the Parent and the Merger Sub; (ii) engage or participate in any discussions or negotiations with any person who has made such an acquisition proposal; or (iii) after having complied with this paragraph, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal; provided, however, that (x) in each such case referred to in clause (b)(i) or (b)(ii) above, the independent committee has determined in good faith based on the information then available (and after consultation with its financial advisor and outside legal counsel) that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal; and (y) in the case referred to in clause (b)(iii) above, the independent committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal. The term “superior proposal” means a bona fide acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased to fifty percent (50%)) that was not obtained in violation of restrictions set forth in the merger agreement and which the board of directors of the Company (acting through the independent committee) has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal, and would, if consummated, result in a transaction more favourable to the Company’s shareholders (other than the Rollover Shareholders) from a financial point of view than the transaction contemplated by the merger agreement (after taking into account any revisions to the terms of the transactions contemplated by the merger agreement).

The Company will notify the Parent of any acquisition proposal (including, without limitation, all material terms and conditions thereof and the identity of the person making it) promptly (but in no case later than 48 hours) after its receipt thereof, and will provide the Parent with a copy of any written acquisition proposal or amendments or supplements thereto, and will thereafter inform the Parent on a reasonably current basis of the status of any inquiries, discussions or negotiations with such third party, and any material changes to the terms and conditions of such acquisition proposal.

Change of Recommendation

The board of directors of the Company and the independent committee will not:

●	subject to certain exceptions and conditions, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Parent or the Merger Sub the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; or

●	subject to certain exceptions and conditions, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement relating to any acquisition proposal.

However, prior to, but not after, obtaining the required shareholder authorization and approval of the merger agreement, the board of directors of the Company, based on the recommendation of the independent committee, may (x) withhold, withdraw, qualify or modify the company recommendation in a manner adverse to the Parent or the Merger Sub, and/or authorize the Company to terminate the merger agreement, or (y) approve, recommend or otherwise declare advisable any superior proposal not solicited, entered into or agreed to in breach of obligations under the merger agreement, and/or authorize the Company to terminate the merger agreement or enter into an alternative acquisition agreement with respect to such superior proposal, in each case, if the board of directors of the Company (acting through the independent committee) determines in good faith, after consultation with outside legal counsel to the independent committee, that failing to do so is inconsistent with its fiduciary obligations under applicable laws; provided, however, that prior to making any such adverse recommendation:

●	the Company and the independent committee will give the Parent and the Merger Sub at least five (5) business days written notice advising that the Company (acting through the independent committee) currently intends to take such action and the basis therefor;

●	during the five (5) business day period following the Parent’s and the Merger Sub’s receipt of such notice of superior proposal, the Company will, and will cause its representatives to, negotiate with the Parent and the Merger Sub in good faith (to the extent the Parent and the Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal; and

●	following the end of the five (5) business day period, the Company will have determined in good faith, taking into account any changes to the merger agreement proposed in writing by the Parent and the Merger Sub, that the acquisition proposal continues to constitute a superior proposal. Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal and will require a new notice of superior proposal to the Parent and the Merger Sub and the Company will be required to comply with the requirements under the merger agreement fully with respect to such amended acquisition proposal.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, the Parent and merger Sub have agreed that:

●	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time of the merger will survive the merger and will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time of the merger in any manner that would adversely affect the rights thereunder of individuals who are current or former directors, officers or employees of the Company or any person who becomes a director or officer of the Company or any of its subsidiaries prior to the effective time of the merger (the “Indemnified Parties”).

●	The Memorandum and Articles of Association will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, except to the extent prohibited by the BVI Companies Act or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time of the merger in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

●	From and after the effective time of the merger until the sixth (6th) anniversary of the effective time of the merger, the surviving company will comply with all of the Company’s obligations, and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (a) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses) paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (i) the fact that an Indemnified Party is or was a director or officer of the Company or any of its subsidiaries, (ii) any acts or omissions occurring or alleged to occur prior to or at the effective time of the merger to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the BVI Companies Act or any other applicable law, including (x) the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement, and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification will be subject to any limitation imposed from time to time under applicable law; and (b) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

Financing

As of the date of the merger agreement, the Parent delivered to the Company copies of executed share subscription agreements, pursuant to which Pure Blue and Gooden Sunrise agreed to provide the Parent with cash contributions in an aggregate amount of $742,856 in exchange for the purchase of an aggregate number of 203,522 ordinary shares of the Parent (“Equity Financing”). The proceeds thereof were expected to be used to finance the consummation of the transactions contemplated by the merger agreement, including the merger. In the event that any portion of the Equity Financing becomes unavailable in the manner or from the sources contemplated in the share subscription agreements despite the Parent’s reasonable best efforts to obtain the Equity Financing, (i) the Parent will promptly notify the Company, and (ii) the Parent will use its reasonable best efforts to arrange to obtain any such portion of the Equity Financing from alternative sources, on terms that are no less favorable in the aggregate to the Parent, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto.

Subject to the terms of the merger agreement, the Parent and the Merger Sub are each committed to (i) maintain in effect the share subscription agreements, (ii) satisfy, or cause its representatives to satisfy, on a timely basis all conditions in the share subscription agreements, (iii) cause each of the subscribers to fund the Equity Financing at or prior to the closing, and (iv) draw upon and consummate the Equity Financing at or prior to the closing.

Subject to the terms and conditions of the merger agreement, neither the Parent nor the Merger Sub may amend, modify or waive any provision under the share subscription agreements if such amendment, modification or waiver (i) reduces (or could have the effect of reducing) the aggregate amount of the Equity Financing, or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Equity Financing, or otherwise expands, amends or modifies any other provisions of the share subscription agreements in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Equity Financing (or satisfaction of the conditions to the Equity Financing) on the closing Date or (y) materially adversely impact the ability of the Parent to enforce its rights against other parties to the share subscription agreements. The Parent will give the Company prompt notice of any actual or potential breach by any party under the share subscription agreements or any potential breach by any party under the share subscription agreements or any potential dispute or disagreement between or among any parties to the share subscription agreements of which the Parent or the Merger Sub becomes aware.

Pursuant to the merger agreement, the Parent, the Merger Sub and the Company would use their reasonable best efforts to cooperate with each other and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to ensure that, at the closing, the aggregate amount of available company cash would equal or exceed $19,730,000 (the “Required Available Cash Amount”). If any portion of the available company cash becomes, or is reasonably expected to be, unavailable on a timely basis, the Company will so notify the Parent and, the Parent will, as promptly as practicable following the occurrence of such event, use its reasonable best efforts to arrange to obtain alternative financing from alternative sources, with no recourse to the Company, in an aggregate amount sufficient, when added to any funds that are available under the available company cash and the share subscription agreements, to consummate the transactions contemplated hereby.

Pursuant to the merger agreement, the Parent is entitled to seek alternative financing from any other sources to replace any portion of the available company cash financing (“Company Cash Alternative Financing”). If the Parent determines to seek such Company Cash Alternative Financing, (w) the Parent will negotiate and enter into definitive agreements (each, a “Company Cash Alternative Financing Document”) with respect to such Company Cash Alternative Financing on terms which will not prevent or impair the ability of the Parent or the Merger Sub to satisfy their respective obligations under the merger agreement or consummate the merger, (x) if executed, the Parent will maintain in effect the Company Cash Alternative Financing Documents in accordance with the terms thereof and satisfy on a timely basis all conditions applicable to the Parent and otherwise comply with its obligations thereunder, (y) assuming all conditions in the Company Cash Alternative Financing Documents have been satisfied, the amount required to be funded to the Company pursuant to the Company Cash Alternative Financing will be no less than any portion of the available company cash Financing to be replaced and the aggregate amount of the available company cash not replaced and the Company Cash Alternative Financing will equal or exceed the Required Available Cash Amount, and (z) the Parent will keep the Company informed on a reasonably current basis in reasonable detail of the status of its decision with respect to and, if applicable, efforts to arrange the Company Cash Alternative Financing and will deliver to the Company as promptly as practicable (and no later than two (2) Business Days) after such execution, true and complete copies of all Company Cash Alternative Financing Documents, except for any contracts or other arrangements that do not impact the conditionality of the Company Cash Alternative Financing Documents.

As of the date of this proxy statement, the Parent has sought Company Cash Alternative Financing from Yancoal to replace the use of the portion of available company cash. Under the arrangement of the Company Cash Alternative Financing, on December 2, 2020, (i) Yancoal entered into a share subscription agreement with the Parent, pursuant to which Yancoal committed to provide cash contributions to the Parent in an amount of $17,753,783, and (ii) each of Pure Blue and Gooden Sunrise entered into an amended and restated share subscription agreements pursuant to which Pure Blue and Gooden Sunrise committed to provide cash contributions to the Parent in an aggregate amount of $2,719,067.5. The proceeds thereof will be used to fund the merger consideration or other amounts payable by the Parent and the Merger Sub at the closing of the merger to consummate the merger pursuant to and in accordance with the merger agreement.

The Parent will promptly, upon the termination of the merger agreement, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries and will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Equity Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its subsidiaries). Each of the Parent and the Merger Sub acknowledges and agrees that the Company and its subsidiaries and their respective representatives will not, prior to the effective time of the merger, incur any liability to any person under any financing that the Parent and the Merger Sub may raise in connection with the transactions contemplated by the merger agreement.

No Amendment to Transaction Documents

The Parent and the Merger Sub should not, and should cause its respective affiliates not to, (a) amend, modify, withdraw, waive or terminate any Buyer Group Contract (as defined in the merger agreement), or (b) enter into or modify any other contract directly relating to the transactions as contemplated under the merger agreement, in each case without the prior written consent of the independent committee (acting on behalf of the Company).

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of the parties will use its reasonable best efforts to (i) take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated thereby as promptly as practicable, (ii) obtain, or cause their affiliates to obtain, from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Parent or the Company or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity, in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, and (iii) as promptly as reasonably practicable after the date of the merger agreement, make, or cause their affiliates to make, all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to the merger agreement, the transactions contemplated thereby under other applicable laws, except, in each case of (i), (ii) and (iii), to the extent such actions, things, consents, licenses, permits, waivers, approvals, authorizations, orders, filings, submissions or fees are related to any PRC regulatory filings with respect to which the Parent has the right to waive the condition prescribed in Section 7.2(e) of the merger agreement; provided, that except to the extent related to such PRC regulatory filings, the parties will cooperate with each other in determining whether any action by or in respect of, or filing with, any governmental entity is required, in connection with the consummation of the transactions contemplated thereby and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and the Parent will furnish, and cause their affiliates to furnish, to each other all information required for any application or other filing under the rules and regulations of any applicable law in connection with the transactions contemplated under the merger agreement.

Certain Additional Covenants

The merger agreement contains additional agreements between the Company and the Parent and/or the Merger Sub relating to, among other things:

●	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

●	reasonable access by the Parent and its representatives to the offices, properties, books, records of the Company or any of its subsidiaries and other information between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement (subject to all applicable legal or contractual obligations and restrictions);

●	delisting and deregistration of the Shares;

●	consultation with respect to press releases and other public announcements relating to the merger agreement and the transactions contemplated by the merger agreement;

●	notification of certain events;

●	resignation of the directors of the Company and its subsidiaries pursuant to the Parent’s request;

●	participation in the defense and settlement of any shareholder litigation relating to the merger agreement or the transactions; and

●	the Parent’s obligation to cause the Merger Sub to perform its obligations under the merger agreement.

Conditions to the Merger

The obligations of each party to consummate the merger are subject to the satisfaction or waiver (if permissible) by the Company and the Parent of the following conditions:

●	the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, being authorized and approved by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting (or any adjournment or postponement thereof) of the Company’s shareholders; and

●	no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the merger.

The obligations of the Parent and the Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by the Parent, of the following conditions:

●	certain representations and warranties of the Company in the merger agreement being true and correct (without giving effect to any limitation as to the word “materiality” or the defined term “Material Adverse Effect”) as of the date of the merger agreement and as of the closing date of the merger as if made on the closing date, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only, and (ii) where the failure of such representations and warranties of the Company to be so true and correct has not had a Material Adverse Effect;

●	the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

●	since the date of the merger agreement, there having been no effect that has had, individually or in the aggregate, a Material Adverse Effect and is ongoing;

●	the Parent having received a certificate signed by an executive officer of the Company certifying as to the fulfillment of the above conditions; and

●	all regulatory filings, permits, authorizations, consents and approvals that are required by applicable laws of the People’s Republic of China to be made or obtained in connection with the merger and the other transactions contemplated by the merger agreement prior to the closing should have been duly made or obtained, or the statutory clearance or non-objection period in respect of any such regulatory filing or notification has expired and no objection has been raised with respect to the merger and the other transactions contemplated by the merger agreement, in each case in accordance with applicable laws of the People’s Republic of China (“PRC Regulatory Condition”).

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

●	the representations and warranties of the Parent and the Merger Sub contained in the merger agreement being true and correct (without giving effect to any limitation as to the word “materiality” or the defined term “Material Adverse Effect”) as of the date of the merger agreement and as of the closing date of the merger as if made on the closing date, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only, and (ii) where the failure of such representations and warranties of the Parent and the Merger Sub to be so true and correct has not, individually or in the aggregate, prevented or materially adversely affected the ability of the Parent or the Merger Sub to consummate the transactions contemplated by the merger agreement;

●	each of the Parent and the Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

●	the Company having received a certificate signed by an officer or director of each of the Parent and the Merger Sub certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained:

●	by mutual written consent of the Company and the Parent authorized by each of their respective board of directors (in the case of the Company, acting upon the recommendation of the independent committee);

●	by either the Parent or the Company, if:

o	the merger is not consummated on or before the date falling twelve (12) months from the date of the merger agreement (the “Termination Date”); provided that, the PRC Regulatory Condition has been satisfied or waived on or before the Termination Date; provided, however, that this termination right is not available to a party if the failure of the merger to have been consummated on or before the termination date was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement;

o	(x) the merger has been consummated on or before the Termination Date solely due to PRC Regulatory Condition failing to be satisfied or waived, and (y) PRC Regulatory Condition has not been satisfied on or before the date falling three (3) months from the Termination Date;

o	any injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and non-appealable; provided, however, that this termination right will not be available to a party if the issuance of such injunction was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement; or

o	the shareholders’ meeting has been held and completed and the requisite shareholders’ approval has not been obtained at the extraordinary general meeting duly convened therefor or at any adjournment or postponement thereof;

●	by the Company, if:

o	the representations and warranties of the Parent or the Merger Sub has become untrue after the date of the merger agreement or the Parent or the Merger Sub has breached or failed to perform any of their covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (a) would give rise to the failure of a condition to each party’s obligation to effect the merger or a condition to obligation of the Company to effect the merger; and (b) cannot be cured by the termination date of the merger agreement, or if capable of being cured, will not have been cured within thirty (30) business days following receipt by the Parent or the Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate the agreement and the basis for such termination (or, if earlier, the termination date); provided, however, that, the Company will not have the right to terminate the merger agreement pursuant to this paragraph if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to each party’s obligation to effect merger or any condition to obligations of the Parent and the Merger Sub to effect the merger not being satisfied;

o	prior to the receipt of the requisite shareholders’ approval, the board of directors of the Company (upon the recommendation of the independent committee) has effected a Company adverse recommendation and/or authorized termination of the merger agreement in order to enter into an alternative acquisition agreement relating to a superior proposal, provided that the Company has complied in all material respects with the non-solicitation obligations set forth under the merger agreement; or

o	(a) all closing conditions have been satisfied, (b) the Parent and the Merger Sub fail to complete the closing within ten (10) business days following the date the closing should have occurred according to the merger agreement; and (c) the Company stands ready, willing and able to consummate the transactions contemplated hereby during such period; or

●	by the Parent, if:

o	the representations and warranties of the Company has become untrue after the date of the merger agreement or the Company has breached or failed to perform any of their covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (a) would give rise to the failure of a condition to each party’s obligation to effect the merger or a condition to obligation of the Parent and the Merger Sub to effect the merger; and (b) cannot be cured by the termination date of the merger agreement, or if capable of being cured, will not have been cured within thirty (30) business days following receipt by the Company of written notice of such breach or failure to perform from the Parent stating the Parent’s intention to terminate the agreement and the basis for such termination (or, if earlier, the termination date); provided, however, that, the Parent will not have the right to terminate the merger agreement pursuant to this paragraph if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to each party’s obligation to effect merger or any condition to obligations of the Company to effect the merger not being satisfied; or

o	prior to the receipt of the requisite shareholders’ approval, the board of directors of the Company (upon the recommendation of the independent committee) has effected a Company adverse recommendation and/or authorized termination of the merger agreement in order to enter into an alternative acquisition agreement relating to a superior proposal or the Company or the board of directors of the Company have publicly announced its intention to do any of the foregoing.

Termination Fee

The Company is required to pay the Parent a termination fee of $275,000, if:

●	(a) a bona fide acquisition proposal have been made, proposed or communicated (and not withdrawn) by a third party after the date of the merger agreement and prior to the extraordinary shareholders’ meeting (or prior to the termination of the agreement if there has been such extraordinary shareholders’ meeting); (b) following the occurrence of an event described in the preceding sentence (a), the merger agreement is terminated by the Company or the Parent pursuant to the merger agreement, because (i) the merger has not been consummated on or before the date falling twelve (12) months from the date of the merger agreement and PRC Regulatory Condition has been satisfied or waived, or (ii) the requisite shareholders’ approval has not been obtained at the shareholders’ meeting; and (c) within twelve (12) months of the termination of the merger agreement, any acquisition proposal by such third party is entered into or consummated by the Company; or

●	the merger agreement is terminated by (a) the Parent, (i) as a result of a breach or failure of any representation, warranty or covenant of the Company set forth in the merger agreement, or (ii) as a result of the board of the Company having effected, having resolved to effect, or publicly announced its intention to effect or resolve to effect a company adverse recommendation, or (b) the Company, as a result of the board of directors (upon the recommendation of the independent committee) having effected a company adverse recommendation prior to obtaining the requisite shareholders’ approval.

The Parent is required to pay the Company a termination fee of $550,000, if:

●	the merger agreement is terminated by the Company due to a breach by the Parent or the Merger Sub of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

●	the merger agreement is terminated by the Company in the event that (a) all of the closing conditions that are the obligation of the Parent and the Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); (b) the Parent and the Merger Sub fail to complete the closing within ten (10) business days following the date the closing should have occurred according to the merger agreement; and (c) the Company stands ready, willing and able to consummate the transactions contemplated hereby during such period.

The Parent is required to pay the Company a termination fee of $275,000, if:

●	the merger agreement is terminated by the Company or the Parent if (x) the merger has not been consummated on or before the Termination Date solely due to that PRC Regulatory Condition fails to be satisfied or waived, and (y) PRC Regulatory Condition has not been satisfied on or before the date falling three (3) months from the Termination Date.

Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense except as otherwise provided in the merger agreement.

Remedies and Limitations on Liability

The parties to the merger agreement agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached by the parties to the merger agreement. Prior to the termination of the merger agreement pursuant to the merger agreement, it is agreed that the parties to the merger agreement will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of competent jurisdiction, pursuant to the merger agreement, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity. Each party to the merger agreement accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. Any party seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement will not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms described in this paragraph.

However, (i) while the parties to the merger agreement may pursue both a grant of specific performance and the payment of the termination fee, neither the Parent and the Merger Sub, on the one hand, nor the Company, on the other hand, will be permitted or entitled to receive both a grant of specific performance that results in a closing of the merger and payment of such termination fee; and (ii) upon the payment of such termination fee, the remedy of specific performance will not be available against the party making such payment.

Modification or Amendment

The merger agreement may be amended with the approval of the respective boards of directors of the parties at any time (whether before or after the adoption of the merger agreement by the shareholders of the Company); provided, however, that (a) in the case of the Company, the board of directors of the Company and the independent committee have approved such amendment in writing; and (b) after any such adoption of the agreement by the shareholders of the Company, no amendment will be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

Governing Law and Dispute Resolution

The merger agreement will be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of the merger with specific reference to the laws of the British Virgin Islands will be subject to the laws of the British Virgin Islands, the laws of the British Virgin Islands will supersede the laws of the State of New York with respect to such provision.

Any dispute, controversy or claim arising out of or relating to the merger agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of the merger agreement) will be finally settled by arbitration. The place of arbitration will be Hong Kong, and the arbitration will be administered by the Hong Kong International Arbitration Centre in accordance with its Arbitration Rules then in force.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made to (a) grant the Company’s shareholders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

APPRAISAL RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the merger and receive cash equal to the appraised fair value of their Shares (“Appraisal Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 179 of the BVI Business Companies Act, as amended (the “BVI Companies Act”), a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect Appraisal Rights. These procedures are complex and you are advised to consult your British Virgin Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the BVI Companies Act, you will lose your Appraisal Rights.

Requirements for Exercising Appraisal Rights

A Dissenting Shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting to the merger.

The exercise of your Appraisal Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to institute proceedings to obtain relief on the grounds that the merger is illegal. To preserve your Appraisal Rights, the following procedures must be followed:

●	you must give written notice of objection to the merger (“Notice of Objection”) to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for all your Shares if the merger is approved by resolution of the shareholders at the extraordinary general meeting and the merger becomes effective;

●	within twenty (20) days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the approval (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection, except those Dissenting Shareholders who voted for the merger;

●	within twenty (20) days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares; and a Dissenting Shareholder must dissent in respect of all the Shares which he holds;

●	within seven (7) days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the merger becomes effective, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

●	if, within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then, within twenty (20) days immediately following the date of the expiry of such 30-day period:

●	the Company and the Dissenting Shareholder shall each designate an appraiser;

●	the two designated appraisers together shall designate a third appraiser;

●	the three appraisers shall fix the fair value of the Dissenting Shareholder Shares; and

●	under the BVI Companies Act the fair value of the Dissenting Shares will be determined at the close of business on the day prior to the date on which the vote to approve the merger was taken, excluding any appreciation or depreciation in the value of the Shares, directly or indirectly, induced by the announcement of the merger. Upon the surrender of the Dissenting Shareholder’s certificates representing their Shares, the Company will pay, in cash, the fair value of the Shares determined by the appraisers.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Appraisal Rights attached to the Shares.

If you do not satisfy each of these requirements, you cannot exercise Appraisal Rights and will be bound by the terms of the merger agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company at 1 Ruida Road, Laishan District, Yantai City, Shandong Province, People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 179 of the BVI Companies Act could be more than, the same as, or less than the $3.65 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $3.65 is equal to the fair value of each of your Shares.

The provisions of Section 179 of the BVI Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 179, you will lose your Appraisal Rights. You are advised to consult your British Virgin Islands legal counsel if you wish to exercise Appraisal Rights.

FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated data relating to the Company for each of the two years ended December 31, 2018 and 2019. The financial data as of and for the years ended December 31, 2018 and 2019 has been derived from the audited financial statements filed as part of the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2019.

The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 20-F. Please see “Where You Can Find More Information” beginning on page 125 for a description of how to obtain a copy of such Form 20-F.

Selected Historical Financial Information

Consolidated Statements of Income and Comprehensive Income Data

	For the Years ended December 31,
	2019	2018
Net revenue	$23,716,978	$25,973,963
Net revenue from related parties	13,857,014	21,066,741
Total revenues	37,573,992	47,040,704
Cost of revenues	20,233,998	20,474,072
Cost of revenue from related parties	1,450,627	5,669,252
Total of cost of revenues	21,684,625	26,143,324
Gross profit	15,889,367	20,897,380
Operating expenses:
Selling, general and administrative	10,148,039	12,025,924
Total operating expenses	10,148,039	12,025,924
Income from operations	5,741,328	8,871,456
Interest expenses	1,087,051	658,290
Interest income	(38,328)	(26,632)
Government grants	(946,164)	(627,748)
Investment loss	17,023	-
Other expenses (income)	(153,546)	(1,162)
Total other expense (income)	(33,964)	2,748
Income before provision for income taxes	5,775,292	8,868,708
Income tax provisions	1,463,745	1,657,279
Net income	4,311,547	7,211,429
Other comprehensive income (loss)
Foreign currency translation adjustment	(378,069)	(1,159,084)
Total comprehensive income	$3,933,478	$6,052,345
Earnings (loss) per common share
Basic	0.40	0.67
Diluted	0.40	0.67
Weighted average common shares outstanding
Basic	10,809,000	10,809,000
Diluted	10,809,000	10,809,000

Selected Consolidated Statements Of Balance Sheet Data

	As of December 31
	2018	2019
Total current assets	$46,649,020	$39,535,357
Total non-current assets	$31,411,176	$22,216,775
Total assets	$78,060,196	$61,752,132
Total current liabilities	$45,305,700	$30,258,610
Total non-current liabilities	$1,777,385	$4,449,889
Total liabilities	$47,083,085	$34,708,499
Total shareholders’ equity	$30,977,111	$27,043,633
Total liabilities and shareholders’ equity	$78,060,196	$61,752,132

Net Book Value per Share of Our Shares

The Company’s unaudited net book value per Share as of December 31, 2019 was $2.8659, which is calculated as total equity divided by ordinary shares as of December 31, 2019.

TRANSACTIONS IN THE SHARES

Purchases by the Company

The Company has not purchased any Shares during the fiscal year ended December 31, 2018, and December 31, 2019.

Purchases by the Buyer Group

None of the Buyer Group members has purchased any Shares during the fiscal year ended December 31, 2018, and December 31, 2019.

Prior Public Offerings

On August 2, 2017, the Company completed the initial public offering of 1,400,000 common shares at $5 per share on the NASDAQ Capital Market. Net proceeds raised by the Company from the initial public offering amounted to $6,146,609.9 after deducting underwriting discounts and commissions and other offering expenses. On August 3, 2017, the Company sold additional 210,000 common shares at $5 per share. Net proceeds raised by the Company amounted to $965,990 after deducting underwriting discounts.

Transactions in Prior 60 Days

Other than the merger agreement and agreements entered into in connection therewith including the Limited Guarantee, the Voting Agreement, the Rollover Agreement, there have been no transactions in the Company’s Shares during the past 60 days by us, any of our officers or directors, the Parent, the Merger Sub or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

●	each of our directors and executive officers; and

●	all of our directors and executive officers as a group.

The calculation on the table below is based on 10,809,000 common shares outstanding as of the date of this proxy statement. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

Beneficial Ownership (1)
Name of Beneficial Owner	Common Shares	Percentage
Yuebiao Li (2) (3) (5)	2,900,000	26.8%
Zhuo Zhang (4) (5)	1,900,000	17.6%
Hengtong Li (5)	0	*
Zhicun Chen (5)	0	*
Yan Shen (5)	0	*
All directors and executive officers as a group	4,800,000	44.4%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common shares or the power to receive the economic benefit of the common shares.
(2)	Chairman and Chief Executive Officer
(3)	Represents 2,900,000 shares held directly by Tigerwind Group Limited, a British Virgin Islands limited liability company controlled by Yuebiao Li. Mr. Li holds voting and investment power over the shares held.
(4)	Chief Financial Officer
(5)	Director

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the merger is not completed, an annual general meeting is expected to be held in the second half of 2021.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

●	the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

●	the cash position of the Company and its subsidiaries at the effective time;

●	debt financing may not be funded at the effective time of the merger because of the failure of the Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

●	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

●	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

●	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

●	diversion of our management’s attention from our ongoing business operations;

●	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

●	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters, including the SEC’s investigation into whether there have been any past violations of the federal securities laws related to the Company; and

●	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019. Please see “Where You Can Find More Information” beginning on page 125 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://dtnewa.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F for the year ended December 31, 2019 originally filed with the SEC on June 8, 2020 (as amended on June 17, 2020) is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since May 12, 2020 are incorporated herein by reference.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor, Morrow Sodali LLC, at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED _______, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

Dated as of September 29, 2020

among

CROUCHING TIGER HOLDING LIMITED

GREEN FOREST HOLDING LIMITED

and

NEWATER TECHNOLOGY, INC.

TABLE OF CONTENTS

1.	ARTICLE I DEFINITIONS		A-6
	1.1	CERTAIN DEFINITIONS	A-6
	1.2	OTHER DEFINED TERMS	A-9
2.	ARTICLE II THE MERGER; CLOSING; EFFECTIVE TIME		A-13
	2.1	THE MERGER	A-13
	2.2	CLOSING	A-13
	2.3	EFFECTIVE TIME	A-13
	2.4	THE MEMORANDUM AND ARTICLES OF ASSOCIATION	A-13
	2.5	DIRECTORS	A-13
	2.6	OFFICERS	A-14
3.	ARTICLE III EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES		A-14
	3.1	EFFECT ON ISSUED SHARE CAPITAL	A-14
	3.2	EXCHANGE OF CERTIFICATES	A-15
4.	ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-17
	4.1	ORGANIZATION, GOOD STANDING AND QUALIFICATION	A-17
	4.2	CAPITAL STRUCTURE	A-18
	4.3	CORPORATE AUTHORITY; APPROVAL AND FAIRNESS; NO VIOLATIONS	A-18
	4.4	GOVERNMENT APPROVALS	A-19
	4.5	COMPANY REPORTS; FINANCIAL STATEMENTS	A-19
	4.6	ABSENCE OF CERTAIN CHANGES	A-20
	4.7	LITIGATION AND LIABILITIES	A-21
	4.8	EMPLOYEE BENEFITS	A-21
	4.9	COMPLIANCE WITH LAWS; LICENSES	A-22
	4.10	MATERIAL CONTRACTS	A-22
	4.11	PROPERTIES	A-23
	4.12	TAX MATTERS	A-23
	4.13	LABOR MATTERS	A-23
	4.14	INTELLECTUAL PROPERTY	A-23
	4.15	INSURANCE	A-24
	4.16	OPINION OF FINANCIAL ADVISOR	A-24
	4.17	AFFILIATED TRANSACTIONS	A-24
	4.18	BROKERS AND FINDERS	A-24
	4.19	NO ADDITIONAL REPRESENTATIONS	A-25

5.	ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-25
	5.1	ORGANIZATION, GOOD STANDING AND QUALIFICATION	A-25
	5.2	CORPORATE AUTHORITY	A-25
	5.3	FINANCING	A-26
	5.4	CAPITALIZATION; NO PRIOR ACTIVITIES	A-26
	5.5	NO CONFLICT; REQUIRED FILINGS AND CONSENTS; CREDITORS	A-27
	5.6	ABSENCE OF LITIGATION	A-27
	5.7	BROKERS AND FINDERS	A-27
	5.8	SOLVENCY	A-27
	5.9	OWNERSHIP OF COMPANY SHARES	A-28
	5.10	BUYER GROUP CONTRACTS	A-28
	5.11	LIMITED GUARANTEE	A-28
	5.12	INDEPENDENT INVESTIGATION	A-28
	5.13	NON-RELIANCE ON COMPANY ESTIMATES	A-29
	5.14	ABSENCE OF LITIGATION	A-29
	5.15	NO ADDITIONAL REPRESENTATIONS	A-29
6.	ARTICLE VI COVENANTS		A-29
	6.1	CONDUCT OF BUSINESS PENDING THE MERGER	A-29
	6.2	ACQUISITION PROPOSALS	A-32
	6.3	PREPARATION OF THE PROXY STATEMENT AND SCHEDULE 13E-3	A-34
	6.4	SHAREHOLDERS’ MEETING	A-35
	6.5	FILINGS; OTHER ACTIONS; NOTIFICATION	A-35
	6.6	ACCESS AND REPORTS	A-36
	6.7	STOCK EXCHANGE DELISTING	A-37
	6.8	PUBLICITY	A-37
	6.9	FINANCING	A-37
	6.10	EXPENSES	A-40
	6.11	INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ INSURANCE	A-40
	6.12	RESIGNATIONS	A-41
	6.13	PARTICIPATION IN LITIGATION	A-41
	6.14	MANAGEMENT	A-41
	6.15	NO AMENDMENT TO TRANSACTION DOCUMENTS	A-41
	6.16	OBLIGATIONS OF MERGER SUB	A-41

7.	ARTICLE VII CONDITIONS PRECEDENT		A-42
	7.1	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER	A-42
	7.2	CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB	A-42
	7.3	CONDITIONS TO OBLIGATION OF THE COMPANY	A-43
	7.4	FRUSTRATION OF CLOSING CONDITIONS	A-43
8.	ARTICLE VIII TERMINATION		A-43
	8.1	TERMINATION	A-43
	8.2	EFFECT OF TERMINATION	A-45
	8.3	TERMINATION FEE	A-45
9.	ARTICLE IX MISCELLANEOUS AND GENERAL		A-46
	9.1	NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS	A-46
	9.2	MODIFICATION OR AMENDMENT	A-47
	9.3	WAIVER	A-47
	9.4	GOVERNING LAW AND VENUE	A-47
	9.5	NOTICES	A-48
	9.6	ENTIRE AGREEMENT	A-49
	9.7	NO THIRD PARTY BENEFICIARIES	A-49
	9.8	SEVERABILITY	A-49
	9.9	INTERPRETATION; ABSENCE OF PRESUMPTION	A-49
	9.10	ASSIGNMENT	A-50
	9.11	SPECIFIC PERFORMANCE	A-50
	9.12	CONFIDENTIALITY	A-50
	9.13	COUNTERPARTS; SIGNATURES	A-51
10.	APPENDIX 1 PLAN OF MERGER		A-53
11.	APPENDIX 2 ROLLOVER SHAREHOLDERS		A-59

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 29, 2020, is by and among CROUCHING TIGER HOLDING LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), GREEN FOREST HOLDING LIMITED, a company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by Parent (“Merger Sub”), and NEWATER TECHNOLOGY, INC., a company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee (as defined below), has (i) determined that it is in the best interest of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend the approval of this Agreement and the BVI Plan of Merger (as defined below) by the shareholders of the Company pursuant to Part IX of the BVI Business Companies Act, 2004, as amended, of the British Virgin Islands (the “BVI Companies Act”), at the Shareholders’ Meeting (as defined below);

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, the Rollover Shareholders (as defined below) have each executed and delivered to Parent the rollover agreement (the “Rollover Agreement”), pursuant to which and subject to the terms and conditions set forth therein, they will each agree to the cancellation of the Rollover Shares (as defined below) and to subscribe for newly issued shares of Parent;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, the Rollover Shareholders (as defined below) have each executed and delivered to Parent the voting agreement (the “Voting Agreement”), pursuant to which and subject to the terms and conditions set forth therein, they will each vote in favor of this Agreement and consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, as a condition to and inducement of the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Mr. Li Yuebiao and Ms. Zhang Zhuo (each, a “Guarantor”, and, collectively, the “Guarantors”) have executed and delivered to the Company a limited guarantee in favor of the Company, dated as of the date hereof  (the “Limited Guarantee”) to guarantee the due and punctual performance and discharge of the payment obligations of Parent and Merger Sub under Sections 8.3(b) and 8.3(c) of this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1	Certain Definitions.

For purposes of this Agreement:

(a)	“Acquisition Proposal” means (i) any written inquiry, proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, scheme of arrangement or similar transaction involving the Company or any of its Subsidiaries, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, 20% or more of the total voting power of the equity securities of the Company, and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of the Company, or 20% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

(b)	“Affiliate” of any Person means, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(c)	“Available Company Cash” means cash of the Company in US dollars in a US dollar denominated bank account of the Company opened at a bank outside the PRC, net of issued but uncleared checks and drafts, available free of any Liens at the Closing for use by Parent and Merger Sub as a source of funds to pay the aggregate Merger Consideration and the fees and expenses payable by them in connection with the Merger and the other transactions contemplated by this Agreement.

(d)	“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, the British Virgin Islands, Hong Kong or Beijing.

(e)	“Buyer Group Contracts” means (a) the Rollover Agreement; (b) the Voting Agreement; (c) the Share Subscription Agreements; and (d) the Limited Guarantee, including all amendments thereto or modifications thereof.

(f)	“Company Board” means the board of directors of the Company.

(g)	“Independent Committee” means a committee of the Company’s board of directors consisting of three (3) members of the board of directors of the Company that are not affiliated with Parent or Merger Sub and are not members of the Company’s management.

(h)	“Intellectual Property” means: (A) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (B) patents and proprietary inventions and discoveries; (C) confidential and proprietary information, trade secrets and know-how, (including confidential and proprietary processes, technology, research, recipes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); and (D) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing.

(i)	“Knowledge” means with respect to any party that is an entity, the actual knowledge of any director of such party, in each case, after due inquiry.

(j)	“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, development or fact, (any such item, an “Effect”) that is, or would reasonably be expected to be, either individually or in the aggregate with all other Effects, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect, alone or in combination, shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur:

(A) Effects attributable to the execution, delivery or performance of this Agreement, pendency or consummation of the transactions contemplated by this Agreement or the announcement of any of the foregoing, or the identity of, or any facts or circumstances relating to, Parent, its shareholders or any of their respective Affiliates; (B) any change in the price of the Shares or trading volume (it being understood that the underlying cause contributing to such change in stock price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (C) actions or omissions of the Company or any of its Subsidiaries taken (x) with the written consent or at the written request of Parent or Merger Sub, or (y) that are permitted by this Agreement; (D) any breach of this Agreement by Parent or Merger Sub; (E) Effects that generally affect the industries or segments thereof in which the Company and its Subsidiaries operate (including legal and regulatory changes); (F) general business, economic or political conditions (or changes therein); (G) Effects affecting the financial, credit or securities markets in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries has material business operations, including changes in interest rates or foreign exchange rates; (H) Effects caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (I) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather conditions, explosions or fires or other force majeure events; (J) changes or modifications in (x) the generally accepted accounting principles applicable to the Company and its Subsidiaries occurring after the date of this Agreement, or (y) applicable Law or the interpretation or enforcement thereof; or (K) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause contributing to such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided, that Effects set forth in clauses (E), (F) and (G) above shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries and geographic markets in which the Company and its Subsidiaries conduct their businesses (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not a Material Adverse Effect has occurred or would reasonably be expected to occur).

(k)	“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens, security indebtedness or liabilities that are reflected in any Company Reports filed or furnished prior to the date hereof; and (ix) any other Liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(l)	“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(m)	“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

(n)	“Representatives” means, with respect to any Person, such Person’s Affiliates and such Person and its Affiliates’ respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

(o)	“Required Available Cash Amount” means US$19,730,000.

(p)	“RMB” shall mean renminbi, the legal currency of the PRC.

(q)	“Schedule 13E-3” means the transaction statement on Schedule 13E-3 under the Exchange Act to be filed pursuant to Section 13(e) of the Exchange Act (together with any amendments thereof or supplements thereto and including any document incorporated by reference therein).

(r)	“Subsidiary” means, with respect to any party, any corporation, limited liability company, partnership or similar entity of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(s)	“Superior Proposal” means a bona fide Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50%)) that was not obtained in violation of Section 6.2 and which the board of directors of the Company (acting through the Independent Committee) has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal, and would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 6.2(d)).

(t)	“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

(u)	“Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Entity, including consolidated, combined and unitary tax returns.

(v)	“Third Party” means any Person or group other than the Company, the Company’s Subsidiaries, Parent, Merger Sub and any of their respective Affiliates.

(w)	“Transaction Documents” means this Agreement, the Share Subscription Agreements (and the Alternative Financing Documents, if applicable), the Rollover Agreement, the Voting Agreement and the Limited Guarantee.

1.2	Other Defined Terms.

The following terms have the meanings set forth in the Sections set forth below:

Actions	4.7
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)
Alternative Financing	6.9(b)
Alternative Financing Documents	6.9(b)
Applicable Date	4.5(a)
Available Company Cash Financing	6.9(c)
Bankruptcy and Equity Exception	4.3(a)
Book-Entry Shares	3.1(a)
BVI Companies Act	Recitals
BVI Plan of Merger	2.3
Company Reports	4.5(a)
Company Termination Fee	8.3(a)(iii)
Closing	2.2
Closing Date	2.2

Company	Preamble
Company Adverse Recommendation	6.2(c)
Company Benefit Plans	4.8(a)
Company Cash Alternative Financing	6.9(c)
Company Cash Alternative Financing Document	6.9(c)
Company Cash Backup Financing	6.9(c)
Company Cash Backup Financing Documents	6.9(c)
Company Disclosure Schedule	Article IV
Company IP	4.14(a)
Company Recommendation	4.3(c)
Confidential Information	9.12(b)
Contract	4.3(d)
Damages	6.11(b)
Dispute	9.4(b)
Dissenting Shareholders	3.1(a)
Dissenting Shares	3.1(a)
Effective Time	2.3
Employees	4.13
Equity Financing	5.3(a)
ERISA	4.8(a)
Exchange Act	4.4
Exchange Fund	3.2(a)
Excluded Shares	3.1(a)
GAAP	4.5(b)
Governmental Entity	3.2(d)
HKIAC	9.4(b)(i)

HKIAC Rules	9.4(b)(i)
IC Financial Advisor	4.16
Indemnified Parties	6.11(a)
Injunction	7.1(b)
Judgment	4.7
Laws	4.9(a)
Liabilities	4.7
Licenses	4.9(b)
Lien	4.2
Liens	4.2
Material Contract	4.10(a)
Memorandum and Articles of Association	2.4
Merger	Recitals
Merger Consideration	3.1(a)
Merger Sub	Preamble
Non-Wholly Owned Subsidiaries	4.2
Notice of Superior Proposal	6.2(c)
Owned Real Property	4.11(a)
Parent	Preamble
Parent Termination Fee	8.3(c)
Paying Agent	3.2(a)
PRC Regulatory Filings	4.4
Proxy Statement	4.4
Requisite Company Vote	4.3(b)
Rollover Agreement	Recitals

Rollover Shareholders	3.1(a)
Rollover Shares	3.1(a)
Sarbanes-Oxley Act	4.5(a)
Share Subscription Agreements	5.3(a)
SEC	Article IV
Securities Act	4.5(a)
Share	3.1(a)
Share Certificate	3.1(a)
Shareholders’ Meeting	6.4(a)
Shares	3.1(a)
Surviving Corporation	2.1
Termination Date	8.1(b)(i)
Tier I Parent Termination Fee	8.3(b)
Tier II Parent Termination Fee	8.3(c)
Voting Agreement	Recitals
Wholly Owned Subsidiaries	4.2

ARTICLE II
THE MERGER; CLOSING; EFFECTIVE TIME

2.1	The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BVI Companies Act at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the BVI Companies Act. The Merger shall have the effects specified in the BVI Companies Act.

2.2	Closing.

Unless otherwise mutually agreed in writing between the Company, Merger Sub, and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of DLA Piper, 20th Floor, South Tower Beijing Kerry Center, No.1 Guanghua Road, Chaoyang District, Beijing 100020, PRC no later than the tenth (10th) Business Day (the “Closing Date”) immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, unless another date, time or place is agreed to in writing by Parent and the Company.

2.3	Effective Time.

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Merger Sub and the Company shall execute articles of merger and a plan of merger (together, the “BVI Plan of Merger”) substantially in the form contained in Appendix 1 hereto and the Company shall file the BVI Plan of Merger and other documents required by the BVI Companies Act with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act. The Merger shall become effective at the time when the BVI Plan of Merger has been registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date or time, not exceeding 30 days after its registration, as Merger Sub and the Company may agree and specify in the BVI Plan of Merger in accordance with the BVI Companies Act (the “Effective Time”).

2.4	The Memorandum and Articles of Association.

As of the Effective Time, without any further action on the part of the parties, the memorandum and articles of association of Merger Sub then in effect shall be the memorandum and articles of association of the Surviving Corporation (the “Memorandum and Articles of Association”), except that, at the Effective Time, references therein to the name and the authorized capital of Merger Sub shall be amended to describe correctly the name and authorized capital of the Surviving Corporation, as provided in the BVI Plan of Merger, until thereafter changed or amended as provided therein or by applicable Law.

2.5	Directors.

The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

2.6	Officers.

The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

ARTICLE III
EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL;
MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

3.1	Effect on Issued Share Capital.

At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any other shareholders of the Company:

(a) Merger Consideration. Each common share, par value US$0.001 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, shall be cancelled in exchange for the right to receive US$3.65 in cash per Share without interest (the “Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Surviving Corporation will be amended accordingly. Shares formerly represented by a certificate (a “Share Certificate”) and non-certificated Shares represented by book-entry (“Book-Entry Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration without interest, and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 3.2(f). “Excluded Shares” means, collectively, (i) Shares beneficially owned by certain holders of Shares (the “Rollover Shareholders”) as set forth on Appendix 2 hereto (the “Rollover Shares”), (ii) Shares (“Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Companies Act (“Dissenting Shareholders”) and (iii) Shares (if any) owned by the Company or any direct or indirect Wholly-Owned Subsidiaries of the Company (or held in the Company’s treasury). In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, merger, issuer self-tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such change, be the Merger Consideration, as applicable.

(b) Cancellation of Excluded Shares. Each Excluded Share (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of its holder, shall be cancelled and shall cease to exist as of the Effective Time, and no consideration shall be delivered with respect thereto.

(c) Merger Sub. At the Effective Time, each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value US$0.001 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation and this will be reflected in the register of members of the Surviving Corporation after the Effective Time.

(d) Untraceable and Dissenting Shareholders. Remittances for the Merger Consideration shall not be sent to holders of Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A holder of Shares will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (A) has been sent to such Person and has been returned undelivered or has not been cashed or, (B) has not been sent to such Person because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (C) notice of the Shareholders’ Meeting has been sent to such Person and has been returned undelivered. Monies due to Dissenting Shareholders and holders of Shares who are untraceable and any monies which are returned shall be held by the Surviving Corporation in a separate non-interest bearing bank account for the benefit of Dissenting Shareholders and holders of Shares who are untraceable. Monies unclaimed after a period of seven (7) years from the date of the notice of the Shareholders’ Meeting shall be forfeited and shall revert to the Surviving Corporation. Dissenting Shareholders and holders of Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods should be advised to contact the Surviving Corporation.

3.2	Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a commercial bank or trust company, the identity and the terms of appointment of which shall be reasonably acceptable to the Company, to act as agent (the “Paying Agent”) for making the payments required to be made pursuant to this Agreement, and shall enter into an agreement with the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 3.1(a) and Section 3.2(f) (in the case of payments under Section 3.2(f), an amount equal to the number of Dissenting Shares multiplied by the Merger Consideration) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within five (5) Business Days following the Closing Date), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Merger Consideration pursuant to Section 3.1(a): (i) a letter of transmittal (which shall be in customary form for a company listed on the Nasdaq Capital Market (the “Nasdaq”) reasonably acceptable to Parent and the Company (at the direction of the Independent Committee), and shall specify the manner in which the delivery of the Exchange Fund to registered holders of the Shares shall be effected and contain such other provisions as Parent and the Company may mutually agree (at the direction of the Independent Committee)); and (ii) instructions for use in effecting the surrender of any issued Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.2(e)) and Book-Entry Shares and/or such other documents as may be required in exchange for the Merger Consideration, as applicable. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in 3.2(e)) or Book-Entry Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of the Shares represented by such Share Certificate and each registered holder of Book-Entry Shares shall be entitled to receive in exchange therefor a cheque, in the amount (after giving effect to any required tax withholdings as provided in Section 3.2(h)) equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.2(e)) or the number of Book-Entry Shares multiplied by (y) the Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. No interest shall be paid or will accrue on any amount payable in respect of the Shares pursuant to the provisions of this Article III. In the event of a transfer of ownership of the Shares that is not registered in the register of members of the Company, a cheque for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates, if any, which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, (A) no transfers of Shares shall be effected in the register of members of the Company, and (B) the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. If, on or after the Effective Time, any Share Certificate or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificates or Book-Entry Shares shall be cancelled and (except for Excluded Shares) exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate or Book-Entry Shares is entitled pursuant to this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Shares for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which such holder is entitled pursuant to this Article III upon due surrender of its Share Certificates (or affidavit and indemnity of loss in lieu of the Share Certificates as provided in Section 3.2(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent, or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any domestic, multinational or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (a “Governmental Entity”) shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event any Share Certificate representing Shares entitled to receive the Merger Consideration pursuant to Section 3.1(a) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a cheque in the amount (after giving effect to any required tax withholdings) equal to (x) the number of Shares entitled to receive the Merger Consideration pursuant to Section 3.1(a) represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Merger Consideration.

(f) Dissenters’ Rights. No Person who has validly exercised their appraisal rights pursuant to Section 179 of the BVI Companies Act shall be entitled to receive the Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s appraisal rights under the BVI Companies Act. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to any rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the BVI Companies Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Transfer Books; No Further Ownership Rights. The aggregate Merger Consideration paid in respect of Shares entitled to receive the Merger Consideration pursuant to Section 3.1(a) upon the surrender for exchange of Share Certificates or for Book-Entry Shares, and the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by Dissenting Shareholders, in each case in accordance with the terms of this Article III, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.2(f), if, after the Effective Time, any Share Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and shall be exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this Article III.

(h) Tax Withholding. Each of Parent, the Company and the Paying Agent, without double counting, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, such amounts as may be required to be deducted or withheld therefrom under applicable Tax Law. If prior to the Closing Date, either Parent or the Company becomes aware of any change in Tax Law or other obligation to deduct and withhold Taxes from consideration payable hereunder, it shall promptly notify the other party in writing of such obligation. If such obligation to deduct or withhold can be reduced or eliminated through the provision of an applicable certification or form, Parent and the Company shall use reasonable best efforts to provide the applicable holder of Shares with the opportunity to complete and provide such certification or form prior to the Closing Date. To the extent that any amounts are deducted and withheld by Parent, the Company or the Paying Agent, such withheld amounts (i) shall be remitted by Parent, the Company or the Paying Agent to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

(i) Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Merger Consideration represents the fair value of the Shares for the purposes of Section 179(8) of the BVI Companies Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as may be disclosed in the Company Reports filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) prior to the date hereof (excluding disclosures in such Company Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof), (b) as may be disclosed in this Agreement or in the disclosure schedule delivered to Parent by the Company on the date hereof (the “Company Disclosure Schedule”) or (c) for any matters with respect to which the Rollover Shareholders have Knowledge of as of the date hereof, the Company hereby represents and warrants to Parent and Merger Sub that:

4.1	Organization, Good Standing and Qualification.

Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of its respective jurisdiction of organization, and each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Material Adverse Effect. A true, complete and correct copy of the memorandum and articles of association of the Company as amended to date has been publicly filed by the Company as part of the Company Reports.

4.2	Capital Structure.

The Company is authorized to issue a maximum of 200,000,000 Shares with a par value of US$0.001 per share, of which, as of the date of this Agreement, 10,809,000 Shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable. Each of the outstanding shares of share capital or other securities of each of the Company’s directly or indirectly wholly owned Subsidiaries, which are set forth in Section 4.2 of the Company Disclosure Schedule (“Wholly Owned Subsidiaries”), has been duly authorized, and validly issued, and is fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction) and owned by the Company or by a Wholly Owned Subsidiary, free and clear of any lien, charge, pledge, security interest, mortgage, claim or other encumbrance (each, a “Lien” and collectively, “Liens”), other than the Permitted Liens. The outstanding shares of capital stock or other securities that are directly or indirectly owned by the Company of each of the Company’s Subsidiaries that are not Wholly Owned Subsidiaries (“Non-Wholly Owned Subsidiaries”) has been duly authorized and validly issued, and is fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction) and owned by the Company or by a Subsidiary, free and clear of any Lien other than Permitted Liens. Except as set forth in this Section 4.2, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of share capital or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. The Company is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan.

4.3	Corporate Authority; Approval and Fairness; No Violations.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof, subject to the Requisite Company Vote. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger and the other transactions contemplated hereby, have been duly authorized and approved by its board of directors, acting upon the unanimous recommendation of the Independent Committee, and, except for obtaining the Requisite Company Vote, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The affirmative vote of holders of Shares representing more than fifty percent (50%) of the outstanding Shares, present and voting in person or by proxy as a single class at the Shareholders’ Meeting, or any adjournment or postponement thereof (the “Requisite Company Vote”), is the only vote or approval of the holders of any class or series of share capital of the Company or any of its Subsidiaries which is necessary to approve and authorize this Agreement, the BVI Plan of Merger and the Merger and the other transactions contemplated hereby.

(c) Subject to Section 6.2(b), the Company Board, acting upon the unanimous recommendation of the Independent Committee, has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend approval and authorization of this Agreement and the BVI Plan of Merger to the holders of Shares (the “Company Recommendation”). Subject to Section 6.2(b), the Company Board, acting upon the unanimous recommendation of the Independent Committee, has directed that this Agreement, the transactions contemplated hereby, including the Merger, and the BVI Plan of Merger be submitted to the holders of Shares for their approval and authorization.

(d) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger or the other transactions contemplated hereby will not (i) conflict with or violate, in any material respects, any provision (x) of the memorandum and articles of association of the Company or (y) of the similar organizational documents of any of the Company’s Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Requisite Company Vote are obtained and the filings referred to in Section 4.4 are made, violate any Laws applicable to the Company or any of its Subsidiaries, or (iii) violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, letter of credit, guarantee, power of attorney, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract, agreement, commitment, arrangement, or understanding (each, whether oral or written, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract, or result in the creation of any Lien (other than Permitted Liens) on any properties or assets of the Company or any of its Subsidiaries pursuant to a Contract, except, with respect to clauses (ii) and (iii) above, for any such violations, breaches or defaults or other occurrences which do not have, individually or in the aggregate, a Material Adverse Effect.

4.4	Government Approvals.

Except for (i) compliance with the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing of the Schedule 13E-3, which shall incorporate by reference a proxy statement relating to the Merger to be prepared in connection with the Shareholders’ Meeting (including any amendments or supplements thereto, the “Proxy Statement”), (ii) compliance with the rules and regulations of the Nasdaq, (iii) the filing of the BVI Plan of Merger and other necessary corporate documents with the Registrar of Corporate Affairs of the British Virgin Islands pursuant to the BVI Companies Act and (iv) the filings, permits, authorizations, consents and approvals as may be required under any applicable Laws of the PRC (the “PRC Regulatory Filings”), no material consent or approval of, or material filing, license, permit or authorization, declaration or registration with, any Governmental Entity are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby, except where the failure to make or obtain any such filings, declaration or registration or give such notice or to obtain such consent, approval, license, permit or authorization does not have, individually or in the aggregate, a Material Adverse Effect.

4.5	Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the U.S. Securities Act of 1933, as amended (the “Securities Act”), since July 27, 2017 (the “Applicable Date”) (the forms, statements, reports and other documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments or exhibits thereto and the documents incorporated by reference therein, collectively, the “Company Reports”). No Subsidiary of the Company is or has been required to file or furnish any periodic reports with the SEC. Each of the Company Reports, at the time of its filing or being furnished, complied in all material respects with the then applicable requirements of the Securities Act, the Exchange Act, applicable accounting standards and the U.S. Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder) (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports, each in effect on such dates. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company, in all material respects, maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and maintains policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(c) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

(d) The Company has implemented disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the U.S. Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which would adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

4.6	Absence of Certain Changes.

Since January 1, 2020 to the date hereof, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been:

(a) any amendment or modification to the memorandum and articles of association or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company or any of its Subsidiaries;

(b) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which, individually or in the aggregate, constitutes a Material Adverse Effect;

(c) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company);

(d) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(e) (x) any material increase in the compensation or benefits payable or to become payable to its officers or employees except for increases in the ordinary course of business and consistent with past practice or (y) any establishment, adoption, entry into or material amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or, for agreements with any director, officer, or employee, new agreements not providing any severance; or

(f) any agreement to do any of the foregoing.

4.7	Litigation and Liabilities.

As of the date hereof, there are no civil, criminal, administrative or other actions, suits, claims, oppositions, litigations, hearings, arbitrations, investigations or other proceedings (“Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries except for any such Actions that would not, individually or in the aggregate, have a Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise (“Liabilities”) that would be required by GAAP to be reflected on a consolidated financial statements of the Company and its Subsidiaries, except (a) as reflected or reserved against in the Company’s consolidated financial statements (and the notes thereto) included in the Company Reports filed after the Applicable Date but prior to the date hereof, (b) for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company Reports, (c) for Liabilities incurred pursuant to the transactions contemplated by this Agreement, or (d) for Liabilities that do not constitute a Material Adverse Effect or are not reasonably likely to prevent or materially impair the consummation of the transactions contemplated by this Agreement. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement (“Judgment”) of any Governmental Entity which would reasonably be expected to have a Material Adverse Effect on the Company and/or its Subsidiaries, or is reasonably likely to prevent or materially impair the consummation of the transactions contemplated by this Agreement.

4.8	Employee Benefits.

(a) All material benefit and compensation plans, employment agreements, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, Company stock-based, incentive and bonus plans (collectively, the “Company Benefit Plans”), including Company Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States, are listed in Section 4.8(a) of the Company Disclosure Schedule. True and complete copies of all Company Benefit Plans and all amendments thereto have been made available to Parent and Merger Sub or disclosed in the Company Reports.

(b) None of the Company Benefit Plans was or is subject to ERISA.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Benefit Plans or otherwise, (ii) increase any benefits otherwise payable under any of the Company Benefit Plans, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(d) There is no outstanding order against the Company Benefit Plans that has a Material Adverse Effect.

4.9	Compliance with Laws; Licenses.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the businesses of each of the Company and its Subsidiaries have not been, since December 31, 2015, and are not being conducted in violation of any applicable United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, decree, treaty provision applicable to the Company and its Subsidiaries, or any Judgment or agency requirement having the force of law (collectively, “Laws”). No investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity notified the Company of its intention to conduct the same, except for (A) investigations or reviews that would not have, individually or in the aggregate, a Material Adverse Effect and/or (B) any investigation or review related to the Merger. As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(b) The Company and its Subsidiaries each has made applications for or obtained, renewed and is in compliance with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except for any such License the absence or non-renewal of which would not have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither the Company, nor, to the Knowledge of the Company, any agent or other person acting on behalf of the Company, has violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar anti-corruption Laws applicable to the Company.

4.10	Material Contracts.

(a) Except for this Agreement and the Contracts filed as exhibits to the Company Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by any Contract that is required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act. Each such Contract described in this Section 4.10(a) is referred to herein as a “Material Contract”.

(b) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception; and (ii) there is no material breach or default under any Material Contracts by the Company or any of its Subsidiaries.

4.11	Properties.

Except as would not have, individually or in the aggregate, a Material Adverse Effect,

(a) with respect to real property owned by the Company or any of its Subsidiaries, and all buildings, structures, improvements, and fixtures thereon (the “Owned Real Property”), (i) the Company or its applicable Subsidiary has good and marketable title, or validly granted long term land use rights and building ownership rights, as applicable, to the Owned Real Property, free and clear of any Liens other than the Permitted Liens, and (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein;

(b) with respect to real property leased, subleased or licensed to the Company or any of its Subsidiaries, the lease, sublease or license for such property is valid, legally binding, enforceable and in full force and effect; and

(c) the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other material properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Encumbrances, except for Permitted Liens.

4.12	Tax Matters.

The Company and each of its Subsidiaries (i) have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects; and (ii) have timely paid all material Taxes required to be paid, other than any such Taxes that are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP on the balance sheet of the Company and its Subsidiaries (other than in the notes thereto), and any Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or Third Party, except with respect to matters contested in good faith. As of the date hereof, there are no (x) pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of material Taxes or material Tax matters, or (y) Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

4.13	Labor Matters.

Except as would not have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (a) there is no material pending or, to the Knowledge of the Company, threatened dispute in respect of employment matters with the directors of the Company or any of its Subsidiaries or with any of the employees or former employees of the Company or any of its Subsidiaries, (b) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws of the PRC respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to each of their current (including those on layoff, disability or leave of absence, whether paid or unpaid), former, or retired employees, officers or directors of the Company or any Subsidiary of the Company (collectively, “Employees”), and (c) other than regular payments to be made in the ordinary course of business consistent with past practice or required by applicable Law, neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

4.14	Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is used in their respective businesses as currently conducted (the “Company IP”); (ii) all of the registrations and applications included in the Company IP owned or exclusively licensed by the Company, and, to the Knowledge of the Company, by its Subsidiaries, are subsisting; and (iii) all of the Company IP are free and clear of any Lien other than Permitted Liens.

(b) Except as would not have, individually or in the aggregate, a Material Adverse Effect, neither the conduct of the business of the Company and/or the conduct of the business of each of its Subsidiaries nor the Company IP infringes, dilutes, misappropriates or otherwise violates any Intellectual Property rights of any Third Party; and to the Knowledge of the Company, no Third Party is infringing, diluting, misappropriating or otherwise violating any material Company IP owned or exclusively licensed by the Company or its Subsidiaries.

(c) The Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect the confidentiality of all material Trade Secrets, and to the Knowledge of the Company, such Trade Secrets have not been used or disclosed by any Person except pursuant to non-disclosure and/or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law.

4.15	Insurance.

Except as would not have, individually or in the aggregate, a Material Adverse Effect, (a) all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect; (b) the Company has no reason to believe that it or any of its Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a reasonable cost; (c) neither the Company nor any of its Subsidiaries has received any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies in writing; and (d) neither the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

4.16	Opinion of Financial Advisor.

The Independent Committee has received the opinion of Duff & Phelps, LLC (the “IC Financial Advisor”), to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Shares (other than holders of Excluded Shares) is fair, from a financial point of view, to such holders (without giving effect to any impact of the transactions contemplated hereunder on any particular holder of the Shares other than in their capacity as holders of Shares) and a copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Independent Committee. It is understood and agreed that such opinion may not be relied on by Parent or Merger Sub or any of their respective Affiliates or Representatives.

4.17	Affiliated Transactions.

None of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries which would be required to be reported under Item 404 of Regulation S-K of the SEC (other than for services as officers, directors or employees), other than for (a) payment of salary or fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) other employee benefits, including share award agreements under any share incentive plan of the Company.

4.18	Brokers and Finders.

No broker, finder or investment banker (other than the IC Financial Advisor) is entitled to any brokerage fees, commissions, finders’ or other fees or commission or expenses reimbursement in connection with the Merger or the other transactions contemplated in this Agreement.

4.19	No Additional Representations.

Except for the representations and warranties made by the Company in this Article IV, Parent and Merger Sub acknowledge that the Company makes no other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

5.1	Organization, Good Standing and Qualification.

Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has made available to the Company complete and correct copies its memorandum and articles of association, or similar governing documents, as currently in effect.

5.2	Corporate Authority.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The board of directors of Parent, the board of directors of Merger Sub, and Parent as the sole shareholder of Merger Sub, have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by the board of directors of Parent, the board of directors of Merger Sub and by Parent as the sole shareholder of Merger Sub to effect the transactions contemplated by this Agreement.

5.3	Financing.

(a) Parent has delivered to the Company true, complete and correct copies of executed share subscription agreements (the “Share Subscription Agreements”), pursuant to which each of Pure Blue Holding Limited and Gooden Sunrise Holding Limited has respectively agreed, subject to the terms and conditions set forth therein, to purchase or cause the purchase of equity securities of Parent, for the cash amount set forth therein (“Equity Financing”). As of the date hereof, (i) each Share Subscription Agreement is in full force and effect, (ii) none of the Share Subscription Agreements have been amended or modified, and no such amendment or modification is contemplated, (iii) the obligations and commitments contained in the Share Subscription Agreements have not been withdrawn, terminated, or rescinded in any respect and no such withdrawal, termination, or restriction is contemplated, and (iv) no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any parties thereto, under the Share Subscription Agreements. Parent and Merger Sub do not have any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the Equity Financing will not be available to Parent at the Closing. Each of the Share Subscription Agreements provides, and will continue to provide, that the Company is a third-party beneficiary with respect to the provisions therein.

(b) Assuming (A) Parent and Merger Sub are obligated to close pursuant to Section 7.1 and Section 7.2 or the waiver of such conditions, and (ii) the Required Available Cash Amount is available, Parent and Merger Sub have or will have, available as of the Effective Time, sufficient funds to consummate the Merger and the other transactions contemplated hereby and to pay all related fees and expenses.

5.4	Capitalization; No Prior Activities.

(a) Parent is authorized to issue a maximum of 50,000,000 ordinary shares, par value US$0.001 per share. As of the date of this Agreement, 50,000,000 ordinary shares are issued and outstanding, all of which are duly authorized, and validly issued. Except as set forth in the Rollover Agreement, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of, or other equity interests in, Parent or Merger Sub. All ordinary shares of Parent subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and Parent has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and capitalization, or pursuant to this Agreement, the Merger and the other transactions contemplated by the Transaction Documents.

(b) Merger Sub is authorized to issue a maximum of 50,000 ordinary shares, par value US$1.00 per share, of which, as of the date of this Agreement, 1 Share is issued and outstanding. Such issued and outstanding share is duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization, pursuant to this Agreement, the Merger and the other transactions contemplated by the Transaction Documents.

5.5	No Conflict; Required Filings and Consents; Creditors.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Merger or other transactions contemplated hereby will not (i) conflict with or violate any provision of the memorandum and articles of association or other equivalent organizational documents of Parent or Merger Sub, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Requisite Company Vote are obtained and the filings referred to in Section 4.4 are made, violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) violate or constitute a default under any Contract to which Parent or Merger Sub is a party or accelerate Parent or Merger Sub’s obligations under any such Contract, or result in the creation of any Lien on any properties or assets of Parent or Merger Sub pursuant to a Contract, except, with respect to clauses (ii) and (iii) above, for any such violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, and the rules and regulations thereunder (including, but not limited to, the filing of the Proxy Statement, and the filing of one or more amendments to the Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of Nasdaq, (iii) for the filing of the BVI Plan of Merger with the Registrar of Corporate Affairs of the British Virgin Islands pursuant to the BVI Companies Act and related documentation, (iv) for PRC Regulatory Filings, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(c) Merger Sub does not have any secured or unsecured creditors.

5.6	Absence of Litigation.

As of the date hereof, (i) there is no suit, claim, action, proceeding or investigation pending or, to Parent’s or Merger Sub’s Knowledge, threatened against Parent or Merger Sub or any of their respective Affiliates, or any property or asset of Parent or Merger Sub or any of their respective Affiliates, other than any such suit, claim, action, proceeding or investigation that would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the transactions contemplated by this Agreement and (ii) none of Parent, Merger Sub or any of their respective Affiliates or any of their respective material property or asset is subject to any Judgment, or, to the Knowledge of Parent, continuing investigation by, any Governmental Entity or any order of any Governmental Entity that would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

5.7	Brokers and Finders.

No broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates, the fees and expenses of which will be paid by Parent.

5.8	Solvency.

Neither Parent nor Merger Sub is entering into the transactions contemplated under the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction of the conditions of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2, immediately after giving effect to all of the transactions contemplated hereby, including the Equity Financing, the payment of the Exchange Fund, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and the payment of all related fees and expenses, the Surviving Corporation shall be able to pay its debts as they become due as required by the BVI Companies Act.

5.9	Ownership of Company Shares.

As of the date hereof, other than as a result of this Agreement, the Rollover Agreement or the Voting Agreement, neither Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire the Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company.

5.10	Buyer Group Contracts.

(a) Parent has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts. As of the date hereof, other than the Buyer Group Contracts, there are no Contracts relating to the transactions contemplated hereby to which any of the following Persons is a party: Parent, Merger Sub, each of the Rollover Shareholders, and/or any of their respective Affiliates. (b) Other than the Buyer Group Contracts, there are no Contracts (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or shareholders, on the other hand, that relate in any way to the transactions contemplated hereby, or (ii) pursuant to which any holder of the Shares would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any holder of Shares has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Acquisition Proposal.

5.11	Limited Guarantee.

Concurrently with the execution of this Agreement, Parent has delivered to the Company duly executed Limited Guarantee with respect to certain matters on the terms specified therein. The Limited Guarantee is in full force and effect and constitutes a legal, valid, binding and enforceable obligation of the Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

5.12	Independent Investigation.

Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that, as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to the Transaction Documents).

5.13	Non-Reliance on Company Estimates.

The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

5.14	Absence of Litigation.

There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any property or asset of Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Judgment.

5.15	No Additional Representations.

Except for the representations and warranties made by Parent and Merger Sub in this Article V, the Company acknowledges that neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE VI
COVENANTS

6.1	Conduct of Business Pending the Merger.

(a) Operation of the Company’s Business. Except (i) as required by applicable Law, (ii) as expressly required or permitted by this Agreement, or (iii) as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the business of the Company and its Subsidiaries shall be conducted in the ordinary course in all material respects and the Company and its Subsidiaries shall use their respective reasonable efforts to preserve their business organizations substantially intact and maintain its existing relations and goodwill with Governmental Entities, key customers, suppliers, and other Persons with whom the Company or any Subsidiary of the Company has material business relations. Without limiting the generality of, and in furtherance of, the foregoing, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except (A) as otherwise expressly required or permitted by this Agreement or as required by Law; or (B) as Parent may approve in advance in writing, the Company will not and will not permit its Subsidiaries to, directly or indirectly:

(i)	adopt or propose any change in the memorandum and articles of association or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii)	effect any scheme of arrangement, merge or consolidate the Company or any of its Subsidiaries with any other Person, restructure, or reorganize or completely or partially liquidate or otherwise enter into any Contracts imposing material changes or material restrictions on assets, operations or businesses of the Company and its Subsidiaries;

(iii)	acquire, whether by purchase, merger, consolidation, scheme of arrangement or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (A) in the ordinary course of business, (it being understood and agreed that the acquisition of all or substantially all of the assets or outstanding shares or other equity securities of any Person is not in the ordinary course of business), or (B) if not in the ordinary course of business, with a value or purchase price (including the value of assumed liabilities) not in excess of US$500,000 (or an equivalent amount in RMB) individually or US$500,000 (or an equivalent amount in RMB) in the aggregate for all such transactions by the Company and its Subsidiaries;

(iv)	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, or redeem, purchase or otherwise acquire, any share capital of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any share capital, or any options, warrants or other rights of any kind to acquire any share capital or such convertible or exchangeable securities, other than pursuant to Contracts in effect as of the date hereof or granted in compliance with Section 6.1(xix);

(v)	create or incur (A) any Lien on any Company IP owned by the Company or any of its Subsidiaries outside the ordinary course of business or (B) any Lien on any other assets of the Company or any of its Subsidiaries, which assets have a value in excess of US$500,000, in each case, other than Permitted Liens;

(vi)	make any loans or capital contributions to or investments in any Person (other than the Company or any direct or indirect Wholly Owned Subsidiary of the Company) in excess of US$500,000, except pursuant to Contracts in effect as of the date hereof which have been filed as exhibits to the Company Reports filed with the SEC;

(vii)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital (except for dividends paid by any Subsidiary to the Company or to any other Subsidiary and periodic dividends and other periodic distributions by Non-Wholly Owned Subsidiaries in the ordinary course consistent with past practices), or enter into any Contract with respect to the voting of its share capital;

(viii)	reclassify, split, combine, subdivide, directly or indirectly, any of its share capital or securities convertible or exchangeable into or exercisable for any of its share capital;

(ix)	incur, alter, amend or modify, any indebtedness for borrowed money or guarantee such indebtedness of another Person, or permit any Subsidiary of the Company to guarantee any indebtedness of the Company, other than the incurrence or guarantee of indebtedness in the ordinary course of business not to exceed US$1,000,000 in the aggregate, including any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice;

(x)	make or authorize any capital expenditure in excess of US$500,000 per project or related series of projects of US$500,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

(xi)	make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

(xii)	settle any Action before a Governmental Entity by or against the Company or any of its Subsidiaries or relating to any of their business, properties or assets, other than settlements (A) requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding US$500,000 and (B) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

(xiii)	engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xiv)	enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any Material Contract (or Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof);

(xv)	make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xvi)	(A) with regard to material Intellectual Property owned by the Company or any of its Subsidiaries, transfer, sell, license, mortgage, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any such material Intellectual Property, other than licenses or other Contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such Intellectual Property that is no longer used or useful in any of the Company’s or its Subsidiaries’ respective businesses or pursuant to Contracts in effect prior to the date hereof; and (B) with regard to other assets, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of US$500,000 in the aggregate, in each case, other than pursuant to Contracts in effect as of the date hereof;

(xvii)	except as required pursuant to existing written plans or Contracts in effect as of the date hereof, as otherwise required by applicable Law or in the ordinary course of business consistent with past practice, (A) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any employee, consultant or director of the Company or any of its Subsidiaries except employment agreements with newly hired employees in the ordinary course of business consistent with past practice and not providing any severance, (B) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, in each case, except increases in compensation and bonus in the ordinary course of business consistent with past practice, (D) establish, adopt, materially amend or terminate any Company Benefit Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already required in any such Company Benefit Plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; or

(xviii)	agree, authorize or commit to do any of the foregoing.

(b) No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

(c) Operation of Parent’s and Merger Sub’s Business. Each of Parent and Merger Sub agrees that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, it shall not: (i) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

6.2	Acquisition Proposals.

(a) The Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any Representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or any inquiries that may lead to any such proposal or offer, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to the Company or any of its Subsidiaries to facilitate, induce, or encourage any Acquisition Proposal, or (iii) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and Affiliates and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any possible Acquisition Proposal and shall use reasonable efforts to require such Person to promptly return or destroy any confidential information previously furnished by the Company, any of its Subsidiaries or any of their respective Representatives.

(b) Notwithstanding anything in the foregoing to the contrary, at any time prior to the receipt of the Requisite Company Vote, if the Company has otherwise complied in all material respects with Section 6.2(a), (i) following receipt by the Company of an unsolicited bona fide Acquisition Proposal from any Person, the Company and its Representatives may contact such Person solely in order to (A) clarify and understand the terms and conditions of any Acquisition Proposal made by such Person so as to determine whether such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (B) notify such Person of the restrictions of this Section 6.2; and (ii) the Company may (A) provide information in response to a request therefor by a Person (other than any Affiliate of the Company) who has made such an Acquisition Proposal that the Independent Committee believes in good faith to be bona fide and if the Company receives from the Person so requesting such information an executed confidentiality agreement containing terms at least as restrictive as those contained in Section 9.12; and promptly discloses (and, if applicable, provides copies of) any such information to Parent and Merger Sub to the extent not previously provided to Parent and Merger Sub; (B) engage or participate in any discussions or negotiations with any Person who has made such an Acquisition Proposal of the type described in clause (ii)(A) above; or (C) after having complied with this Section 6.2(b), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal; provided, however, that (x) in each such case referred to in clause (ii)(A) or (ii)(B) above, the Independent Committee has determined in good faith based on the information then available (and after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; and (y) in the case referred to in clause (ii)(C) above, the Independent Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal. The Company shall notify Parent of any Acquisition Proposal (including, without limitation, all material terms and conditions thereof and the identity of the Person making it) promptly (but in no case later than 48 hours) after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform Parent on a reasonably current basis of the status of any inquiries, discussions or negotiations with such third party, and any material changes to the terms and conditions of such Acquisition Proposal.

(c) No Company Adverse Recommendation or Alternative Acquisition Agreement. The Company Board and the Independent Committee shall not:

(i) except as expressly permitted by, and after compliance with, Section 8.3(a), withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub the Company Recommendation with respect to the Merger;

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with this Section 6.2 relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

Prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board, based on the recommendation of the Independent Committee, may after compliance with Section 8.3(a), (x) withhold, withdraw, qualify or modify the Company Recommendation in a manner adverse to Parent or Merger Sub, and/or authorize the Company to terminate this Agreement pursuant to Section 8.1(d)(ii) or (y) approve, recommend or otherwise declare advisable any Superior Proposal not solicited, entered into or agreed to in breach of this Section 6.2, and/or authorize the Company to terminate this Agreement pursuant to Section 8.1(d)(ii) or enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case, if the board of directors of the Company (acting through the Independent Committee) determines in good faith, after consultation with outside legal counsel to the Independent Committee, that failing to do so is directly inconsistent with its fiduciary obligations under applicable Laws (a “Company Adverse Recommendation”); provided, however, that prior to making any Company Adverse Recommendation, (i) the Company and the Independent Committee shall give Parent and Merger Sub at least five (5) Business Days written notice advising that the Company (acting through the Independent Committee) (the “Notice of Superior Proposal”) currently intends to take such action and the basis therefor, (ii) during the five (5) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of the five (5) Business Day period, the Company shall have determined in good faith, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2 and shall require a new Notice of Superior Proposal to Parent and Merger Sub as set forth in this Section 6.2(c); and the Company shall be required to comply with the requirements of this Section 6.2 (c) fully with respect to such amended Acquisition Proposal.

(d) Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law, or other applicable Laws, with regard to an Acquisition Proposal; provided, however, that if such disclosure includes a Company Adverse Recommendation, Parent and Merger Sub shall have the right to terminate this Agreement as set forth in Section 8.1(c) (it being understood that a statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Change of Company Recommendation).

6.3	Preparation of the Proxy Statement and Schedule 13E-3

(a) Proxy Statement. As soon as reasonably practicable following the date of this Agreement, and in any event within five (5) Business Days after the date hereof, the Company shall, with assistance and cooperation of Parent and Merger Sub, prepare the Proxy Statement. Parent and Merger Sub shall promptly furnish all information as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement.

(b) Schedule 13E-3. Concurrently with the preparation of the Proxy Statement, the Company shall, with assistance and cooperation of Parent and Merger Sub, prepare and file with the SEC the Schedule 13E-3. The Company, Parent and Merger Sub shall cooperate with the Company in the preparation of the Schedule 13E-3, including, without limitation, furnishing to the Company the information relating to it required by the Exchange Act to be set forth in the Schedule 13E-3.

(c) SEC Comments. Each of Parent, Merger Sub and the Company will use its reasonable best efforts to resolve and respond to as promptly as practicable any comments made by the SEC with respect to the Proxy Statement and/or the Schedule 13E-3. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement and/or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information and will promptly supply Parent with copies of all material correspondence between the Company and the SEC or its staff, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement. Prior to mailing the Proxy Statement and filing the Schedule 13E-3 or any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent. The Company shall use its reasonable best efforts to mail the Proxy Statement and all other proxy materials to the holders of the Shares as promptly as practicable after having cleared SEC comments on the Proxy Statement and the Schedule 13E-3. If necessary in order to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, the Company shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

(d) Information Supplied. Each of the Company, Parent and Merger Sub shall use its reasonable efforts so that neither the Schedule 13E-3 nor the Proxy Statement will, with respect to the Schedule 13E-3, as of the date it and any amendment or supplement to it is filed with the SEC or, with respect to the Proxy Statement, at the time of each of (a) the mailing of the Proxy Statement or any amendments or supplements thereto and (b) the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3. The Proxy Statement and the Schedule 13E--3 will comply as to form in all material respects with the requirements of the Exchange Act.

6.4	Shareholders’ Meeting.

(a) The Company will take, in accordance with applicable Law and its memorandum and articles of association, all actions necessary to convene an extraordinary general meeting (the “Shareholders’ Meeting”) as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement to consider and vote upon the approval and authorization of this Agreement and the BVI Plan of Merger. The Company may adjourn or postpone the Shareholders’ Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement is provided to its shareholders within a reasonable number of days prior to the Shareholders’ Meeting, and the Company may adjourn or postpone the Shareholders’ Meeting if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or if the Company deems necessary to solicit more proxies.

(b) Notwithstanding anything to the contrary set forth in this Agreement, even if the Company effects a Company Adverse Recommendation in accordance with Section 6.2(d), the Company shall hold Shareholders’ Meeting and shall submit this Agreement to the holders of Shares for the approval at the Shareholders’ Meeting, unless this Agreement shall have been terminated in accordance with Article VIII prior to Shareholders’ Meeting.

6.5	Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Merger Sub and their respective Affiliates and Representatives shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (ii) obtain, or cause their Affiliates to obtain, from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and (iii) as promptly as reasonably practicable after the date hereof, make, or cause their Affiliates to make, all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Merger and the other transactions contemplated hereinunder under other applicable Laws, except, in each case of (i), (ii) and (iii), to the extent such actions, things, consents, licenses, permits, waivers, approvals, authorizations, orders, filings, submissions or fees are related to any PRC Regulatory Filings with respect to which Parent has the right to waive the condition prescribed in Section 7.2(e); provided, that except to the extent related to such PRC Regulatory Filings, the Company, Parent and Merger Sub and their respective Affiliates and Representatives shall cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and seeking any such actions, consents, approvals or waivers or making any such filings. Unless Parent waives the condition prescribed in Section 7.2(e) with respect to any such PRC Regulatory Filings, each of Parent, Merger Sub and the Company will, and will cause its Affiliates to, (A) make, and cooperate and coordinate with each other in the making of, such PRC Regulatory Filings as promptly as practicable with or to each such competent Governmental Entity, (B) supply each other or each other’s outside counsel with any information that may be required or requested by any such Governmental Entity in connection with such PRC Regulatory Filings, (C) supply any additional information that may be required or requested by such Governmental Entity in which any such PRC Regulatory Filings are made under any such applicable Laws of the PRC as promptly as practicable, and (D) use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any such applicable PRC Laws as soon as reasonably practicable.

(b) Information. The Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Status. Subject to applicable Laws and as required by any Governmental Entity, the Company, on the one hand, Parent and Merger Sub, on the other hand, shall keep each other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent, Merger Sub or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give reasonably prompt notice to Parent and Merger Sub of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Parent’s and Merger Sub’s respective obligations to effect the Merger. Parent and Merger Sub shall give reasonably prompt notice to the Company of any change, fact or condition that is reasonably expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement or of any failure of any condition to the Company’s obligations to effect the Merger; provided, however, that the delivery of any notice pursuant to this Section 6.5(c) shall not (A) cure any breach of any representation or warranty requiring disclosure or such other matter prior to the date hereof, or noncompliance with, any other provision of this Agreement or (B) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that the failure to give prompt notice pursuant to this Section 6.5(c) shall not constitute a failure of a condition to the Merger Set forth in Article VII except to the extent that the underlying fact or circumstance, the occurrence or nonoccurrence of the event, or failure to comply with or satisfy any covenant, condition or agreement not so notified would, standing alone, constitute such failure.

6.6	Access and Reports.

(a) Subject to applicable Law, upon reasonable advance notice from Parent, the Company shall, and shall cause its Subsidiaries to (i) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours, upon reasonable prior notice, to its employees, properties, books, Contracts and records and, (ii) during such period, furnish as promptly as reasonably practicable to Parent and their authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested in writing; provided, however, that the Company shall not be required to provide access to or disclose any information if such access or disclosure would jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its Subsidiaries, violate any Contract, Law or Judgment, or give a Third Party the right to terminate or accelerate the rights under a Contract.

(b) All information obtained by Parent pursuant to this Section 6.6 shall be deemed as Confidential Information and shall be kept confidential in accordance with Section 9.12 of this Agreement. Parent shall be responsible for any unauthorized disclosure by its Representatives of any such information provided or made available pursuant to this Section 6.6.

6.7	Stock Exchange Delisting.

Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq to cause the delisting of the Shares from the Nasdaq and the deregistration of the Company under the Exchange Act as promptly as practicable after the Effective Time.

6.8	Publicity.

The initial press release regarding the execution of this Agreement shall be a joint press release, mutually agreed upon by the Company and Parent. After the initial press release, so long as this Agreement is in effect, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity. Notwithstanding the foregoing, the restrictions set forth in this Section 6.8 shall not apply to any press release or public announcement made or proposed to be made by the Company in connection with a Company Adverse Recommendation made in compliance with this Agreement.

6.9	Financing.

(a) Each of Parent and Merger Sub shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange and obtain the Equity Financing in a timely manner, including to (i) maintain in effect the Share Subscription Agreements, the Alternative Financing Documents (if applicable), the Company Cash Alternative Financing Documents (if applicable), and the Company Cash Backup Financing Documents (if applicable), (ii) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Share Subscription Agreements, the Alternative Financing Documents, the Company Cash Alternative Financing Documents, or the Company Cash Backup Financing Documents, as applicable, (iii) cause each of Pure Blue Holding Limited and Gooden Sunrise Holding Limited to fund the Equity Financing, and if applicable, cause the financing sources under the Alternative Financing Documents, the Company Cash Alternative Financing Documents, and the Company Cash Backup Financing Documents to fund the Alternative Financing, the Company Cash Alternative Financing, or the Company Cash Backup Financing, as the case may be, as applicable, in each case, at or prior to the Closing, and (iv) draw upon and consummate the Equity Financing, the Alternative Financing, the Company Cash Alternative Financing, or the Company Cash Backup Financing, as applicable, at or prior to the Closing.

(b) In the event that any portion of the Equity Financing becomes unavailable in the manner or from the sources contemplated in the Share Subscription Agreements despite Parent’s reasonable best efforts to obtain the Equity Financing, (i) Parent shall promptly notify the Company, and (ii) Parent shall use its reasonable best efforts to arrange to obtain any such portion of the Equity Financing from alternative sources, on terms that are no less favorable in the aggregate to Parent (the “Alternative Financing”), as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (the “Alternative Financing Documents”). In connection with its obligations under this Section 6.9, Parent shall be permitted to amend, modify or replace the Share Subscription Agreements; provided, however, that the amendment, modification or replacement shall comply with this Section 6.9. Each of Parent and Merger Sub shall keep the Company reasonably informed of all the material steps for arranging the Alternative Financing, if applicable and provide to the Company copies of the Contracts for the Alternative Financing.

(c) (i) The parties hereto shall use their reasonable best efforts to cooperate with each other and to take, or cause to be taken, all actions and to do, or cause to be done (in each case, subject to applicable Law), all things necessary to ensure that, at the Closing, subject to Section 6.9(c)(ii), the aggregate amount of Available Company Cash shall equal or exceed the Required Available Cash Amount (the “Available Company Cash Financing”). The Parties shall use their reasonable best efforts to cooperate with each other with respect to the Available Company Cash Financing and shall keep each other reasonably informed on a reasonably current basis of the status of the Available Company Cash Financing. (ii) Parent shall be entitled to seek alternative financing from any other sources to replace any portion of the Available Company Cash Financing (the “Company Cash Alternative Financing”), provided that, if Parent determines to seek such Company Cash Alternative Financing, (w) Parent shall negotiate and enter into definitive agreements (each, a “Company Cash Alternative Financing Document”) with respect to such Company Cash Alternative Financing on terms which will not prevent or impair the ability of Parent or Merger Sub to satisfy their respective obligations under this Agreement or consummate the Merger, (x) if executed, Parent shall maintain in effect the Company Cash Alternative Financing Documents in accordance with the terms thereof and satisfy on a timely basis all conditions applicable to Parent and otherwise comply with its obligations thereunder, (y) assuming all conditions in the Company Cash Alternative Financing Documents have been satisfied, the amount required to be funded to the Company pursuant to the Company Cash Alternative Financing shall be no less than any portion of the Available Company Cash Financing to be replaced and the aggregate amount of the Available Company Cash not replaced and the Company Cash Alternative Financing shall equal or exceed the Required Available Cash Amount, and (z) Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its decision with respect to and, if applicable, efforts to arrange the Company Cash Alternative Financing and shall deliver to the Company as promptly as practicable (and no later than two (2) Business Days) after such execution, true and complete copies of all Company Cash Alternative Financing Documents, except for any contracts or other arrangements that do not impact the conditionality of the Company Cash Alternative Financing Documents. (iii) If any portion of the Available Company Cash Financing becomes, or is reasonably expected to be, unavailable on a timely basis as contemplated by Section 6.9(c), the Company shall so notify Parent and, Parent shall, as promptly as practicable following the occurrence of such event (and in any event no later than 20 Business Days prior to the Termination Date), use its reasonable best efforts to arrange to obtain alternative financing from alternative sources, with no recourse to the Company, in an aggregate amount sufficient, when added to any funds that are available under the Available Company Cash Financing and the Share Subscription Agreements, to consummate the transactions contemplated hereby (the “Company Cash Backup Financing”), and to enter into definitive agreements with respect thereto (the “Company Cash Backup Financing Documents”).

(d) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any provision under the Share Subscription Agreements if such amendment, modification or waiver (i) reduces (or could have the effect of reducing) the aggregate amount of the Equity Financing (including by increasing the amount of fees to be paid or original issue discount unless the Equity Financing is increased by a corresponding amount or additional Equity Financing is otherwise made available to fund such fees or original issue discount), or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Equity Financing, or otherwise expands, amends or modifies any other provisions of the Share Subscription Agreements in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Equity Financing (or satisfaction of the conditions to the Equity Financing) on the Closing Date or (y) materially adversely impact the ability of Parent to enforce its rights against other parties to the Share Subscription Agreements. Parent shall give the Company prompt notice of any actual or potential breach by any party under the Share Subscription Agreements or any potential breach by any party under the Share Subscription Agreements or any potential dispute or disagreement between or among any parties to the Share Subscription Agreements of which Parent or Merger Sub becomes aware.

(e) Prior to the Closing Date, the Company shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use its reasonable best efforts to, cooperate, in each case at Parent’s sole expense, in connection with the arrangement of the Equity Financing as may be reasonably requested by any alternative sources arranged by Parent in compliance with Section 6.9(a); provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Such cooperation by the Company and its Subsidiaries shall include, at the request of any alternative sources arranged by Parent in compliance with Section 6.9(a), (i) delivering such officer’s and other certificates (and related documents thereto) as reasonably required by the alternative sources arranged by Parent in compliance with Section 6.9(a) and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) entering into such agreements and arrangements as reasonably required by the alternative sources arranged by Parent in compliance with Section 6.9(a), including agreements to pledge, guarantee, grant security interests in, and otherwise grant Liens on, the Company’s or its Wholly Owned Subsidiaries’ assets; provided, however, that no obligation of the Company or its Wholly Owned Subsidiaries under any such agreement, pledge, guarantee or grant contemplated by this clause (ii) shall be effective until the Effective Time, (iii) providing Parent as promptly as practicable with financial and other pertinent information with respect to the Company and its Subsidiaries as reasonably required by Parent, the alternative sources arranged by Parent in compliance with Section 6.9(a), and (iv) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit consummation of the Equity Financing and the direct borrowing or incurrence of all proceeds of the Equity Financing by the Surviving Corporation immediately following the Effective Time.

(f) Parent shall promptly, upon the termination of this Agreement, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.9 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Equity Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries). Each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Effective Time, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement.

(g) Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Equity Financing or any Alternative Financing is not a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated hereunder irrespective and independent of the availability of the Equity Financing or any Alternative Financing, subject to the applicable conditions set forth in Article VII, the breach of which obligation will give rise to the remedies set forth in Section 8.3 or Section 9.11, as applicable.

(h) Each of Parent and Merger Sub shall, prior to the Closing, (i) give the Company prompt notice of any breach or threatened breach by any party (other than the Company) to the Share Subscription Agreements, the Alternative Financing Documents, the Company Cash Alternative Financing Documents, or the Company Cash Backup Financing Documents, as applicable, of which Parent or Merger Sub becomes aware, or any termination thereof, (ii) otherwise keep the Company reasonably informed on a reasonably current basis of the status of Parent’s and Merger Sub’s efforts to arrange the Equity Financing, the Alternative Financing (if applicable), the Company Cash Alternative Financing (if applicable) and the Company Cash Backup Financing (if applicable), and (iii) keep the Company informed of all the material steps for arranging the Equity Financing, the Alternative Financing, the Company Cash Alternative Financing, and the Company Cash Backup Financing, as applicable, and provide to the Company copies of the Share Subscription Agreements, the Alternative Financing Documents, the Company Cash Alternative Financing Documents (as applicable) and the Company Cash Backup Financing Documents (as applicable). Neither Parent nor Merger Sub shall agree to or permit any amendments or modification to, or grant any waivers of, any condition or other provision under the Share Subscription Agreements, the Alternative Financing Documents (if applicable), the Company Cash Alternative Financing Documents (if applicable) or the Company Cash Backup Financing Documents (if applicable) without prior consent of the Company.

6.10	Expenses.

Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except as otherwise provided in this Agreement.

6.11	Indemnification; Directors’ and Officers’ Insurance.

(a) The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who are current or former directors, officers or employees of the Company or any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). The Memorandum and Articles of Association will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the BVI Companies Act or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) From and after the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries, (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the BVI Companies Act or any other applicable Law, including (x) the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement, and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(c) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Corporation, as the case may be, that are set forth under this Section 6.11 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.11.

(e) The agreements and covenants contained in this Section 6.11 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees.

6.12	Resignations.

To the extent requested by Parent in writing at least five (5) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company or any Subsidiary of the Company designated by Parent.

6.13	Participation in Litigation.

Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the Company’s Knowledge on the one hand and Parent’s Knowledge on the other hand, threatened against such party which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.14	Management.

In no event shall Parent or Merger Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company’s or its Subsidiaries’ management or any other Company or Subsidiary employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with an Acquisition Proposal.

6.15	No Amendment to Transaction Documents.

Parent and Merger Sub shall not, and shall cause its respective Affiliates not to, (a) amend, modify, withdraw, waive or terminate any Buyer Group Contract or (b) enter into or modify any other Contract directly relating to the Merger, in each case without the prior written consent of the Independent Committee (acting on behalf of the Company).

6.16	Obligations of Merger Sub.

Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) Requisite Company Vote. The Requisite Company Vote shall have been obtained.

(b) No Injunction. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the Merger (collectively, an “Injunction”).

7.2	Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Other than the representations and warranties of the Company contained in Section 4.2 (Capital Structure), which shall be true and correct except for de minimis inaccuracies, the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of the Company to be so true and correct has not had a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any Effect that has had, individually or in the aggregate, a Material Adverse Effect and is ongoing.

(d) Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 7.2(a), (b) and (c).

(e) All regulatory filings, permits, authorizations, consents and approvals that are required by applicable Laws of the PRC to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement prior to the Closing shall have been duly made or obtained, or the statutory clearance or non-objection period in respect of any such regulatory filing or notification has expired and no objection has been raised with respect to the Merger and the other transactions contemplated by this Agreement, in each case in accordance with applicable Laws of the PRC.

7.3	Conditions to Obligation of the Company.

The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) The Company shall have received a certificate signed by an officer or director of each of Parent and Merger Sub certifying as to matters set forth in Sections 7.3(a) and (b).

7.4	Frustration of Closing Conditions.

Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the transactions contemplated hereby.

ARTICLE VIII
TERMINATION

8.1	Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors (in the case of the Company, acting upon the recommendation of the Independent Committee); or

(b) by either of the Company or Parent:

(i)	if the Merger shall not have been consummated on or before the date falling twelve (12) months from the date of this Agreement (the “Termination Date”); provided that the condition to the Closing set forth in Section 7.2(e) has been satisfied or waived on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under this Agreement;

(ii)	if (x) the Merger shall not have been consummated on or before the Termination Date solely due to the condition to the Closing set forth in Section 7.2(e) failing to be satisfied or waived, and (y) the condition to the Closing set forth in Section 7.2(e) shall not have been satisfied on or before the date falling three (3) months from the Termination Date;

(iii)	if any Injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to a party if the issuance of such Injunction was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under this Agreement; or

(iv)	if the Shareholders’ Meeting shall have been held and completed and the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent,

(i)	if the representations and warranties of the Company shall have become untrue after the date of this Agreement or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (B) cannot be cured by the Company by the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination (or, if earlier, the Termination Date); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.1 or Section 7.3 not being satisfied; or

(ii)	if (A) the Company Board, whether or not permitted to do so by this Agreement, shall have effected a Company Adverse Recommendation, or shall have resolved to take any such action; or (B) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing; or

(d) by the Company,

(i)	if the representations and warranties of Parent or Merger Sub shall have become untrue after the date of this Agreement or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and (B) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination (or, if earlier, the Termination Date); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.1 or Section 7.2 not being satisfied;

(ii)	prior to obtaining the Requisite Company Vote, the Company Board (upon the recommendation of the Independent Committee) has effected a Company Adverse Recommendation; provided that the Company has complied in all material respects with Section 6.2; or

(iii)	if (A) all of the conditions to closing contained in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), (B) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the date the Closing should have occurred pursuant to Section 2.2, and (C) the Company stands ready, willing and able to consummate the transactions contemplated hereby during such period.

8.2	Effect of Termination.

In the event of a valid termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective Representatives, except that (i) this Section 8.2, Section 8.3, Article IX (in the case of Section 9.11, solely with respect to enforcement of the payment obligations in Section 8.3) shall remain in full force and effect and survive termination of this Agreement and (ii) nothing shall relieve any party from liability for fraud.

8.3	Termination Fee.

(a) In the event that:

(i)	(A) a bona fide Acquisition Proposal shall have been made, proposed or communicated (and not withdrawn) by a Third Party after the date hereof and prior to the Shareholders’ Meeting (or prior to the termination of this Agreement if there has been no Shareholders’ Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iv), and (C) within twelve (12) months of the termination of this Agreement, any Acquisition Proposal by such Third Party is entered into or consummated by the Company; or

(ii)	this Agreement is terminated by (A) Parent pursuant to Section 8.1(c) or (B) the Company pursuant to Section 8.1(d)(ii);

(iii)	then, in any such event under clause (i) or (ii) of this Section 8.3(a), the Company shall pay if and as directed by Parent or its designee a cash amount equal to US$275,000 (the “Company Termination Fee”) to Parent or its designee by wire transfer of same day funds. The Company shall pay the Company Termination Fee within five (5) Business Days following such termination, in the case of a termination referred to in clause (ii), or within five (5) Business Days after the earlier of the date on which an agreement is entered into with respect to an Acquisition Proposal or an Acquisition Proposal is consummated in the case of clause (i); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. In the event that Parent or its designee seeks or receives full payment of the Company Termination Fee pursuant to this Section 8.3(a), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Representatives arising out of or in connection with this Agreement or the other Transaction Documents, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(a) shall limit the rights of Parent and Merger Sub under Section 9.11. Subject to the foregoing exclusion in respect of Section 9.11, if the Company pays the Company Termination Fee pursuant to this Section 8.3(a), then any such payment shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated by the Transaction Documents.

(b) In the event that:

(i)	the Company shall terminate this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii);

(ii)	then, Parent shall pay or cause to be paid to the Company or its designee promptly (but in any event no later than five (5) Business Days) after the Company validly terminates this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii), a termination fee equal to US$550,000 (the “Tier I Parent Termination Fee”), which amount shall be payable in cash in immediately available funds, by wire transfer to an account or accounts designated in writing by the Company.

(c) In the event that:

(i)	this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(ii);

(ii)	then, Parent shall pay or cause to be paid to the Company or its designee promptly (but in any event no later than five (5) Business Days) after the Company or Parent validly terminates this Agreement pursuant to Section 8.1(b)(ii), a termination fee equal to US$275,000 (the “Tier II Parent Termination Fee” and collectively with the Tier I Parent Termination Fee, the “Parent Termination Fee”), which amount shall be payable in cash in immediately available funds, by wire transfer to an account or accounts designated in writing by the Company.

(d) Each of the parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that without these agreements the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company for the payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

ARTICLE IX
MISCELLANEOUS AND GENERAL

9.1	Non-Survival of Representations and Warranties and Agreements.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein (including Article II, Article III, Section 6.6(b), Section 6.11, Section 8.3, and this Article IX) to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2	Modification or Amendment.

This Agreement may be amended with the approval of the respective boards of directors of the parties at any time (whether before or after the adoption of this Agreement by the shareholders of the Company); provided, however, that (a) in the case of the Company, the board of directors of the Company and the Independent Committee have approved such amendment in writing, and (b) after any such adoption of this Agreement by the Requisite Company Vote, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.3	Waiver.

The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws and this Section 9.3. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.4	Governing Law and Venue.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the British Virgin Islands shall be subject to the Laws of the British Virgin Islands, the Laws of the British Virgin Islands shall supersede the Laws of the State of New York with respect to such provision.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.

(i)	The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC then in force (the “HKIAC Rules”).

(ii)	The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. The claimants, on one hand, and the respondents, on the other hand, shall each select one (1) arbitrator, and the HKIAC shall select the third arbitrator. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(iii)	Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

(iv)	The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

(v)	Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

9.5	Notices.

Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or facsimile (with confirmation of transmission) or overnight courier (with proof of delivery):

(a)	If to Parent or Merger Sub:

Crouching Tiger Holding Limited

c/o Yantai Jinzheng Eco-Technology Co., Ltd.

1 Ruida Road, Laishan District, Yantai City,

Shandong Province 264000

with a copy to (which copy shall not constitute notice):

DLA Piper

20th Floor, South Tower Beijing Kerry Center

No.1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

Attention: James Chang, Esq.

Facsimile: +86 10 8520 0700

Email: james.Chang@dlapiper.com

(b)	If to the Company:

NEWATER TECHNOLOGY, INC.

c/o Yantai Jinzheng Eco-Technology Co., Ltd.

1 Ruida Road, Laishan District, Yantai City

Shandong Province 264003, PRC

With a copy to (which copy shall not constitute notice):

MagStone Law, LLP

1001 Avenue of the Americas, Suite 1105

New York, NY 10018, USA

Attention: Yue Li, Esq.

Facsimile: +1 (917) 732-7691

Email: markli@magstonelaw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) one (1) Business Day after being sent by courier or express delivery service, (iii) three (3) Business Days after being sent by first-class certified mail, return receipt requested or (iv) on the date that the transmission is received after being sent by facsimile or email, provided, however, that in each case the notice or other communication is sent to the address or facsimile number set forth beneath the name of such party above (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto).

9.6	Entire Agreement.

This Agreement and the schedules and exhibits hereto (including the Company Disclosure Schedule) together with the other Transaction Documents constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

9.7	No Third Party Beneficiaries.

Except as expressly set forth in Section 6.11 of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder by reason of this Agreement.

9.8	Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, illegal, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.

9.9	Interpretation; Absence of Presumption.

(a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules, exhibits and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and clause references are to the Articles, Sections, paragraphs, and clauses to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”; (iv) the word “or” shall not be exclusive; (v) references to a Person are also to its successors and permitted assigns; provisions shall apply, when appropriate, to successive events and transactions; (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified and (vii) all terms defined herein shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.10	Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any purported assignment in violation of this Agreement shall be void ab initio. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

9.11	Specific Performance.

(a) The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. Prior to the termination of this Agreement pursuant to Section 8.1, it is agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11 and subject to Section 9.11(b) below, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 9.11.

(b) Notwithstanding anything herein to the contrary, (i) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.3, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (ii) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment.

9.12	Confidentiality.

(a) Prior to and during the term of this Agreement, the Company has disclosed or may disclose and deliver to Parent and Merger Sub Confidential Information. Subject to Section 9.12(b), unless otherwise agreed to in writing by the Company, Parent and Merger Sub shall (i) except as required by Law, keep confidential and not disclose or reveal any Confidential Information to any Person other than their respective Representatives (A) who are actively and directly participating in the evaluation and consummation of the transactions contemplated by this Agreement and other Transaction Documents or who otherwise need to know the Confidential Information for the transactions contemplated by this Agreement and other Transaction Documents and (B) whom Parent and Merger Sub will cause to observe the terms of this Section 9.12, and (ii) not to use Confidential Information for any purpose other than in connection with the transactions contemplated by this Agreement and other Transaction Documents. Each of Parent and Merger Sub acknowledges that it shall be responsible for any breach of the terms of this Section 9.12 by itself or its Representatives and each of Parent and Merger Sub agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

(b) In the event that Parent, Merger Sub or any of their respective Representatives is required, based on the written opinion of its outside legal counsel, by Law to disclose any Confidential Information, Parent will provide the Company with prompt notice of such request or requirement in order to enable the Company to seek an appropriate protective order or other remedy (and if the Company seeks such an order, Parent and Merger Sub will provide such cooperation as the Company shall reasonably request), to consult with Parent with respect to the Company’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 9.12. In the event that such protective order or other remedy is not obtained, or the Company waives compliance, in whole or in part, with the terms of this Section 9.12, Parent, Merger Sub or any of their respective Representatives will disclose only that portion of the Confidential Information that Parent or Merger Sub is advised by its outside legal counsel is legally required to be disclosed and will use such disclosing party’s best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

For purposes of this Agreement, Confidential Information means any confidential or proprietary information, disclosed prior to or after the date hereof by or on behalf of the Company or its Representatives to Parent, Merger Sub or any of their respective Affiliates, concerning the Company’s business, financial condition, proprietary technology, research and development and other confidential matters, including any confidential or proprietary information provided under this Agreement, any other Transaction Documents, or any of the exhibits or schedule attached hereto or thereto. Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by Parent or Merger Sub or any of their respective Representatives in violation of this Section 9.12 or other obligation of confidentiality, (ii) was available to Parent and Merger Sub on a nonconfidential basis prior to its disclosure by the Company or the Company’s Representatives, or (iii) becomes available to Parent and Merger Sub on a nonconfidential basis from a Person (other than the Company or its Representatives) who is not, or is reasonably believed by Parent and Merger Sub not, prohibited from disclosing such information to Parent and Merger Sub by a legal, contractual or fiduciary obligation to the Company or any of its Representatives.

9.13	Counterparts; Signatures.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement may be executed and delivered by facsimile transmission or by e-mail delivery of a pdf format data file, and in the event this Agreement is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or pdf signature page were an original thereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

For and on behalf of

CROUCHING TIGER HOLDING LIMITED

By:	/s/ Li Yuebiao
Name:	Li Yuebiao
Title:	Director

For and on behalf of

GREEN FOREST HOLDING LIMITED

By:	/s/ Li Yuebiao
Name:	Li Yuebiao
Title:	Director

For and on behalf of

NEWATER TECHNOLOGY, INC.

By:	/s/ Zhicun Chen
Name:	Zhicun Chen
Title:	Director

APPENDIX 1
PLAN OF MERGER

Part 1: ARTICLES OF MERGER

ARTICLES OF MERGER

OF

GREEN FOREST HOLDING LIMITED

AND

NEWATER TECHNOLOGY, INC.

the surviving company of the merger being Newater Technology, Inc.

1.	We, GREEN FOREST HOLDING LIMITED (the “Merging Company”) and NEWATER TECHNOLOGY, INC. (the “Surviving Company”), hereby adopt the Plan of Merger appended to these Articles of Merger (the “Plan”), to the intent that the merger shall be effective on [ ] (the “Effective Date”).

2.	The Plan and the adoption of the amended and restated Memorandum and Articles of Association of the Surviving Company was approved by each of the directors and shareholders of the Merging Company by way of a resolution of its directors dated [ ] and a resolution of its shareholders dated [ ] respectively.

3.	The Plan and the adoption of the amended and restated Memorandum and Articles of Association of the Surviving Company was approved by each of the directors and shareholders of the Surviving Company by way of a resolution of its directors dated [ ] and a resolution of its shareholders dated [ ] respectively.

4.	The Memorandum and Articles of Association of the Merging Company were registered by the Registrar of Corporate Affairs in the British Virgin Islands on [ ] under registered number [ ].

5.	The Memorandum and Articles of Association of the Surviving Company were registered by the Registrar of Corporate Affairs in the British Virgin Islands on 30 September 2015 under registered number 1891454.

6.	The Surviving Company and the Merging Company have complied with all the applicable provisions of the laws of the British Virgin Islands; to enable them to merge on the Effective Date.

7.	The name of the Surviving Company upon the consummation and effectiveness of this Merger shall remain unchanged.

8.	The Memorandum and Articles of Association of the Surviving Company shall be amended and restated in the form attached as the Annex B to the Plan of Merger, as approved by the resolutions as set out above.

In witness whereof these Articles of Merger have been duly executed on __________________

Signed for and on behalf of

GREEN FOREST HOLDING LIMITED

by:
Name:
Title:

Signed for and on behalf of

NEWATER TECHNOLOGY, INC.

by:
Name:
Title:

Part II: PLAN OF MERGER

THIS PLAN OF MERGER is made on
BETWEEN

(1) Green Forest Holding Limited, a company limited by shares incorporated under the laws of the British Virgin Islands on July 23, 2020, with its registered office situated at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“Merger Sub”); and

(2) Newater Technology, Inc., a company with limited liability incorporated under the laws of the British Virgin Islands on September 30, 2015, with its current registered office situated at the offices of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“NEWA” or “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a) Merger Sub and NEWA have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an agreement (the “Agreement”) dated September 29, 2020 made among Crouching Tiger Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, Merger Sub and NEWA, a copy of which is attached as Annex A to this Plan of Merger (and which constitutes part of this Plan of Merger) and under the provisions of Part IX of the British Virgin Islands Business Companies Act, 2004, as amended (the “Companies Law”).

(b) This Plan of Merger is made in accordance with Section 170 of the Companies Law.

WITNESSETH

CONSTITUENT COMPANIES

1. The Constituent Companies to the Merger are Green Forest Holding Limited and Newater Technology, Inc.

NAME OF THE SURVIVING COMPANY

2. The name of the Surviving Company shall be Newater Technology, Inc

REGISTERED OFFICE

3. The Surviving Company shall have its registered office at the offices of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands

AUTHORISED AND ISSUED SHARE CAPITAL

4. Immediately prior to the Merger, Merger Sub was authorized to issue a maximum of 50,000 shares of US$1.00 par value per share, of which 50,000 shares have been issued, and such shares are entitled to vote on the Merger.

5. Immediately prior to the Merger, NEWA was authorized to issue a maximum of 200,000,000 common shares of US$0.001 par value per share, of which 10,809,000 common shares had been issued (all of which are entitled to vote on the Merger).

6. The Surviving Company shall be authorized to issue a maximum of 50,000 shares of US$0.001 par value per share.

7. In accordance with the terms and conditions of the Agreement:

(a) On the Effective Date (as defined below), by virtue of the Merger, automatically and without any further action on part of the holder thereof, (i) Each common share of NEWA (a “Share” or, collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time other than any (x) Dissenting Shares (as defined in the Agreement), and (y) Rollover Shares (as defined in the Agreement), shall be cancelled in exchange for the right to receive the Merger Consideration (as defined in the Agreement); (ii) all Rollover Shares shall be cancelled for no consideration; and (iii) each share of Merger Sub shall be converted into and continue as an ordinary share of the Surviving Company.

(b) Dissenting Shares shall be cancelled on the Effective Date, and the holders thereof shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 179 of the Companies Law, unless any such holders of Dissenting Shares fail to validly exercise or withdraw their appraisal rights in which event they shall receive the Merger Consideration.

8. On the Effective Date the common shares of the Surviving Company shall:

(a) be entitled to one vote per share;

(b) be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c) in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d) generally be entitled to enjoy all of the rights attaching to common shares;

in each case as set out in the Memorandum of Association and Articles of Association of the Surviving Company.

EFFECTIVE DATE

9. The Merger shall take effect on                           (the “Effective Date”).

AUTHORISATION BY MEMBERS

10. This Plan of Merger shall be submitted to the members of both the Surviving Company and Merger Sub for their approval by a resolution of members.

PROPERTY

11. On the Effective Date, the separate corporate existence of Merger Sub shall cease and the Surviving Company shall become the owner, without other transfer, of all the rights and property of Merger Sub and shall have all rights, privileges, immunities, powers, objects and purposes of each of the Constituent Companies, assets of every description, including choses in action and the business of each of the Constituent Companies, shall immediately vest in the Surviving Company and the Surviving Company shall be liable for all claims, debts, liabilities and obligations of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION OF THE SURVIVING COMPANY

12. On the Effective Date, the Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached hereto as Annex B.

DIRECTORS BENEFITS

13. There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

SECURED CREDITORS

14.

(a) Merger Sub has no secured creditors; and

(b) NEWA has no secured creditors.

RIGHT OF TERMINATION

15. This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

Each of the undersigned has executed this Plan of Merger, which may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, on the date indicated alongside the names below.

Executed for and on behalf of:

GREEN FOREST HOLDING LIMITED

By:
Title:

Executed for and on behalf of:

NEWATER TECHNOLOGY, INC.

By:
Title:

APPENDIX 2
ROLLOVER SHAREHOLDERS

Name	Rollover Shares

Mr. Li Yuebiao through Tigerwind Group Limited	2,900,000

Ms. Zhang Zhuo	1,900,000

Mr. Sui Xiangqian through Forwater Holding Limited	400,000

ANNEX B: OPINION OF DUFF & PHELPS, LLC AS FINANCIAL ADVISOR

Confidential	September 29, 2020

Special Committee of the Board of Directors

Newater Technology, Inc.

No. 1 Ruida Road, Laishan District

Yantai City, Shandong Province 264003

The People’s Republic of China

Ladies and Gentlemen:

Newater Technology, Inc., a company with limited liability incorporated under the laws of the British Virgin Islands (“Newater” or the “Company”), has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of common shares, par value US$0.001 per share, of the Company (each, a “Share” or, collectively, the “Shares”), other than the Excluded Shares (as defined below), of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares other than in its capacity as a holder of Shares).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Crouching Tiger Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Green Forest Holding Limited, a company with limited liability incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated September 29, 2020. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon Merger Sub will cease to exist, with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent. In connection with such merger, each Share issued and outstanding (other than the Excluded Shares) shall be cancelled in exchange for the right to receive US$3.65 in cash per Share without interest (the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Duff & Phelps, LLC	T +1 312 697 4600	www.duffandphelps.corn
311 South Wacker Drive	F +1 312 697 0112
Suite 4200
Chicago, IL 60606

B-1

Special Committee of the Board of Directors
Newater Technology, Inc.

September 29, 2020

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) the Rollover Shares, (b) the Dissenting Shares and (c) Shares (if any) owned by the Company or any direct or indirect Wholly-Owned Subsidiaries of the Company (or held in the Company’s treasury); and (ii) “Rollover Shares”, “Dissenting Shares” and “Wholly-Owned Subsidiaries” shall have the meanings set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s audited financial statements for the years ended December 31, 2015 and December 31, 2016 included in the Company’s Form F-1 filed with the Securities and Exchange Commission (“SEC”), the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended December 31, 2017 through December 31, 2019 and the Company’s unaudited interim financial statements for the six months ended June 30, 2018 and June 30, 2019 included in the Company’s Form 6-K filed with the SEC;

b.	The Company’s unaudited interim financial statements for the five months ended May 31, 2019 and May 31, 2020, provided by the management of the Company and its principal operating company, Yantai Jinzheng Eco-Technology Co., Ltd. (the “Management of the Company”);

c.	Unaudited segment financial information for the Company for the years ended December 31, 2015 through December 31, 2019, for the six months ended June 30, 2018 and June 30, 2019, and for the five months ended May 31, 2019 and May 31, 2020, provided by the Management of the Company;

d.	A detailed financial projection model for the Company for the years ended December 31, 2020 through December 31, 2025, prepared and provided to Duff & Phelps by the Management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

e.	Other internal documents relating to the history, past and current operations. financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the Management of the Company;

B-2

Special Committee of the Board of Directors
Newater Technology, Inc.

September 29, 2020

f.	Letters dated September 28, 2020 from the Management of the Company, which made certain representations as to the historical financial statements of the Company and the Management Projections and the underlying assumptions of such projections (the “Management Representation Letters”); and

g.	Documents related to the Proposed Transaction, including a draft of the Merger Agreement dated September 29, 2020;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the Management of the Company;

3.	Discussed with the Management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.	Reviewed the historical trading price and trading volume of the Shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Management of the Company, and did not independently verify such information;

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions;

B-3

Special Committee of the Board of Directors
Newater Technology, Inc.

September 29, 2020

4.	Assumed that information supplied and representations made by the Management of the Company are accurate in all material respects and do not omit to state a material fact in respect of the Company and the Proposed Transaction.

5.	Assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letters are accurate in all material respects;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Proposed Transaction.

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Special Committee of the Board of Directors

Newater Technology, Inc.

September 29, 2020

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any other person, including security holders of the Company, should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment or factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, the Company and the Special Committee dated May 26, 2020 (the “Engagement Letter”).

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Special Committee of the Board of Directors

Newater Technology, Inc.

September 29, 2020

This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon the conclusion expressed in this Opinion. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ delivery of this Opinion to the Special Committee and a portion of Duff & Phelps’ fee is payable upon closing of the Proposed Transaction. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps (subject to a cap) and to indemnify Duff & Phelps for certain liabilities. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of this opinion that as of the date hereof the Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares other than in its capacity as a holder of Shares).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

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ANNEX C: BVI BUSINESS COMPANIES ACT, 2004 - SECTION 179

BVI Business Companies Act, 2004 - Section 179

179. (1) A member of a company is entitled to payment of the fair value of his shares upon dissenting from

(a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b) a consolidation, if the company is a constituent company;

(c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including

(i) a disposition pursuant to an order of the Court having jurisdiction in the matter,

(ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition, or

(iii) a transfer pursuant to the power described in section 28(2);

(d) a redemption of his shares by the company pursuant to section 176; and

(e) an arrangement, if permitted by the Court.

179. (2) A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.

179. (3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.

179. (4) Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed action.

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179. (5) A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating

(a) his name and address;

(b) the number and classes of shares in respect of which he dissents; and

(c) a demand for payment of the fair value of his shares;

and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 172.

179. (6) A member who dissents shall do so in respect of all shares that he holds in the company.

179. (7) Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

179. (8) Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

179. (9) If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

(a) the company and the dissenting member shall each designate an appraiser;

(b) the two designated appraisers together shall designate an appraiser;

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(c) the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d) the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

179. (10) Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

179. (11) The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

179. (12) Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.

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ANNEX D: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1. Directors and Executive Officers of the Company

The Company is a company organized under the laws of the British Virgin Islands with its principal executive office address at 1 Ruida Road, Laishan District, Yantai City, Shandong Province, People’s Republic of China. The telephone number of the Company’s principal executive office is (+86) 535-8012911.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Yuebiao Li	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 8 Lande Road, Laishan District, Yantai, Shandong China	Chief Executive Officer and Chairman of the Board of Directors of the Company	People’s Republic of China
Zhuo Zhang	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 8 Lande Road, Laishan District, Yantai, Shandong China	Chief Financial Officer and Vice Chairman of the Board of Directors of the Company	People’s Republic of China
Hengtong Li	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 8 Lande Road, Laishan District, Yantai, Shandong China	Director of the Company Deputy Director of Yantai Huansheng Tax Accounting Firm	People’s Republic of China
Zhicun Chen	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 8 Lande Road, Laishan District, Yantai, Shandong China	Director of the Company Chief Financial Officer of Achilles Shanghai International Trading Co., Ltd	People’s Republic of China
Yan Shen	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 8 Lande Road, Laishan District, Yantai, Shandong China	Director of the Company Business manager of Quanzhou Wanhua Shiwang Micro Fibre Co., Ltd.	People’s Republic of China

Mr. Yuebiao Li has served as the Chief Executive Officer and Chairman of the Board of Directors of the Company since June 2016. Mr. Li co-founded Jinzheng Eco-Technology Co., Ltd (“Jinzheng”) in 2012 and has served as Jinzheng’s Chief Executive Officer since July 2012. Mr. Li has also served as Jinzheng’s executive director since February 2016. Mr. Li served as General Manager of Daqing Jiejingyuan Water Treatment Equipment Sales Co., Ltd. from 2005 until 2012 and had previously served as Sales Manager from 2000 until 2005.

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Ms. Zhuo Zhang has served as the Chief Financial Officer and Vice Chairman of the Board of the Directors of the Company since June 2016. Ms. Zhang co-founded Jinzheng in 2012 and has served as Jinzheng’s Chief Financial Officer since July 2012. From July 2012 to February 2016, Ms. Zhang also served as executive director and general manager of Jinzheng. Ms. Zhang has served as general manager of Jinzheng since February 2016. From September 2005 through May 2012, Ms. Zhang served as Finance Manager of Daewoo Shipbuilding Ocean (Shandong) Co., Ltd., a subsidiary incorporated in Shandong province by Seoul based shipbuilder DSME. From May 2000 through September 2005, Ms. Zhang was Finance Manager of Doosan Engineering Machinery (China) Co, Ltd., a South Korean owned machine tool company in Shandong Province.

Mr. Hengtong Li has served as an independent and disinterested director of the Company since June 2016. Since 2000, Mr. Li has been the Deputy Director of Yantai Huansheng Tax Accounting Firm.

Ms. Zhicun Chen has served as an independent and disinterested director of the Company since June 2016. Since 2013, Ms. Chen has been the Chief Financial Officer of Achilles Shanghai International Trading Co., Ltd.

Mr. Yan Shen has served as an independent and disinterested director of the Company since June 2016. Since May 2017, Mr. Shen has served as the business manager of Quanzhou Wanhua Shiwang Micro Fibre Co., Ltd., in charge of sales. Between 2001 and 2017, Mr. Shen served as Associate General Manager of Yantai Wanhua Micro Fibre Co., Ltd., in charge of national sales and marketing.

During the last five years, none of the Company, or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2. Directors and Executive Officers of the Parent

Crouching Tiger Holding Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office of the Parent is located at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands.

The following table sets forth information regarding the directors of the Parent as of the date of this proxy statement. As of the date of this proxy statement, the Parent does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Yuebiao Li	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 8 Lande Road, Laishan District, Yantai, Shandong China	Chief Executive Officer of Newater Technology, Inc	People’s Republic of China
Zhuo Zhang	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 8 Lande Road, Laishan District, Yantai, Shandong China	Chief Financial Officer of Newater Technology, Inc	People’s Republic of China

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During the last five years, none of the Parent, or its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3. Directors and Executive Officers of the Merger Sub

Green Forest Holding Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The registered office of the Merger Sub is located at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands.

The following table sets forth information regarding the sole director of the Merger Sub as of the date of this proxy statement. As of the date of this proxy statement, the Merger Sub does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Yuebiao Li	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 8 Lande Road, Laishan District, Yantai, Shandong China	Chief Executive Officer of Newater Technology, Inc	People’s Republic of China

During the last five years, neither the Merger Sub nor its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4. Directors and Executive Officers of Tigerwind Group Limited

Tigerwind Group Limited (“Tigerwind”), an investment holding company wholly owned and controlled by Mr. Yuebiao Li, is organized under the laws of the British Virgin Islands with its principal business address at c/o Yantai Jinzheng Eco-Technology Co., Ltd., 1 Ruida Road, Laishan District, Yantai City, Shandong Province 264000, People’s Republic of China.

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The following table sets forth information regarding the sole director of Tigerwind as of the date of this proxy statement. As of the date of this proxy statement, Tigerwind does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Yuebiao Li	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 8 Lande Road, Laishan District, Yantai, Shandong China	Chief Executive Officer of Newater Technology, Inc	People’s Republic of China

During the last five years, neither Tigerwind nor its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5. Directors and Executive Officers of Pure Blue Holding Limited

Pure Blue Holding Limited (“Pure Blue”), an investment holding company wholly owned and controlled by Mr. Li, is organized under the laws of the British Virgin Islands with its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands.

The following table sets forth information regarding the sole director of Pure Blue as of the date of this proxy statement. As of the date of this proxy statement, Pure Blue does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Yuebiao Li	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 8 Lande Road, Laishan District, Yantai, Shandong China	Chief Executive Officer of Newater Technology, Inc	People’s Republic of China

During the last five years, neither Pure Blue nor its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6. Directors and Executive Officers of Gooden Sunrise Holding Limited

Gooden Sunrise Holding Limited (“Gooden Sunrise”), an investment holding company wholly owned and controlled by Ms. Zhang, is organized under the laws of the British Virgin Islands with its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands.

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The following table sets forth information regarding the sole director of Gooden Sunrise as of the date of this proxy statement. As of the date of this proxy statement, Gooden Sunrise does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Zhuo Zhang	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 8 Lande Road, Laishan District, Yantai, Shandong China	Chief Financial Officer of Newater Technology, Inc	People’s Republic of China

During the last five years, neither Gooden Sunrise nor its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7. Directors and Executive Officers of Forwater Holdings Limited

Forwater Holdings Limited (“Forwater”), an investment holding company wholly owned and controlled by Mr. Xiangqian Sui, is organized under the laws of the British Virgin Islands with its registered address at NovaSage Chambers, Wickham’s Cay II, Road Town,Tortola,British Virgin Islands.

The following table sets forth information regarding the sole director of Forwater as of the date of this proxy statement. As of the date of this proxy statement, Forwater does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Xiangqian Sui	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 8 Lande Road, Laishan District, Yantai, Shandong China	Employee of Shanghai Chenyi Environmental Technology Co., Ltd	People’s Republic of China

During the last five years, neither Forwater nor its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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8. Directors and Executive Officers of Yancoal International (Holding) Co., Limited

Yancoal International (Holding) Co., Limited (“Yancoal”), a private company limited by shares wholly-owned subsidiary of Yanzhou Coal Mining Company Limited, is organized under the laws of the Hong Kong Special Administration Region with its principal business address at 14/F One Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong S.A.R.

The following table sets forth information regarding the directors of Yancoal as of the date of this proxy statement. As of the date of this proxy statement, Yancoal does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Xiangqian Wu	14/F One Taikoo Place 979 King’s Road Quarry Bay, Hong Kong S.A.R.	Director of Yanzhou Coal Mining Company Limited	People’s Republic of China
Jian Liu	14/F One Taikoo Place 979 King’s Road Quarry Bay, Hong Kong S.A.R.	Director and General Manager of Yanzhou Coal Mining Company Limited	People’s Republic of China
Qingchun Zhao	14/F One Taikoo Place 979 King’s Road Quarry Bay, Hong Kong S.A.R.	Director and Chief Financial Officer of Yanzhou Coal Mining Company Limited	People’s Republic of China
Qingbin Jin	14/F One Taikoo Place 979 King’s Road Quarry Bay, Hong Kong S.A.R.	Secretary of Board of Directors of Yanzhou Coal Mining Company Limited	People’s Republic of China

During the last five years, neither Yancoal nor its directors or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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ANNEX E: ROLLOVER AGREEMENT

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of September 29, 2020 by and among CROUCHING TIGER HOLDING LIMITED, a business company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and certain shareholders of NEWATER TECHNOLOGY, INC., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), listed on Appendix 2 of the Merger Agreement and the signature pages hereunder (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent and GREEN FOREST HOLDING LIMITED, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, each Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares set forth opposite such Rollover Shareholder’s name on the signature pages hereunder (with respect to each Rollover Shareholder, the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Rollover Shareholders desire to waive their right to receive any Merger Consideration with respect to any of the Rollover Shares in exchange for newly issued ordinary shares of Parent (the “Parent Shares”);

WHEREAS, in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Rollover Shareholders hereby agree as follows:

1. Cancellation of Rollover Shares. Subject to the conditions set forth herein, immediately prior to the Effective Time and without further action by the Rollover Shareholders, all of the Rollover Shares shall be cancelled at the Closing for no consideration.

2. Issuance of Parent Shares. Parent shall issue Parent Shares in the name of each Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, in the name of an Affiliate of such Rollover Shareholder) in the amount set forth opposite such Rollover Shareholder’s name on the signature pages hereunder. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due such Rollover Shareholder by Parent with respect to the cancellation of the applicable Rollover Shares, and (b) on receipt of such Parent Shares, such Rollover Shareholder shall have no right to any Merger Consideration with respect to the Rollover Shares contributed to Parent by such Rollover Shareholder.

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3. Deposit of Rollover Shares. No later than five (5) Business Days prior to the Closing, the Rollover Shareholders and any agent of the Rollover Shareholders holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, (a) duly endorsed for transfer or (b) with executed instruments of transfer of the Rollover Shares, both reasonably acceptable in form to Parent and sufficient to transfer such shares to Parent, for disposition in accordance with the terms of this Agreement (the “Share Documents”). The Share Documents shall be held by Parent or any agent authorized by Parent until immediately prior to the Effective Time.

4. Irrevocable Election.

(a)	The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 7, the irrevocable election and agreement by the Rollover Shareholders to contribute their respective Rollover Shares and receive in exchange for Parent Shares on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 7, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of Law) except pursuant to this Agreement or the Merger Agreement, (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent and certain holders of Shares (the “Voting Agreement”)) with respect to any Rollover Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

(b)	Each Rollover Shareholder covenants and agrees, severally and not jointly, that (i) such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Company of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof, and (ii) such Rollover Shareholder shall not take any action that would make any representation or warranty of such Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of its/his/her obligations under this Agreement. Any such Shares acquired by a Rollover Shareholder as a result of a share dividend or distribution, share split, share combination, reclassification or exchange shall automatically become subject to the terms of this Agreement, and the information set forth on the signature pages hereunder shall be deemed amended accordingly.

5. Representations and Warranties of the Rollover Shareholders. Each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent, and to each other, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing, and shall survive the execution and delivery of this Agreement:

(a)	Ownership of Shares. (i) Such Rollover Shareholder (A) is and will be the beneficial owner of, and has and will have good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement and the Voting Agreement, and (B) has and will have sole voting power, sole power of disposition, and sole power to demand dissenter’s rights (if applicable), in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable Laws and the terms of this Agreement and the Voting Agreement; and (ii) the Rollover Shares are and will not be subject to any voting trust agreement or other contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement and the Voting Agreement. As of the date hereof, other than the Rollover Shares, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that will be in effect as of the Closing with respect to any Rollover Shares, except as contemplated by this Agreement or the Voting Agreement.

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(b)	Standing and Authority. Each Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Rollover Shareholder is married, and any of the Rollover Shares of such Rollover Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)	Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, (C) violate any Judgment applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, materially impair the ability of such Rollover Shareholder to perform his, her or its obligations hereunder, or (D) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on such Rollover Shareholder or his, her or its properties or assets.

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(d)	Litigation. As of the date hereof, there is no Action pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against any Rollover Shareholder or any other Person, that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of his, her or its obligations under this Agreement.

(e)	Reliance. Each Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.

(f)	Receipt of Information. Each Rollover Shareholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary, and to receive answers from representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares. Each Rollover Shareholder acknowledges that he, she or it has been advised to discuss with his, her or its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

6. Representations and Warranties of Parent. Parent represents and warrants to each Rollover Shareholder that:

(a)	Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)	Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (C) violate any Judgment applicable to Parent or any of Parent’s properties or assets, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, materially impair the ability of Parent to perform its obligations hereunder.

(c)	Issuance of Parent Shares. The Parent Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights.

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7. Termination. This Agreement, and the obligation of the Rollover Shareholders to agree to the cancellation of the Rollover Shares the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with Article VIII thereof; provided, however, that the Rollover Shareholders shall continue to have liability for breaches of this Agreement occurring prior to the termination of this Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the deposit of Rollover Shares provided under Section 3 hereof has already taken place, then Parent shall promptly return the Share Documents to the Rollover Shareholders at the address set forth on the signature pages hereunder and take all such actions as are necessary to restore the Rollover Shares to the position he, she or it was in with respect to ownership of the Rollover Shares prior to such deposit.

8. Further Assurances. Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary or as reasonably requested by Parent or the Company, to carry out the provisions of this Agreement.

9. Amendments and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and the consent of the Company.

10. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

11. Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) upon receipt if delivered personally, or if by facsimile, upon confirmation of receipt by facsimile, or if by electronic email transmission (so long as a receipt of such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice), (b) one (1) Business Day after being sent by express courier service, or (c) three (3) Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to a Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder’s name on the signature pages hereunder.

(ii)	If to Parent:

Crouching Tiger Holding Limited

c/o Yantai Jinzheng Eco-Technology Co., Ltd.

1 Ruida Road, Laishan District, Yantai City

Shandong Province 264000

People’s Republic of China

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with a copy (which shall not constitute notice) to:

DLA Piper

20th Floor, South Tower Beijing Kerry Center

No.1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

Attention: James Chang, Esq.

Facsimile: +86 10 8520 0700

E-mail: james.chang@dlapiper.com

12. Entire Agreement. This Agreement (together with the Merger Agreement and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

13. Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to enforce the terms hereof, including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this letter agreement by the parties hereto, in addition to any other remedy at law or equity.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law principles thereof.

15. Venue. Any Dispute arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect interpretation, performance or termination of this Agreement shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC then in force (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute which arises subsequent to the commencement of arbitration of any existing Dispute shall be resolved by the tribunal already appointed to hear the existing Dispute. The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

17. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

18. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of such provision had never been contained herein.

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19. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

20. Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile or in .pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

21. Headings. The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

22. No Presumption Against Drafting Party. Each of the parties to this Agreement hereby acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have signed or have cause this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorised as of the date first written above.

CROUCHING TIGER HOLDING LIMITED

By:	/s/ Li Yuebiao
	Name:	Li Yuebiao
	Title:	Director

[Signature Page to Rollover Agreement]

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Shareholder Name	Address	Shares

Li Yuebiao, holding the shares through Tigerwind Group Limited	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 1 Ruida Road, Laishan District, Yantai City, Shandong Province 264000, People’s Republic of China	2,900,000

Tigerwind Group Limited

By:	/s/ Li Yuebiao
	Name:	Li Yuebiao
	Title:	Director

Li Yuebiao

By:	/s/ Li Yuebiao
	Name:	Li Yuebiao

[Signature Page to Rollover Agreement]

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Shareholder Name	Address	Shares

Zhang Zhuo	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 1 Ruida Road, Laishan District, Yantai City, Shandong Province 264000, People’s Republic of China	1,900,000

Zhang Zhuo

By:	/s/ Zhang Zhuo
	Name:	Zhang Zhuo

[Signature Page to Rollover Agreement]

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Shareholder Name	Address	Shares

Sui Xiangqian, holding the shares through Forwater Holdings Limited	No.10, No.137 Sanma Road, Zhifu District, Yantai City, Shandong Province 264000, People’s Republic of China	400,000

Forwater Holdings Limited

By:	/s/ Sui Xiangqian
	Name:	Sui Xiangqian
	Title:	Director

Sui Xiangqian

By:	/s/ Sui Xiangqian
	Name:	Sui Xiangqian

[Signature Page to Rollover Agreement]

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ANNEX F: VOTING AGREEMENT

VOTING AGREEMENT

VOTING AGREEMENT, dated as of September 29, 2020 (this “Agreement”), by and among CROUCHING TIGER HOLDING LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and certain shareholders of NEWATER TECHNOLOGY INC., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”) listed on Appendix 2 of the Merger Agreement and the signature pages hereunder (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, Parent, GREEN FOREST HOLDING LIMITED, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are concurrently herewith entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which at the effective time under the Merger Agreement (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Shareholder Beneficially Owns the Shareholder Existing Shares (each such term as hereinafter defined); and

WHEREAS, concurrently with entering into the Merger Agreement, each Shareholder has agreed to enter into this Agreement, pursuant to which such Shareholder is agreeing, among other things, to vote all of the Securities (as hereinafter defined) it Beneficially Owns in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Certain Definitions. For the purposes of this Agreement:

(a)	“Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	“Securities” means the Shareholder Existing Shares together with any Shares and other securities of the Company which the Shareholder and/or any of his, her or its Affiliates acquires Beneficial Ownership of after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

(c)	“Shareholder Existing Shares” means the Shares as set forth on the signature pages hereunder. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term “Shareholder Existing Shares” will be deemed to refer to and include all such stock dividends and distributions and any shares into which or for which any or all of the Shareholder Existing Shares may be changed or exchanged as well as the Shareholder Existing Shares that remain.

Section 2. Representations and Warranties of Shareholder. Each Shareholder, severally and not jointly, hereby represents and warrants to Parent as follows:

(a)	Ownership of Shares. As of the date hereof and at all times prior to the termination of this Agreement, such Shareholder Beneficially Owns (and will Beneficially Own, unless any Shareholder Existing Shares are transferred pursuant to Section 6(a) hereof, and have good and valid title to) the Shareholder Existing Shares set forth opposite such Shareholder’s name on the signature pages hereunder. Such Shareholder has and will have at all times through the termination of this Agreement sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 7 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Shareholder Existing Shares set forth opposite such Shareholder’s name on the signature pages hereunder, with no limitations, qualifications or restrictions on such power, subject to applicable securities laws and the terms of this Agreement. As of the date hereof, neither such Shareholder nor any of his, her or its Affiliates Beneficially Owns any Securities other than the Shareholder Existing Shares set forth opposite such Shareholder’s name on the signature pages hereunder. None of the Shareholder Existing Shares of such Shareholder is the subject of any commitment, undertaking or agreement, contingent or otherwise, the terms of which relate to or could give rise to the transfer of any Shareholder Existing Shares or would affect in any way the ability of such Shareholder to perform his, her or its obligations as set out in this Agreement. Such Shareholder has not appointed or granted any proxy inconsistent with this Agreement with respect to the Securities.

(b)	Power; Binding Agreement; Authority. Such Shareholder has the legal capacity and authority to enter into this Agreement and to perform all of his, her or its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Such Shareholder has the requisite power to agree to all of the matters set forth in this Agreement with respect to the Securities he or she Beneficially Owns and the full authority to vote, transfer and hold all the Securities Beneficially Owns, with no limitations, qualifications or restrictions on such power, subject to applicable securities laws and the terms of this Agreement.

(c)	No Conflicts. None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of any of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof (i) violates any Law applicable to such Shareholder or any of such Shareholder’s properties or assets, (ii) results in or constitutes (with or without notice or lapse of time or both) any breach of or default under, or result in the creation of any lien or encumbrance or restriction on, such Shareholder or any of the Securities of such Shareholder, including pursuant to, any Contract to which such Shareholder is a party or by which the Securities of such Shareholder is bound or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except, with respect to clauses (i) through (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, materially impair the ability of such Shareholder to perform his, her or its obligations hereunder. There is no beneficiary, trustee or holder of a voting trust certificate or other interest in such Shareholder whose consent is required for the execution and delivery of this Agreement or the performance by such Shareholder of the obligations hereunder.

(d)	No Encumbrance. Except as permitted by this Agreement, such Shareholder Existing Shares are now and at all times during the term hereof will be, and the Securities acquired by such Shareholder prior to the termination of this Agreement will be, free and clear of all Liens, except for any such Liens arising hereunder or under applicable federal and state securities laws and/or Liens that are not material to the performance of any of its obligations under this Agreement by such Shareholder.

(e)	No Litigation. There is no Action outstanding, pending or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder or the Securities of such Shareholder at law or in equity before or by any Governmental Entity or any other Person that would reasonably be expected to materially impair the ability of such Shareholder to perform his, her or its obligations hereunder.

(f)	Opportunity to Review; Reliance. Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of his, her or its own choosing. Such Shareholder understands and acknowledges that Parent, Merger Sub, and the Company are entering into the Merger Agreement in reliance upon the execution, delivery and performance of this Agreement and such Shareholder’s representations, warranties and covenants hereunder.

Section 3. Representations and Warranties of Parent.

(a)	Parent hereby represents and warrants to each Shareholder that:

(i)	Power; Binding Agreement. Parent has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii)	No Conflicts. None of the execution and delivery of this Agreement by Parent, the consummation by Parent of any of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof (i) conflicts with, or results in any breach of, any provision of the memorandum and articles of association or other constitutional documents of Parent, (ii) violates any Law applicable to Parent, any of its subsidiaries or any of their respective properties or assets or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii) and (iii) where such violations or failures to make or obtain any filing with, or permit, authorization, consent or approval of, any Governmental Entity would not, individually or in the aggregate, materially impair the ability of Parent to perform this Agreement.

Section 4. Disclosure. Unless required by law or legal process, each Shareholder shall not, and shall cause his, her or its Affiliates and representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent and the Company. Each Shareholder (a) consents to and authorizes the publication and disclosure by Parent and the Company of such Shareholder’s identity and ownership of the Securities and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent or the Company reasonably determines in its good faith judgment is required to be disclosed by Law (including the rules and regulations of the SEC) in any press release, any Current Report on Form 6-K, the Proxy Statement, the Schedule 13E-3 and any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Entity in connection with the Merger Agreement (or the transactions contemplated thereby) and (b) agrees promptly to give to Parent and Company any information it may reasonably request for the preparation of any such documents.

Section 5. Additional Securities. Each Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with its terms, such Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Company of the number of any additional Securities acquired by such Shareholder after the date hereof.

Section 6. Transfer and Other Restrictions. Prior to the termination of this Agreement, each Shareholder hereby irrevocably and unconditionally agrees not to, and to cause each of his, her or its Affiliates not to, directly or indirectly:

(a)	except pursuant to the terms of the Merger Agreement or the Rollover Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or enter into a loan of (collectively, “transfer”), any or all of the Securities he, she or it Beneficially Owns or any interest therein, (i) except as provided in Section 7 hereof or (ii) unless each Person to which any of such Securities he, she or it Beneficially Owns (or any interest in any of such Securities) is or may be transferred shall have: (A) executed a counterpart of this Agreement and (B) agreed in writing to hold such Securities (or interest in such Securities) subject to all of the terms and provisions of this Agreement;

(b)	grant any proxy or power of attorney with respect to any of the Securities he, she or it Beneficially Owns, or deposit any of the Securities he, she or it Beneficially Owns into a voting trust or enter into a voting agreement or arrangement with respect to any such Securities except as provided in this Agreement; or

(c)	take any other action that would prevent or materially impair such Shareholder from performing any of his, her or its obligations under this Agreement or that would make any representation or warranty of such Shareholder hereunder untrue or incorrect or have the effect of preventing or materially impairing the performance by such Shareholder of any of his, her or its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company, Parent or Merger Sub of their respective obligations under the Merger Agreement or by any Shareholder of his, her or its obligations under this Agreement.

Any purported transfer in violation of this Section 6 shall be null and void.

Section 7. Voting of the Shares. Each Shareholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing unless and until termination of this Agreement in accordance with its terms or the Company Board (at the direction of the Independent Committee) or the Independent Committee has made a Company Adverse Recommendation in accordance with terms of the Merger Agreement, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the Shares, however called, each Shareholder and each of his, her or its Affiliates that acquires Beneficial Ownership of any Securities will appear at such meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Securities (i) in favor of the approval of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof, (ii) in favor of any matters necessary for the consummation of the transactions contemplated by the Merger Agreement, (iii) against the approval of any Acquisition Proposal or the approval of any other action contemplated by an Acquisition Proposal, (iv) against any action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interface with, delay or postpone, discourage or adversely affect the Merger Agreement or the transaction contemplated thereby, and (v) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement, or of any Shareholder contained in this Agreement.

Section 8. Proxy Card. Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written consent, if applicable) the Securities in accordance with Section 7 at the Shareholders’ Meeting. Each Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Securities, if any, are not irrevocable and such Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 8 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and is intended to be irrevocable prior to the termination of this Agreement in accordance with its terms. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 7 above.

Section 9. Termination. This Agreement shall terminate on the earliest to occur of: (a) termination of the Merger Agreement in accordance with its terms, (b) delivery of a written agreement of Parent and the Company (at the direction of the Independent Committee) to terminate this Agreement and (c) the Effective Time; provided, that the provisions set forth in Section 4 and Section 10 shall survive the termination of this Agreement; provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

Section 10. Miscellaneous.

(a)	Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

(b)	Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party, and each party’s respective heirs, beneficiaries, executors, representatives, successors and assigns.

(c)	Amendment; Modification and Waiver. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except (i) upon the execution and delivery of a written agreement executed by (A) each Shareholder, (B) Parent and (C) the Company, but only upon the approval of the Independent Committee, or (ii) permitted under Section 9.

(d)	No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incident of ownership of or with respect to any Securities. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to each Shareholder and his, her or its respective Affiliates, if any.

(e)	Interpretation. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including any schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement means each Shareholder and Parent. References to “US dollar,” “dollars,” “US$” or “$” in this Agreement are to the lawful currency of the United States of America.

(f)	Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing (in the English language) and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic email transmission (so long as a receipt of such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to a Shareholder to such Shareholder in accordance with the contact information set forth next to such Shareholder’s name on the signature pages hereunder.

(ii)	if to Parent, to:

Crouching Tiger Holding Limited

c/o Yantai Jinzheng Eco-Technology Co., Ltd.

1 Ruida Road, Laishan District, Yantai City

Shandong Province 264000

People’s Republic of China

with a copy (which shall not constitute notice) to:

DLA Piper

20th Floor, South Tower Beijing Kerry Center

No. 1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

Attention: James Chang, Esq.

Facsimile: +86 10 8520 0700

E-mail: james.chang@dlapiper.com

(g)	Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h)	Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any State of New York or United States federal court sitting in the Borough of Manhattan, the City of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief to which they are entitled at law or in equity, without the requirement to post bond or other security.

(i)	No Survival. None of the representations, warranties, covenants and agreements made in this Agreement shall survive the termination of the Agreement in accordance with its terms, except for the agreements in Section 4 and this Section 10.

(j)	No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to enforce the terms hereof, including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or equity.

(k)	Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of law principles.

(l)	Jurisdiction. The parties agree that any Action brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any State of New York or United States federal court sitting in the Borough of Manhattan, the City of New York. Each of the parties submits to the jurisdiction of any such court in any Action seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Action. Each party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum.

(m)	Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(n)	Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(o)	Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile or .pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart; provided, however, that if any Shareholder fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have signed or have cause this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorised as of the date first written above.

CROUCHING TIGER HOLDING LIMITED

By:	/s/ Li Yuebiao
Name: Li Yuebiao
Title: Director

[Signature Page to Voting Agreement]

Shareholder Name	Address	Shares
Li Yuebiao, holding the shares through Tigerwind Group Limited	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 1 Ruida Road, Laishan District, Yantai City, Shandong Province 264000, People’s Republic of China	2,900,000

Tigerwind Group Limited

By:	/s/ Li Yuebiao
Name: Li Yuebiao
Title: Director

Li Yuebiao

By:	/s/ Li Yuebiao
Name: Li Yuebiao

[Signature Page to Voting Agreement]

Shareholder Name	Address	Shares
Zhang Zhuo	c/o Yantai Jinzheng Eco-Technology Co., Ltd. 1 Ruida Road, Laishan District, Yantai City, Shandong Province 264000, People’s Republic of China	1,900,000

Zhang Zhuo

By:	/s/ Zhang Zhuo
Name: Zhang Zhuo

[Signature Page to Voting Agreement]

Shareholder Name	Address	Shares
Sui Xiangqian, holding the shares through Forwater Holdings Limited	No.10, No.137 Sanma Road, Zhifu District, Yantai City, Shandong Province 264000, People’s Republic of China	400,000

Forwater Holdings Limited

By:	/s/ Sui Xiangqian
Name: Sui Xiangqian
Title: Director

Sui Xiangqian

By:	/s/ Sui Xiangqian
Name: Sui Xiangqian

[Signature Page to Voting Agreement]

ANNEX G: LIMITED GUARANTEE

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of December 2, 2020 (this “Limited Guarantee”), by Mr. Li Yuebiao, Ms. Zhang Zhuo and Yancoal International (Holdings) Co., Limited (“Yancoal International”), the “Guarantors”, and each, a “Guarantor”), in favor of NEWATER TECHNOLOGY, INC., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Guaranteed Party”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

1. LIMITED GUARANTEE.   (a) To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated September 29, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among CROUCHING TIGER HOLDING LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), GREEN FOREST HOLDING LIMITED, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Guaranteed Party pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party surviving the merger as a wholly owned subsidiary of Parent, each Guarantor, intending to be legally bound, hereby absolutely, unconditionally, and irrevocably guarantees to the Guaranteed Party, severally but not jointly, as a primary obligor and not merely as a surety, the due and punctual payment, performance and discharge as and when due of the payment obligations of Parent with respect to the payment of such Guarantor’s respective Pro Rata Percentage (as defined in Section 16 below) of (i) the total Tier I Parent Termination Fee pursuant to Section 8.3(b) of the Merger Agreement and the total Tier II Parent Termination Fee pursuant to Section 8.3(c) of the Merger Agreement; and (ii) the total reimbursable expenses pursuant to Section 8.3(d) of the Merger Agreement (collectively, the “Guaranteed Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, in no event shall any Guarantor’s aggregate liability under this Limited Guarantee (exclusive of reimbursement of expenses and any other obligations, if applicable, pursuant to Section 1(b) hereof) exceed such Guarantor’s Pro Rata Percentage of the Guaranteed Obligations (the “Pro Rata Maximum Amount”). This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each Guarantor shall make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Limited Guarantee. Each Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guarantee.

(b) If Parent fails to fully and timely discharge any of the Guaranteed Obligations when due, then all of the Guarantors’ liabilities and obligations to the Guaranteed Party hereunder in respect of the Guaranteed Obligations shall, on demand, become immediately due and payable and each Guarantor hereby agrees to promptly fully perform and discharge, or to cause to be promptly fully performed or discharged, any such Guaranteed Obligations (subject to such Guarantor’s respective Pro Rata Maximum Amount, to the extent applicable). In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against any Guarantor for the full amount of the Guaranteed Obligations (subject to such Guarantor’s respective Pro Rata Maximum Amount, to the extent applicable), regardless of whether any action is brought against Parent, Merger Sub or any other Guarantor. Each Guarantor severally agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder, which amounts, if paid, will be in addition to the Guaranteed Obligations and not included within a determination of such Guarantor’s respective Pro Rata Maximum Amount, if (i) any Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) any Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that such Guarantor is required to make such payment hereunder.

(c) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with its specific terms or were otherwise breached, and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantors to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Each Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity (collectively, the “Prohibited Defenses”).

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2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect each Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to such Guaranteed Obligations as if such payment had not been made (subject to such Guarantor’s respective Pro Rata Maximum Amount, to the extent applicable). This Limited Guarantee is an unconditional guarantee of payment and not of collectability, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantors hereunder or to pursue any other remedy in the Guaranteed Party’s power whatsoever. Subject to the terms hereof, each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. Each Guarantor reserves the right to assert as a defense to such payment by the Guarantors under this Limited Guarantee any rights, remedies and defenses that Parent or Merger Sub may have with respect to payment of any Guaranteed Obligations under the Merger Agreement, other than defenses arising from bankruptcy or insolvency or Parent or Merger Sub and other defenses expressly waived herein.

3. CHANGES IN GUARANTEED OBLIGATIONS, CERTAIN WAIVERS.  Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of performance of any of the Guaranteed Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other Person without in any way impairing or affecting the Guarantors’ obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Each Guarantor agrees that his/her obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, any other Guarantor, or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement or any other agreement evidencing, securing or otherwise executed by Parent, Merger Sub and the Guaranteed Party in connection with any of the Guaranteed Obligations; (c) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantors with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, a discharge or release of Parent with respect to the Guaranteed Obligations under the Merger Agreement, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement) of the Guarantors or any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the limited partnership, limited liability company, corporate or other existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off, judgment or other right which any Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Guaranteed Obligations or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (h) any lack of authority of any officer, director or any other Person acting or purporting to act on behalf of Parent or Merger Sub, or any defect in the formation of Parent or Merger Sub; (i) any act or omission by Parent or Merger Sub which directly or indirectly results in or aids in the discharge or release of Parent or Merger Sub or any portion of the Guaranteed Obligations by operation of Law or otherwise; or (j) any lack of validity or enforceability of the Merger Agreement or of any other agreement or instrument referred to therein. To the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (other than notices required to be provided to Parent and Merger Sub under the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement, (y) in respect of a material breach by the Guaranteed Party of this Limited Guarantee or (z) in respect of fraud or willful misconduct of the Guaranteed Party or any of its Affiliates in connection with the Merger Agreement or this Limited Guarantee, including, without limitation, any event, condition or circumstance that might be construed to constitute, an equitable or legal discharge of each Guarantor’s obligations hereunder.). Each Guarantor acknowledges that he or she will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Each Guarantor hereby covenants and agrees that he or she shall not institute, directly or indirectly, and shall cause his or her Affiliates not to institute, directly or indirectly, any proceeding asserting or asserting as a defense in any proceeding, (i) the Prohibited Defenses or, (ii) subject to (x) the effects of insolvency, bankruptcy, reorganization or other similar proceedings and (y) general equitable principles (whether considered in a proceeding in equity or at law), that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause all of its Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby against any Guarantor or any Non-Recourse Party (as defined below), except for (1) claims against any Guarantor under this Limited Guarantee (subject to the limitations contained herein), (2) claims against Parent and Merger Sub to the extent permitted by the Merger Agreement (subject to the limitations contained therein), (3) claims seeking the Equity Financing to be funded to effect the consummation of the Merger, and (4) claims against the Rollover Shareholders pursuant to the terms of the Rollover Agreement and the Voting Agreement. The Guaranteed Party hereby agrees that to the extent Parent or Merger Sub is indefeasibly relieved of all or a portion of its payment obligations under the Merger Agreement (other than any discharge or release arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses waived hereby), each Guarantor shall be similarly relieved of his or her Guaranteed Obligations under this Limited Guarantee.

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4. NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other contracts shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time subject to the terms and provisions hereof. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent, Merger Sub or any other Guarantor shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5. NO SUBROGATION.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that such Guarantor may now have or hereafter acquire against Parent or Merger Sub with respect to any of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Limited Guarantee (subject to such Guarantor’s Pro Rata Maximum Amount, to the extent applicable), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable by such Guarantor under this Limited Guarantee (which shall be subject to such Guarantor’s Pro Rata Maximum Amount, to the extent applicable) shall have been paid in full in immediately available funds. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of all amounts payable by such Guarantor under this Limited Guarantee (which shall be subject to such Guarantor’s Pro Rata Maximum Amount, to the extent applicable), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied against all amounts payable by such Guarantor under this Limited Guarantee.

6. REPRESENTATIONS AND WARRANTIES.  Each Guarantor hereby represents and warrants that:

(a) such Guarantor is a resident of PRC and has the requisite capacity to execute, deliver and perform this Limited Guarantee;

(b) the execution and delivery of, and the performance under, this Limited Guarantee by such Guarantor (i) does not and will not violate any applicable Law, judgment or order binding on such Guarantor, (ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee by such Guarantor, (iii) does not and will not cause any Liens to be created or imposed upon any of such Guarantor’s assets or property or (iv) violate, conflict with, require consent under, or result in the breach of or loss of benefit under, or constitute a default under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under, any of the Contracts to which such Guarantor is a party or by which he/she or any of his/her property is or may be bound or affected;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(d) such Guarantor has the financial capacity to pay and perform his or her obligations under this Limited Guarantee in full, and all funds necessary for the Guarantor to fulfill his or her obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 9 hereof.

7. NO ASSIGNMENT.  The provisions of this Limited Guarantee shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Limited Guarantee nor any rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided that no assignment by either party shall relieve the assigning party of any of its obligations hereunder. Any purported assignment in violation of this Limited Guarantee will be null and void.

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8. NOTICES. All notices, requests, claims, demands and other communications under this Limited Guarantee shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by email or facsimile (to such number specified below or another number or numbers as such party may subsequently specify by proper notice under this Limited Guarantee), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8):

(a) If to the Guarantors:

Mr. Li Yuebiao and Ms. Zhang Zhuo

c/o Yantai Jinzheng Eco-Technology Co., Ltd.

1 Ruida Road, Laishan District, Yantai City

Shandong Province 264000

People’s Republic of China

+(86) 13953558666

with a copy to (which copy shall not constitute notice):

DLA Piper

20th Floor, South Tower Beijing Kerry Center

No.1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

Attention: James Chang, Esq.

Facsimile: +86 10 8520 0700

Email: james.chang@dlapiper.com

Yancoal International (Holding) Co., Limited

14/F One Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong Special Administration Region

People’s Republic of China

(b) If to the Guaranteed Party:

NEWATER TECHNOLOGY, INC.

c/o Yantai Jinzheng Eco-Technology Co., Ltd.

1 Ruida Road, Laishan District, Yantai City

Shandong Province 264003, PRC

with a copy to (which copy shall not constitute notice):

MagStone Law, LLP

1001 Avenue of the Americas, Suite 1105

New York, NY 10018, USA

Attention: Yue Li, Esq.

Facsimile: +1 (917) 732-7691

Email: markli@magstonelaw.com

9. CONTINUING GUARANTEE.  This Limited Guarantee shall remain in full force and effect and shall be binding on each Guarantor, his or her successors and assigns until all of the Guaranteed Obligations have been fully performed. Notwithstanding the foregoing, this Limited Guarantee shall terminate and each Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of: (i) the Effective Time, if the Closing occurs, (ii) the payment in full of the Guaranteed Obligations; and (iii) the date falling six(6) months from the date of the termination of the Merger Agreement in accordance with its terms if the Guaranteed Party has not presented a bona fide written claim for payment of any Guaranteed Obligation to any Guarantor by such date; provided that if the Guaranteed Party has presented such a bona fide written claim by such date, this Limited Guarantee shall terminate upon the date that such claim is finally resolved and payment in full of any amounts required to be paid in respect of such final resolution. If any payment or payments made by Parent or Merger Sub, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Guaranteed Obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

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10. NO RECOURSE. Each Guarantor shall have no obligations under or in connection with this Limited Guarantee except as expressly provided by this Limited Guarantee. No liability shall attach to, and no recourse shall be had by the Guaranteed Party, any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them, under any theory of liability (including, without limitation, by attempting to pierce a corporate or other veil or by attempting to compel any party to enforce any actual or purported right that they may have against any Person) against any former, current or future equity holders, controlling Person, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of any of Guarantor, Merger Sub or Parent, or any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of any of the foregoing, excluding however the Guarantors, Parent, Merger Sub, Rollover Shareholders and their respective successors and assigns (each, a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”) in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument executed or delivered in connection with this Limited Guarantee or the Merger Agreement or the transactions contemplated hereby or thereby, except for claims (i) against the Guarantors and their respective successors and assignees under and to the extent provided in this Limited Guarantee, the Share Subscription Agreement, and the Rollover Agreement, in each case, pursuant to the terms thereof, (ii) against Parent or Merger Sub under and to the extent provided in the Merger Agreement, and (iii) against Parent and the Rollover Shareholders under and to the extent provided in the Voting Agreement and the Rollover Agreement (the claims described in clauses (i) through (iii), collectively, the “Retained Claims”).

11. GOVERNING LAW; JURISDICTION. This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflict of Law principles thereof that would subject such matter to the Laws of another jurisdiction. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC (the “Rules”) in force at the relevant time and as may be amended by this Section 11. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 11, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Limited Guarantee is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 11(b) is only applicable to the seeking of interim injunctions and does not otherwise restrict the application of Section 11(a) in any way.

12. COUNTERPARTS. This Limited Guarantee may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement. This Limited Guarantee may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this Limited Guarantee is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

13. SEVERABILITY. The provisions of this Limited Guarantee shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Limited Guarantee or the application thereof to any Person or any circumstance is determined to be invalid, illegal, void or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Limited Guarantee may not be enforced against any Guarantor without giving effect to such Guarantor’s Pro Rata Maximum Amount, to the extent applicable, or the provisions set forth in Section 10 hereof. Upon such determination that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.

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14. NO THIRD PARTY BENEFICIARIES. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

15. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

16. SEVERAL LIABILITY. Notwithstanding anything to the contrary contained in this Limited Guarantee, the liability of each Guarantor hereunder shall be several but not joint, based upon its respective percentage as set forth opposite such Guarantor’s name below (“Pro Rata Percentage”).

Guarantor	Pro Rata Percentage
Mr. Yuebiao Li	33%
Mr. Zhuo Zhang	22%
Yancoal International	45%

17. MISCELLANEOUS.

(a) This Limited Guarantee, together with the Merger Agreement (including any schedules and exhibits thereto), constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand.

(b) The descriptive headings contained in this Limited Guarantee are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guarantee.

(c) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

[The remainder of this page is left blank intentionally]

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IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

NEWATER TECHNOLOGY, INC.

By:	/s/ Zhicun Chen
Name: Zhicun Chen
Title: Director

[Signature Page to Limited Guarantee]

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IN WITNESS WHEREOF, the Guarantors have executed and delivered this Limited Guarantee as of the date first written above.

Li Yuebiao

By:	/s/ Li Yuebiao

[Signature Page to Limited Guarantee]

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IN WITNESS WHEREOF, the Guarantors have executed and delivered this Limited Guarantee as of the date first written above.

Zhang Zhuo

By:	/s/ Zhang Zhuo

[Signature Page to Limited Guarantee]

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IN WITNESS WHEREOF, the Guarantors have executed and delivered this Limited Guarantee as of the date first written above.

Yancoal International (Holdings) Co., Limited

By:	/s/ Liu Jian
Name: Liu Jian
Title: Director

[Signature Page to Limited Guarantee]

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ANNEX H: SHARE SUBSCRIPTION AGREEMENT

Amended and restated

subscription Agreement

Dated as of December 2, 2020

Pure blue holding limited

- and -

Crouching Tiger Holding Limited

CONTENTS

1.	ISSUANCE OF SUBSCRIPTION SHARES; SUBSCRIPTION CLOSING	H-3

2.	Representations and Warranties of the Subscriber	H-4

3.	Representations and Warranties of Parent	H-5

4.	Termination; Unwinding Actions; Additional Agreement	H-8

5.	Miscellaneous.	H-8

SCHEDULE 1 : CAPITALIZATION TABLE OF PARENT		H-12

This AMENDED and RESTATED subscription Agreement (“Agreement”) is made on December 2, 2020,

BETWEEN:

(1)	pure blue holding limited, a company limited by shares incorporated under the laws of the British Virgin Islands (the “Subscriber” or “Pure Blue”), and;

(2)	CROUCHING TIGER HOLDING LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”).

BACKGROUND:

A	The Parent and the Subscriber entered into a Subscription Agreement (the “Original Subscription Agreement”) dated September 29, 2020 pursuant to which the Subscriber agreed to purchase certain shares of the Parent;

B	The parties intend for this Agreement to modify, amend and supersede the Original Subscription Agreement in accordance with the terms of this Agreement;

C

Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger, dated as of September 29, 2020, as amended (the “Merger Agreement”), by and among Parent, Green Forest Holding Limited, a BVI business company incorporated under the laws of the British Virgin Islands and wholly owned subsidiary of Parent (“Merger Sub”), and Newater Technology, Inc., a BVI business company incorporated under the laws of the British Virgin Islands (“Company”).

IT IS AGREED:

1.	ISSUANCE OF SUBSCRIPTION SHARES; SUBSCRIPTION CLOSING

1.1	Subject to the terms and conditions of this Agreement, at the Subscription Closing (as defined below), (i) Parent shall issue an aggregate number of 426,970 ordinary shares, par value US$0.001 per share (the “Ordinary Shares”), of Parent (as fully paid and non-assessable) to the Subscriber (the “Subscription Shares”), and (ii) in exchange for Parent issuing the Subscription Shares (as fully paid and non-assessable) to the Subscriber at the Subscription Closing, the Subscriber shall deliver, at the direction of Parent, an aggregate amount of US$ 1,558,440.50 (the “Purchase Price”) to the account designated by Parent in writing at least five (5) Business Days prior to the Subscription Closing as contribution from Parent for further payment to the paying agent to be appointed by the Parent and the Company (the “Paying Agent”).

1.2	The closing of the issuance and subscription of the Subscription Shares (the “Subscription Closing”) shall take place on or prior to the Closing at the offices of DLA Piper UK LLP, 20th Floor, South Tower Beijing Kerry Center, No.1 Guanghua Road, Chaoyang District, Beijing 100020, PRC and shall be subject to the satisfaction of the conditions set forth in clause 1.4 below. At the Subscription Closing, Parent shall deliver to the Subscriber (i) a certified true copy of Parent’s register of members, showing (a) the Subscriber as the registered holder of Subscription Shares, (b) Yancoal International (Holding) Co., Limited, a company limited by shares incorporated under the laws of the Hong Kong Special Administration Region (“Yancoal”), as the registered holder of 4,864,050 Ordinary Shares, (c) Gooden Sunrise Holding Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Gooden Sunrise”), as the registered holder of 2,217,980 Ordinary Shares, and (d) Forwater Holdings Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Forwater”), as the registered holder of 400,000 Ordinary Shares; and (ii) a share certificate representing the Subscription Shares in the name of the Subscriber.

1.3	For all purposes, including accounting and tax purposes, the Purchase Price shall be deemed to have been (a) paid by the Subscriber directly to Parent, (b) paid by Parent to the Paying Agent to fund a portion of the Exchange Fund in accordance with Section 3.2 of the Merger Agreement and pay certain fees and expenses in connection with the transactions contemplated thereby. Parent agrees that the delivery of the Purchase Price to the account designated by Parent in writing will constitute full and complete satisfaction of the Subscriber’s payment obligations under clause 1.1 of this Agreement.

1.4	The obligation of the Subscriber to purchase and pay for the Subscription Shares to be purchased by it at the Subscription Closing is subject to the following conditions:

(a)	each of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in Section 7.1 and Section 7.2 of the Merger Agreement as in effect from time to time shall have been satisfied or duly waived (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement);

(b)	the substantially simultaneous closing of the subscription agreement dated as of the date hereof by and between Gooden Sunrise and Parent in relation to 317,980 Ordinary Shares (the “Gooden Subscription Agreement”);

(c)	the substantially simultaneous closing of the subscription agreement dated as of the date hereof by and between Yancoal and Parent in relation to 4,864,050 Ordinary Shares (the “Yancoal Subscription Agreement”);

(d)	the substantially simultaneous closing of the Rollover Agreement dated as of September 29, 2020 by and among Parent, Company and Rollover Shareholders; and

(e)	the representations and warranties given by the Parent set out in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and as of the date of Subscription Closing as though made on and as of the date of Subscription Closing, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent to be so true and correct has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent to consummate the transactions contemplated hereby.

2.	Representations and Warranties of the Subscriber

The Subscriber hereby represents and warrants to Parent as of the Subscription Closing:

(a)	that it is acquiring the Subscription Shares purchased hereunder for its own account with the present intention of holding such shares for purposes of investment, and that it has no intention of selling such shares in a public distribution in violation of any applicable U.S. federal or state securities Laws;

(b)	that it is not resident in the United States and is acquiring the Subscription Shares in an offshore transaction under Rule 903 of the U.S. Securities Act of 1933, as amended (the “Securities Act”);

(c)	that it has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of an investment in Parent;

(d)	that it is able to bear the economic risks of an investment in the Subscription Shares;

(e)	that this Agreement has been duly executed and delivered by the Subscriber and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law); and

(f)	that the execution, delivery and performance of this Agreement by the Subscriber does not and will not violate any provision of the organizational and constitutional documents of the Subscriber.

3.	Representations and Warranties of Parent

Parent hereby represents and warrants to the Subscriber that:

3.1	Organization, Standing and Authority

Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Subscriber, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). Parent has made available to the Subscriber complete and correct copies of its organizational and constitutional documents and is not in violation of any of the provisions of its organizational and constitutional documents.

3.2	Consents and Approvals; No Violations

Except for the applicable requirements of the laws of the Cayman Islands:

(a)	no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby or thereby; and

(b)	neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby or thereby nor compliance by Parent with any of the provisions hereof or thereof shall:

(i)	conflict with or violate any provision of the organizational and constitutional documents of Parent;

(ii)	result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected; or

(iii)	violate any Law applicable to Parent or any of Parent’s properties or assets.

3.3	Issuance of Parent Shares

Upon the Subscription Closing, the Subscription Shares shall be duly authorized and validly issued to the Subscriber, fully paid and non-assessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights.

3.4	Capitalization of Parent

The authorized share capital of Parent consists of 50,000,000 Ordinary Shares. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and non-assessable. Immediately prior to the Subscription Closing and closing under the Rollover Agreement, except for 6 Ordinary Shares held by Pure Blue and 4 Ordinary Shares held by Gooden Sunrise, there are no outstanding:

(a)	shares of capital stock or voting securities of Parent;

(b)	securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent; or

(c)	options or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses 3.4(a), 3.4(b) and 3.4(c) being referred to collectively as the “Parent Securities”). Except as set forth in this Agreement, Gooden Subscription Agreement and the Yancoal Subscription Agreement, there are no outstanding obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any Parent Securities. Immediately following the Effective Time, there will be no outstanding Parent Securities other than as set forth in schedule 1.

3.5	Use of Proceeds

Parent shall use the Purchase Price exclusively for the purpose of funding a portion of the Exchange Fund in accordance with Section 3.2 of the Merger Agreement.

3.6	Operations of Parent

Parent has been formed solely for the purpose of engaging in the transactions contemplated in the Merger Agreement and prior to the Subscription Closing will have engaged in no other business activities and will have incurred no liabilities or obligations and will not be a part or subject to any Contract, in each case other than as contemplated herein or therein.

3.7	Ownership and Operation of Parent and Merger Sub

Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated in the Merger Agreement and prior to the Subscription Closing will have engaged in no other business activities and will have incurred no liabilities or obligations and will not be a party to any Contract, in each case other than as contemplated therein. All of the issued and outstanding capital stock of Merger Sub at the Subscription Closing and the Effective Time will be, owned directly by Parent.

3.8	No Other Ownership

Neither Parent nor Merger Sub owns, on record or beneficially, any equity or similar interest in, or any interest convertible or exchangeable for any equity or similar interest in, any Person, except that Parent owns 100% of the equity interests of Merger Sub free and clear of all Encumbrances, and if the transactions contemplated by the Merger Agreement are consummated on the terms set forth therein, Parent will own 100% of the equity interests of the Surviving Corporation pursuant to the Merger.

3.9	No Untrue Statement

No representation, warranty or statement by Parent in this Agreement, when read as a whole, contains any untrue or inaccurate statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

3.10	Foreign Issuer

Parent is a “foreign issuer” as such term is defined under Regulation S under the Securities Act, and as of the date hereof and as of the Subscription Closing, there is no “substantial US market interest” as such term is defined under Regulation S under the Securities Act, either with respect to the Subscription Shares or any Parent Securities. None of Parent, any of its controlled affiliates or any person acting on its or their behalf has offered or sold or will offer or sell the Subscription Shares by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act.

3.11	No Directed Selling Efforts

None of Parent, any of its controlled affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to any Subscription Shares in connection with the offer or sale of securities in the United States.

3.12	No Registration

The Subscription Shares will only be sold outside the United States in accordance with Regulation S. No registration of the Subscription Shares under the Securities Act is required for the issuance and subscription of Subscription Shares in the manner contemplated hereby. Neither Parent, nor any of its controlled affiliates, nor any person acting on its or their behalf has made or will make, directly or indirectly, offers or sales of any security, or has solicited or will solicit, directly or indirectly, offers to buy any security, under circumstances that would require the registration of the Subscription Shares under the Securities Act.

3.13	Absence of Litigation

As of the date hereof, (i) there is no action, suit, proceeding or investigation pending or, to the Parent’s knowledge, currently threatened against the Parent other than any such suit, claim, action, proceeding or investigation that would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the transactions contemplated by this Agreement, and (ii) the Parent is not subject to any judgment, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity or any order of any Governmental Entity that would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

4.	Termination; Unwinding Actions; Additional Agreement

4.1	Termination

This Agreement and the obligations of the parties hereunder will terminate automatically and immediately upon the valid termination of the Merger Agreement in accordance with Section 8.1 thereof.

4.2	Unwinding Actions.

If for any reason this Agreement is terminated in accordance with Section 4.1, Parent shall, and shall cause its Subsidiaries and, if applicable, the Paying Agent, to, promptly return the Purchase Price to the Subscriber at its account, and take all such actions as are necessary, including repurchase and/or cancellation of the Subscription Shares issued to the Subscriber under this Agreement, so as to restore the Subscriber to the position it was in with respect to the ownership and possession of the Subscription Shares and Purchase Price immediately prior to the Subscription Closing (such actions, the “Unwinding Actions”); and without limiting the generality of the foregoing, the parties hereto agree to take, and cause their Subsidiaries to take, all necessary actions, including any amendments to this Agreement, to implement the Unwinding Actions and reflect the purpose of the Unwinding Actions.

5.	Miscellaneous.

5.1	Amendments and Modification

This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto.

5.2	Waiver

No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

5.3	Notices

All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given:

(a)	on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail;

(b)	on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or

(c)	on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to the Subscriber:

Pure Blue Holding Limited

c/o Yantai Jinzheng Eco-Technology Co., Ltd.

1 Ruida Road, Laishan District, Yantai City

Shandong Province 264000

People’s Republic of China

with a copy (which shall not constitute notice) to

DLA Piper UK LLP

20th Floor, South Tower Beijing Kerry Center

No. 1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

Attention: James Chang, Esq.

Facsimile: +86 10 8520 0700

E-mail: james.chang@dlapiper.com

(ii)	If to Parent:

Crouching Tiger Holding Limited

c/o Yantai Jinzheng Eco-Technology Co., Ltd.

1 Ruida Road, Laishan District, Yantai City

Shandong Province 264000

People’s Republic of China

5.4	Entire Agreement

This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

5.5	Governing Law; Submission to Jurisdiction

(a)	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to its principles of conflict of laws;

(b)	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the parties’ rights and obligations hereunder (each, a “Dispute”) shall be referred to and finally resolved by arbitration (the “Arbitration”) administered by the Hong Kong International Arbitration Centre (“HKIAC”);

(c)	The Arbitration shall be procedurally governed by the HKIAC Administered Arbitration Rules as in force at the date on which the claimant party notifies the respondent party in writing (such notice, a “Notice of Arbitration”) of its intent to pursue Arbitration, which are deemed to be incorporated by reference and may be amended by this clause 5.5;

(d)	The seat and venue of the Arbitration shall be Hong Kong and the language of the Arbitration shall be English;

(e)	A Dispute subject to an Arbitration shall be determined by a panel of three arbitrators (the “Tribunal”). One (1) arbitrator shall be nominated by the claimant party (and to the extent that there is more than one claimant party, by mutual agreement among the claimant parties) and one (1) arbitrator shall be nominated by the respondent party (and to the extent that there is more than one respondent party, by mutual agreement among the respondent parties). The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators and shall act as the presiding arbitrator. If the claimant party or the respondent party fails to nominate its arbitrator within 30 days from the date of receipt of the Notice of Arbitration by the respondent party or the claimant and respondent parties’ nominated arbitrators fail to jointly nominate the presiding arbitrator within 30 days of the nomination of the respondent-nominated arbitrator, either party to the Dispute may request the Chairperson of the HKIAC to appoint such arbitrator; and

(f)	The parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties otherwise agree in writing. The arbitral award is final and binding upon the parties to the Arbitration.

5.6	Assignment; Successors

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.

5.7	Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

5.8	Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

5.9	Headings

The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

5.10	No Presumption Against Drafting Party

Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

5.11	Third Party Beneficiary

Nothing in this Agreement, express or implied, is intended to, nor does it, confer upon any person (other than Parent and the Subscriber) any rights or remedies under, or by reason of, or any rights (i) to enforce any provisions of this Agreement or (ii) to confer upon any person any rights or remedies against any person other than the parties hereof under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to enforce the terms hereof. In no event shall any of Parent’s creditors or any other person have any right to enforce this Agreement.

5.12	Survival

The representations and warranties set forth in Section 3 shall survive the Subscription Closing for 12 months after the Subscription Closing.

SCHEDULE 1: CAPITALIZATION TABLE OF PARENT

Ownership of Parent Securities immediately following the Subscription Closing

Name of Parent Shareholder	Consideration		Number of Ordinary Shares
Pure Blue	US$	1,561,341	3,326,970
Gooden Sunrise	US$	1,162,527	2,217,980
Forwater	US$	400	400,000
Yancoal	US$	17,753,783	4,864,050

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For and on behalf of

Pure Blue Holding Limited

By:	/s/ Li Yuebiao
Name:	Li Yuebiao
Title:	Director

[Signature Page to Pure Subscription Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For and on behalf of

Crouching Tiger Holding Limited

By:	/s/ Li Yuebiao
Name:	Li Yuebiao
Title:	Director

[Signature Page to Pure Subscription Agreement]

Amended and Restated

subscription Agreement

Dated as of December 2, 2020

Gooden sunrise holding limited

- and -

Crouching Tiger Holding Limited

CONTENTS

1.	ISSUANCE OF SUBSCRIPTION SHARES; SUBSCRIPTION CLOSING	H-17

2.	Representations and Warranties of the Subscriber	H-18

3.	Representations and Warranties of Parent	H-19

4.	Termination; Unwinding Actions; Additional Agreement	H-22

5.	Miscellaneous.	H-22

SCHEDULE 1 : CAPITALIZATION TABLE OF PARENT		H-26

This amended and restated subscription Agreement (“Agreement”) is made on December 2, 2020,

BETWEEN:

(1)	Gooden Sunrise Holding LImited, a company limited by shares incorporated under the laws of the British Virgin Islands (the “Subscriber” or “Gooden Sunrise”), and;

(2)	CROUCHING TIGER HOLDING LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”).

BACKGROUND:

A	The Parent and the Subscriber entered into a Subscription Agreement (the “Original Subscription Agreement”) dated September 29, 2020 pursuant to which the Subscriber agreed to purchase certain shares of the Parent;

B	The parties intend for this Agreement to modify, amend and supersede the Original Subscription Agreement in accordance with the terms of this Agreement;

C

Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger, dated as of September 29, 2020 as amended (the “Merger Agreement”), by and among Parent, Green Forest Holding Limited, a BVI business company incorporated under the laws of the British Virgin Islands and wholly owned subsidiary of Parent (“Merger Sub”), and Newater Technology, Inc., a BVI business company incorporated under the laws of the British Virgin Islands (“Company”).

IT IS AGREED:

1.	ISSUANCE OF SUBSCRIPTION SHARES; SUBSCRIPTION CLOSING

1.1	Subject to the terms and conditions of this Agreement, at the Subscription Closing (as defined below), (i) Parent shall issue an aggregate number of 317,980 ordinary shares, par value US$0.001 per share (the “Ordinary Shares”), of Parent (as fully paid and non-assessable) to the Subscriber (the “Subscription Shares”), and (ii) in exchange for Parent issuing the Subscription Shares (as fully paid and non-assessable) to the Subscriber at the Subscription Closing, the Subscriber shall deliver, at the direction of Parent, an aggregate amount of US$ 1,160,627 (the “Purchase Price”) to the account designated by Parent in writing at least five (5) Business Days prior to the Subscription Closing as contribution from Parent for further payment to the paying agent to be appointed by the Parent and the Company (the “Paying Agent”).

1.2	The closing of the issuance and subscription of the Subscription Shares (the “Subscription Closing”) shall take place on or prior to the Closing at the offices of DLA Piper UK LLP, 20th Floor, South Tower Beijing Kerry Center, No.1 Guanghua Road, Chaoyang District, Beijing 100020, PRC and shall be subject to the satisfaction of the conditions set forth in clause 1.4 below. At the Subscription Closing, Parent shall deliver to the Subscriber (i) a certified true copy of Parent’s register of members, showing (a) the Subscriber as the registered holder of its Subscription Shares, (b) Yancoal International (Holding) Co., Limited, a company limited by shares incorporated under the laws of the Hong Kong Special Administration Region (“Yancoal”), as the registered holder of 4,864,050 Ordinary Shares, (c) Pure Blue Holding Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Pure Blue”), as the registered holder of 3,326,970 Ordinary Shares, and (d) Forwater Holdings Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Forwater”), as the registered holder of 400,000 Ordinary Shares, and (ii) a share certificate representing the Subscription Shares in the name of the Subscriber.

1.3	For all purposes, including accounting and tax purposes, the Purchase Price shall be deemed to have been (a) paid by the Subscriber directly to Parent, (b) paid by Parent to the Paying Agent to fund a portion of the Exchange Fund in accordance with Section 3.2 of the Merger Agreement and pay certain fees and expenses in connection with the transactions contemplated thereby. Parent agrees that the delivery of the Purchase Price to the account designated by Parent in writing will constitute full and complete satisfaction of the Subscriber’s payment obligations under clause 1.1 of this Agreement.

1.4	The obligation of the Subscriber to purchase and pay for the Subscription Shares to be purchased by it at the Subscription Closing is subject to the following conditions:

(a)	each of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in Section 7.1 and Section 7.2 of the Merger Agreement as in effect from time to time shall have been satisfied or duly waived (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement);

(b)	the substantially simultaneous closing of the subscription agreement dated as of the date hereof by and between Pure Blue and Parent in relation to 426,970 Ordinary Shares (the “Pure Subscription Agreement”);

(c)	the substantially simultaneous closing of the subscription agreement dated as of the date hereof by and between Yancoal and Parent in relation to 4,864,050 Ordinary Shares (the “Yancoal Subscription Agreement”);

(d)	the substantially simultaneous closing of the Rollover Agreement dated as of September 29, 2020 by and among Parent, Company and Rollover Shareholders; and

(e)	the representations and warranties given by the Parent set out in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and as of the date of Subscription Closing as though made on and as of the date of Subscription Closing, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent to be so true and correct has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent to consummate the transactions contemplated hereby.

2.	Representations and Warranties of the Subscriber

The Subscriber hereby represents and warrants to Parent as of the Subscription Closing:

(a)	that it is acquiring the Subscription Shares purchased hereunder for its own account with the present intention of holding such shares for purposes of investment, and that it has no intention of selling such shares in a public distribution in violation of any applicable U.S. federal or state securities Laws;

(b)	that it is not resident in the United States and is acquiring the Subscription Shares in an offshore transaction under Rule 903 of the U.S. Securities Act of 1933, as amended (the “Securities Act”);

(c)	that it has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of an investment in Parent;

(d)	that it is able to bear the economic risks of an investment in the Subscription Shares;

(e)	that this Agreement has been duly executed and delivered by the Subscriber and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law); and

(f)	that the execution, delivery and performance of this Agreement by the Subscriber does not and will not violate any provision of the organizational and constitutional documents of the Subscriber.

3.	Representations and Warranties of Parent

Parent hereby represents and warrants to the Subscriber that:

3.1	Organization, Standing and Authority

Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Subscriber, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). Parent has made available to the Subscriber complete and correct copies of its organizational and constitutional documents and is not in violation of any of the provisions of its organizational and constitutional documents.

3.2	Consents and Approvals; No Violations

Except for the applicable requirements of the laws of the Cayman Islands:

(a)	no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby or thereby; and

(b)	neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby or thereby nor compliance by Parent with any of the provisions hereof or thereof shall:

(i)	conflict with or violate any provision of the organizational and constitutional documents of Parent;

(ii)	result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected; or

(iii)	violate any Law applicable to Parent or any of Parent’s properties or assets.

3.3	Issuance of Parent Shares

Upon the Subscription Closing, the Subscription Shares shall be duly authorized and validly issued to the Subscriber, fully paid and non-assessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights.

3.4	Capitalization of Parent

The authorized share capital of Parent consists of 50,000,000 Ordinary Shares. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and non-assessable. Immediately prior to the Subscription Closing and closing under the Rollover Agreement, except for 6 Ordinary Shares held by Pure Blue and 4 Ordinary Shares held by Gooden Sunrise, there are no outstanding:

(a)	shares of capital stock or voting securities of Parent;

(b)	securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent; or

(c)	options or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses 3.4(a), 3.4(b) and 3.4(c) being referred to collectively as the “Parent Securities”). Except as set forth in this Agreement, Yancoal Subscription Agreement and Pure Subscription Agreement, there are no outstanding obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any Parent Securities. Immediately following the Effective Time, there will be no outstanding Parent Securities other than as set forth in schedule 1.

3.5	Use of Proceeds

Parent shall use the Purchase Price exclusively for the purpose of funding a portion of the Exchange Fund in accordance with Section 3.2 of the Merger Agreement.

3.6	Operations of Parent

Parent has been formed solely for the purpose of engaging in the transactions contemplated in the Merger Agreement and prior to the Subscription Closing will have engaged in no other business activities and will have incurred no liabilities or obligations and will not be a part or subject to any Contract, in each case other than as contemplated herein or therein.

3.7	Ownership and Operation of Parent and Merger Sub

Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated in the Merger Agreement and prior to the Subscription Closing will have engaged in no other business activities and will have incurred no liabilities or obligations and will not be a party to any Contract, in each case other than as contemplated therein. All of the issued and outstanding capital stock of Merger Sub at the Subscription Closing and the Effective Time will be, owned directly by Parent.

3.8	No Other Ownership

Neither Parent nor Merger Sub owns, on record or beneficially, any equity or similar interest in, or any interest convertible or exchangeable for any equity or similar interest in, any Person, except that Parent owns 100% of the equity interests of Merger Sub free and clear of all Encumbrances, and if the transactions contemplated by the Merger Agreement are consummated on the terms set forth therein, Parent will own 100% of the equity interests of the Surviving Corporation pursuant to the Merger.

3.9	No Untrue Statement

No representation, warranty or statement by Parent in this Agreement, when read as a whole, contains any untrue or inaccurate statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

3.10	Foreign Issuer

Parent is a “foreign issuer” as such term is defined under Regulation S under the Securities Act, and as of the date hereof and as of the Subscription Closing, there is no “substantial US market interest” as such term is defined under Regulation S under the Securities Act, either with respect to the Subscription Shares or any Parent Securities. None of Parent, any of its controlled affiliates or any person acting on its or their behalf has offered or sold or will offer or sell the Subscription Shares by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act.

3.11	No Directed Selling Efforts

None of Parent, any of its controlled affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to any Subscription Shares in connection with the offer or sale of securities in the United States.

3.12	No Registration

The Subscription Shares will only be sold outside the United States in accordance with Regulation S. No registration of the Subscription Shares under the Securities Act is required for the issuance and subscription of Subscription Shares in the manner contemplated hereby. Neither Parent, nor any of its controlled affiliates, nor any person acting on its or their behalf has made or will make, directly or indirectly, offers or sales of any security, or has solicited or will solicit, directly or indirectly, offers to buy any security, under circumstances that would require the registration of the Subscription Shares under the Securities Act.

3.13	Absence of Litigation

As of the date hereof, (i) there is no action, suit, proceeding or investigation pending or, to the Parent’s knowledge, currently threatened against the Parent other than any such suit, claim, action, proceeding or investigation that would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the transactions contemplated by this Agreement, and (ii) the Parent is not subject to any judgment, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity or any order of any Governmental Entity that would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

4.	Termination; Unwinding Actions; Additional Agreement

4.1	Termination

This Agreement and the obligations of the parties hereunder will terminate automatically and immediately upon the valid termination of the Merger Agreement in accordance with Section 8.1 thereof.

4.2	Unwinding Actions.

If for any reason this Agreement is terminated in accordance with Section 4.1, Parent shall, and shall cause its Subsidiaries and, if applicable, the Paying Agent, to, promptly return the Purchase Price to the Subscriber at its account, and take all such actions as are necessary, including repurchase and/or cancellation of the Subscription Shares issued to the Subscriber under this Agreement, so as to restore the Subscriber to the position it was in with respect to the ownership and possession of the Subscription Shares and Purchase Price immediately prior to the Subscription Closing (such actions, the “Unwinding Actions”); and without limiting the generality of the foregoing, the parties hereto agree to take, and cause their Subsidiaries to take, all necessary actions, including any amendments to this Agreement, to implement the Unwinding Actions and reflect the purpose of the Unwinding Actions.

5.	Miscellaneous.

5.1	Amendments and Modification

This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto.

5.2	Waiver

No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

5.3	Notices

All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given:

(a)	on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail;

(b)	on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or

(c)	on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to the Subscriber:

Gooden Sunrise Holding Limited

c/o Yantai Jinzheng Eco-Technology Co., Ltd.

1 Ruida Road, Laishan District, Yantai City

Shandong Province 264000

People’s Republic of China

with a copy (which shall not constitute notice) to

DLA Piper UK LLP

20th Floor, South Tower Beijing Kerry Center

No. 1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

Attention: James Chang, Esq.

Facsimile: +86 10 8520 0700

E-mail: james.chang@dlapiper.com

(ii)	If to Parent:

Crouching Tiger Holding Limited

c/o Yantai Jinzheng Eco-Technology Co., Ltd.

1 Ruida Road, Laishan District, Yantai City

Shandong Province 264000

People’s Republic of China

5.4	Entire Agreement

This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

5.5	Governing Law; Submission to Jurisdiction

(a)	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to its principles of conflict of laws;

(b)	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the parties’ rights and obligations hereunder (each, a “Dispute”) shall be referred to and finally resolved by arbitration (the “Arbitration”) administered by the Hong Kong International Arbitration Centre (“HKIAC”);

(c)	The Arbitration shall be procedurally governed by the HKIAC Administered Arbitration Rules as in force at the date on which the claimant party notifies the respondent party in writing (such notice, a “Notice of Arbitration”) of its intent to pursue Arbitration, which are deemed to be incorporated by reference and may be amended by this clause 5.5;

(d)	The seat and venue of the Arbitration shall be Hong Kong and the language of the Arbitration shall be English;

(e)	A Dispute subject to an Arbitration shall be determined by a panel of three arbitrators (the “Tribunal”). One (1) arbitrator shall be nominated by the claimant party (and to the extent that there is more than one claimant party, by mutual agreement among the claimant parties) and one (1) arbitrator shall be nominated by the respondent party (and to the extent that there is more than one respondent party, by mutual agreement among the respondent parties). The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators and shall act as the presiding arbitrator. If the claimant party or the respondent party fails to nominate its arbitrator within 30 days from the date of receipt of the Notice of Arbitration by the respondent party or the claimant and respondent parties’ nominated arbitrators fail to jointly nominate the presiding arbitrator within 30 days of the nomination of the respondent-nominated arbitrator, either party to the Dispute may request the Chairperson of the HKIAC to appoint such arbitrator; and

(f)	The parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties otherwise agree in writing. The arbitral award is final and binding upon the parties to the Arbitration.

5.6	Assignment; Successors

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.

5.7	Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

5.8	Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

5.9	Headings

The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

5.10	No Presumption Against Drafting Party

Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

5.11	Third Party Beneficiary

Nothing in this Agreement, express or implied, is intended to, nor does it, confer upon any person (other than Parent and the Subscriber) any rights or remedies under, or by reason of, or any rights (i) to enforce any provisions of this Agreement or (ii) to confer upon any person any rights or remedies against any person other than the parties hereof under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to enforce the terms hereof. In no event shall any of Parent’s creditors or any other person have any right to enforce this Agreement.

5.12	Survival

The representations and warranties set forth in Section 3 shall survive the Subscription Closing for 12 months after the Subscription Closing.

SCHEDULE 1: CAPITALIZATION TABLE OF PARENT

Ownership of Parent Securities immediately following the Subscription Closing

Name of Parent Shareholder	Consideration		Number of Ordinary Shares
Pure Blue	US$	1,561,341	3,326,970
Gooden Sunrise	US$	1,162,527	2,217,980
Forwater	US$	400	400,000
Yancoal	US$	17,753,783	4,864,050

[Signature Pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For and on behalf of

Gooden Sunrise Holding Limited

By:	/s/ Zhang Zhuo
Name:	Zhang Zhuo
Title:	Director

[Signature Page to Gooden Subscription Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For and on behalf of

Crouching Tiger Holding Limited

By:	/s/ Li Yuebiao
Name:	Li Yuebiao
Title:	Director

[Signature Page to Gooden Subscription Agreement]

Executive

subscription Agreement

Dated as of December 2, 2020

yANCOAL INTERNATIONAL (HOLDING) CO., lIMITED

- and -

Crouching Tiger Holding Limited

CONTENTS

1.	ISSUANCE OF SUBSCRIPTION SHARES; SUBSCRIPTION CLOSING	H-31

2.	Representations and Warranties of the Subscriber	H-32

3.	Representations and Warranties of Parent	H-33

4.	Termination; Unwinding Actions; Additional Agreement	H-36

5.	Miscellaneous.	H-36

SCHEDULE 1 : CAPITALIZATION TABLE OF PARENT		H-40

This subscription Agreement (“Agreement”) is made on December 2, 2020

BETWEEN:

(1)	YANCOAL INTERNATIONAL (HOLDING) CO., LIMITED, (the “Subscriber” or “Yancoal”), a private company limited by shares incorporated under the laws of the Hong Kong Special Administration Region; and

(2)	CROUCHING TIGER HOLDING LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”).

BACKGROUND:

A

Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger, dated as of September 29, 2020 as amended (the “Merger Agreement”), by and among Parent, Green Forest Holding Limited, a BVI business company incorporated under the laws of the British Virgin Islands and wholly owned subsidiary of Parent (“Merger Sub”), and Newater Technology, Inc., a BVI business company incorporated under the laws of the British Virgin Islands (“Company”).

IT IS AGREED:

1.	ISSUANCE OF SUBSCRIPTION SHARES; SUBSCRIPTION CLOSING

1.1	Subject to the terms and conditions of this Agreement, at the Subscription Closing (as defined below), (i) Parent shall issue an aggregate number of 4,864,050 ordinary shares, par value US$0.001 per share (the “Ordinary Shares”), of Parent (as fully paid and non-assessable) to the Subscriber (the “Subscription Shares”), and (ii) in exchange for Parent issuing the Subscription Shares (as fully paid and non-assessable) to the Subscriber at the Subscription Closing, the Subscriber shall deliver, at the direction of Parent, an aggregate amount of US$17,753,783 (the “Purchase Price”) to the account designated by Parent in writing at least five (5) Business Days prior to the Subscription Closing as contribution from Parent for further payment to the paying agent to be appointed by the Parent and the Company (the “Paying Agent”).

1.2	The closing of the issuance and subscription of the Subscription Shares (the “Subscription Closing”) shall take place on or prior to the Closing at the offices of DLA Piper UK LLP, 20th Floor, South Tower Beijing Kerry Center, No.1 Guanghua Road, Chaoyang District, Beijing 100020, PRC and shall be subject to the satisfaction of the conditions set forth in clause 1.4 below. At the Subscription Closing, Parent shall deliver to the Subscriber (i) a certified true copy of Parent’s register of members, showing (a) the Subscriber as the registered holder of its Subscription Shares, (b) Gooden Sunrise Holding Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Gooden Sunrise”), as the registered holder of 2,217,980 Ordinary Shares, (c) Pure Blue Holding Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Pure Blue”), as the registered holder of 3,326,970 Ordinary Shares, (d) Forwater Holdings Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Forwater”), as the registered holder of 400,000 Ordinary Shares; and (ii) a share certificate representing the Subscription Shares in the name of the Subscriber.

1.3	For all purposes, including accounting and tax purposes, the Purchase Price shall be deemed to have been (a) paid by the Subscriber directly to Parent, (b) paid by Parent to the Paying Agent to fund a portion of the Exchange Fund in accordance with Section 3.2 of the Merger Agreement and pay certain fees and expenses in connection with the transactions contemplated thereby. Parent agrees that the delivery of the Purchase Price to the account designated by Parent in writing will constitute full and complete satisfaction of the Subscriber’s payment obligations under clause 1.1 of this Agreement.

1.4	The obligation of the Subscriber to purchase and pay for the Subscription Shares to be purchased by it at the Subscription Closing is subject to the following conditions:

(a)	each of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in Section 7.1 and Section 7.2 of the Merger Agreement as in effect from time to time shall have been satisfied or duly waived (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement);

(b)	the substantially simultaneous closing of the subscription agreement dated as of the date hereof by and between Gooden Sunrise and Parent in relation to 317,980 Ordinary Shares (the “Gooden Subscription Agreement”);

(c)	the substantially simultaneous closing of the subscription agreement dated as of the date hereof by and between Pure Blue and Parent in relation to 426,970 Ordinary Shares (the “Pure Subscription Agreement”);

(d)	the substantially simultaneous closing of the Rollover Agreement dated as of September 29, 2020 by and among Parent, Company and Rollover Shareholders; and

(e)	the representations and warranties given by the Parent set out in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and as of the date of Subscription Closing as though made on and as of the date of Subscription Closing, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent to be so true and correct has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent to consummate the transactions contemplated hereby.

2.	Representations and Warranties of the Subscriber

The Subscriber hereby represents and warrants to Parent as of the Subscription Closing:

(a)	that it is acquiring the Subscription Shares purchased hereunder for its own account with the present intention of holding such shares for purposes of investment, and that it has no intention of selling such shares in a public distribution in violation of any applicable U.S. federal or state securities Laws;

(b)	that it is not resident in the United States and is acquiring the Subscription Shares in an offshore transaction under Rule 903 of the U.S. Securities Act of 1933, as amended (the “Securities Act”);

(c)	that it has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of an investment in Parent;

(d)	that it is able to bear the economic risks of an investment in the Subscription Shares;

(e)	that this Agreement has been duly executed and delivered by the Subscriber and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law); and

(f)	that the execution, delivery and performance of this Agreement by the Subscriber does not and will not violate any provision of the organizational and constitutional documents of the Subscriber.

3.	Representations and Warranties of Parent

Parent hereby represents and warrants to the Subscriber that:

3.1	Organization, Standing and Authority

Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Subscriber, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). Parent has made available to the Subscriber complete and correct copies of its organizational and constitutional documents and is not in violation of any of the provisions of its organizational and constitutional documents.

3.2	Consents and Approvals; No Violations

Except for the applicable requirements of the laws of the Cayman Islands:

(a)	no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby or thereby; and

(b)	neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby or thereby nor compliance by Parent with any of the provisions hereof or thereof shall:

(i)	conflict with or violate any provision of the organizational and constitutional documents of Parent;

(ii)	result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected; or

(iii)	violate any Law applicable to Parent or any of Parent’s properties or assets.

3.3	Issuance of Parent Shares

Upon the Subscription Closing, the Subscription Shares shall be duly authorized and validly issued to the Subscriber, fully paid and non-assessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights.

3.4	Capitalization of Parent

The authorized share capital of Parent consists of 50,000,000 Ordinary Shares. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and non-assessable. Immediately prior to the Subscription Closing and closing under the Rollover Agreement, except for 6 Ordinary Shares held by Pure Blue and 4 Ordinary Shares held by Gooden Sunrise, there are no outstanding:

(a)	shares of capital stock or voting securities of Parent;

(b)	securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent; or

(c)	options or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses 3.4(a), 3.4(b) and 3.4(c) being referred to collectively as the “Parent Securities”). Except as set forth in this Agreement, Gooden Subscription Agreement and Pure Subscription Agreement, there are no outstanding obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any Parent Securities. Immediately following the Effective Time, there will be no outstanding Parent Securities other than as set forth in schedule 1.

3.5	Use of Proceeds

Parent shall use the Purchase Price exclusively for the purpose of funding a portion of the Exchange Fund in accordance with Section 3.2 of the Merger Agreement.

3.6	Operations of Parent

Parent has been formed solely for the purpose of engaging in the transactions contemplated in the Merger Agreement and prior to the Subscription Closing will have engaged in no other business activities and will have incurred no liabilities or obligations and will not be a part or subject to any Contract, in each case other than as contemplated herein or therein.

3.7	Ownership and Operation of Parent and Merger Sub

Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated in the Merger Agreement and prior to the Subscription Closing will have engaged in no other business activities and will have incurred no liabilities or obligations and will not be a party to any Contract, in each case other than as contemplated therein. All of the issued and outstanding capital stock of Merger Sub at the Subscription Closing and the Effective Time will be, owned directly by Parent.

3.8	No Other Ownership

Neither Parent nor Merger Sub owns, on record or beneficially, any equity or similar interest in, or any interest convertible or exchangeable for any equity or similar interest in, any Person, except that Parent owns 100% of the equity interests of Merger Sub free and clear of all Encumbrances, and if the transactions contemplated by the Merger Agreement are consummated on the terms set forth therein, Parent will own 100% of the equity interests of the Surviving Corporation pursuant to the Merger.

3.9	No Untrue Statement

No representation, warranty or statement by Parent in this Agreement, when read as a whole, contains any untrue or inaccurate statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

3.10	Foreign Issuer

Parent is a “foreign issuer” as such term is defined under Regulation S under the Securities Act, and as of the date hereof and as of the Subscription Closing, there is no “substantial US market interest” as such term is defined under Regulation S under the Securities Act, either with respect to the Subscription Shares or any Parent Securities. None of Parent, any of its controlled affiliates or any person acting on its or their behalf has offered or sold or will offer or sell the Subscription Shares by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act.

3.11	No Directed Selling Efforts

None of Parent, any of its controlled affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to any Subscription Shares in connection with the offer or sale of securities in the United States.

3.12	No Registration

The Subscription Shares will only be sold outside the United States in accordance with Regulation S. No registration of the Subscription Shares under the Securities Act is required for the issuance and subscription of Subscription Shares in the manner contemplated hereby. Neither Parent, nor any of its controlled affiliates, nor any person acting on its or their behalf has made or will make, directly or indirectly, offers or sales of any security, or has solicited or will solicit, directly or indirectly, offers to buy any security, under circumstances that would require the registration of the Subscription Shares under the Securities Act.

3.13	Absence of Litigation

As of the date hereof, (i) there is no action, suit, proceeding or investigation pending or, to the Parent’s knowledge, currently threatened against the Parent other than any such suit, claim, action, proceeding or investigation that would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the transactions contemplated by this Agreement, and (ii) the Parent is not subject to any judgment, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity or any order of any Governmental Entity that would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

4.	Termination; Unwinding Actions; Additional Agreement

4.1	Termination

This Agreement and the obligations of the parties hereunder will terminate automatically and immediately upon the valid termination of the Merger Agreement in accordance with Section 8.1 thereof.

4.2	Unwinding Actions.

If for any reason this Agreement is terminated in accordance with Section 4.1, Parent shall, and shall cause its Subsidiaries and, if applicable, the Paying Agent, to, promptly return the Purchase Price to the Subscriber at its account, and take all such actions as are necessary, including repurchase and/or cancellation of the Subscription Shares issued to the Subscriber under this Agreement, so as to restore the Subscriber to the position it was in with respect to the ownership and possession of the Subscription Shares and Purchase Price immediately prior to the Subscription Closing (such actions, the “Unwinding Actions”); and without limiting the generality of the foregoing, the parties hereto agree to take, and cause their Subsidiaries to take, all necessary actions, including any amendments to this Agreement, to implement the Unwinding Actions and reflect the purpose of the Unwinding Actions.

5.	Miscellaneous.

5.1	Amendments and Modification

This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto.

5.2	Waiver

No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

5.3	Notices

All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given:

(a)	on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail;

(b)	on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or

(c)	on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to the Subscriber:

Yancoal International (Holding) Co., Limited

14/F One Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong Special Administration Region

People’s Republic of China

(ii)	If to Parent:

Crouching Tiger Holding Limited

c/o Yantai Jinzheng Eco-Technology Co., Ltd.

1 Ruida Road, Laishan District, Yantai City

Shandong Province 264000

People’s Republic of China

5.4	Entire Agreement

This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

5.5	Governing Law; Submission to Jurisdiction

(a)	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to its principles of conflict of laws;

(b)	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the parties’ rights and obligations hereunder (each, a “Dispute”) shall be referred to and finally resolved by arbitration (the “Arbitration”) administered by the Hong Kong International Arbitration Centre (“HKIAC”);

(c)	The Arbitration shall be procedurally governed by the HKIAC Administered Arbitration Rules as in force at the date on which the claimant party notifies the respondent party in writing (such notice, a “Notice of Arbitration”) of its intent to pursue Arbitration, which are deemed to be incorporated by reference and may be amended by this clause 5.5;

(d)	The seat and venue of the Arbitration shall be Hong Kong and the language of the Arbitration shall be English;

(e)	A Dispute subject to an Arbitration shall be determined by a panel of three arbitrators (the “Tribunal”). One (1) arbitrator shall be nominated by the claimant party (and to the extent that there is more than one claimant party, by mutual agreement among the claimant parties) and one (1) arbitrator shall be nominated by the respondent party (and to the extent that there is more than one respondent party, by mutual agreement among the respondent parties). The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators and shall act as the presiding arbitrator. If the claimant party or the respondent party fails to nominate its arbitrator within 30 days from the date of receipt of the Notice of Arbitration by the respondent party or the claimant and respondent parties’ nominated arbitrators fail to jointly nominate the presiding arbitrator within 30 days of the nomination of the respondent-nominated arbitrator, either party to the Dispute may request the Chairperson of the HKIAC to appoint such arbitrator; and

(f)	The parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties otherwise agree in writing. The arbitral award is final and binding upon the parties to the Arbitration.

5.6	Assignment; Successors

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.

5.7	Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

5.8	Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

5.9	Headings

The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

5.10	No Presumption Against Drafting Party

Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

5.11	Third Party Beneficiary

Nothing in this Agreement, express or implied, is intended to, nor does it, confer upon any person (other than Parent and the Subscriber) any rights or remedies under, or by reason of, or any rights (i) to enforce any provisions of this Agreement or (ii) to confer upon any person any rights or remedies against any person other than the parties hereof under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to enforce the terms hereof. In no event shall any of Parent’s creditors or any other person have any right to enforce this Agreement.

5.12	Survival

The representations and warranties set forth in Section 3 shall survive the Subscription Closing for 12 months after the Subscription Closing.

SCHEDULE 1: CAPITALIZATION TABLE OF PARENT

Ownership of Parent Securities immediately following the Subscription Closing

Name of Parent Shareholder	Consideration		Number of Ordinary Shares
Pure Blue	US$	1,561,341	3,326,970
Gooden Sunrise	US$	1,162,527	2,217,980
Forwater	US$	400	400,000
Yancoal	US$	17,753,783	4,864,050

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For and on behalf of

YANCOAL INTERNATIONAL (HOLDING) CO., LIMITED

By:	/s/ Liu Jian
Name:	Liu Jian
Title:	Director

[Signature Page to Yancoal Subscription Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For and on behalf of

Crouching Tiger Holding Limited

By:	/s/ Li Yuebiao
Name:	Li Yuebiao
Title:	Director

[Signature Page to Yancoal Subscription Agreement]

ANNEX I: FORM OF PROXY CARD

PROXY CARD - SHAREHOLDERS ONLY

NEWATER TECHNOLOGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NEWATER TECHNOLOGY, INC. FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON _____, 2021

The undersigned shareholder of Newater Technology, Inc., a company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), hereby acknowledges receipt of the notice of an extraordinary general meeting of shareholders and proxy statement, each dated _____, 2021 and hereby appoints the chairman of the extraordinary general meeting as proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on _____, 2021 at __________ (Beijing Time) at the Company’s office at 1 Ruida Road, Laishan District, Yantai City, Shandong Province, People’s Republic of China and at any adjournment or adjournments thereof, and to vote all common shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of the proxy upon such other business as may properly come before the meeting, all as set forth in the notice of extraordinary general meeting and in the proxy statement furnished herewith.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals:

PROPOSAL 1: To adopt and approve the Agreement and Plan of Merger dated September 29, 2020 by and among Crouching Tiger Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Parent”), Green Forest Holding Limited, a company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by the Parent (the “Merger Sub”), and the Company, and the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act for the purpose of the merger, substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) (copies of such merger agreement and plan of merger being in the form attached to the proxy statement accompanying this notice, which will also be produced and made available for inspection at the meeting), pursuant to which the Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company, and the transactions contemplated by the merger agreement, including the merger.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 2: Instruct the Chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolutions in Proposal 1 above to be proposed at the extraordinary general meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The proxy is also authorized to vote your shares as he or she deems appropriate, in his or her sole discretion, upon such other business as may properly be presented at the Company’s special meeting of stockholders or any adjournment or postponement thereof.

Dated: ___________________________

Shareholder Name:	Co-Owner Name (if applicable):

Shareholder Signature	Co-Owner Signature

This Proxy Card must be signed by the person registered in the register of members at the close of business in the British Virgin Island on ________, 2021. In the case of a corporation, this Proxy Card must be executed by a duly authorized officer or attorney.